UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Newfield Exploration Company
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NEWFIELD EXPLORATION COMPANY
Houston, Texas

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 7, 2009

To the stockholders of Newfield Exploration Company:

Our 2009 annual meeting of stockholders will be held at 11:00 a.m., Central Daylight Time, on Thursday, May 7, 2009, in the Williams Resource Center Theater of our Mid-Continent office located at One Williams Center, Tulsa, Oklahoma, for the following purposes:

(1) to elect the 13 nominees for directors named in this Proxy Statement to serve until our 2010 annual meeting of stockholders;

(2) to approve the Newfield Exploration Company 2009 Omnibus Stock Plan;

(3) to approve the Newfield Exploration Company 2009 Non-Employee Director Restricted Stock Plan;

(4) to ratify the appointment of PricewaterhouseCoopers LLP, independent registered public accounting firm, as our independent auditors for the year ending December 31, 2009; and

(5) to transact any other business that may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

The close of business on March 10, 2009 has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the annual meeting or any adjournments or postponements of the meeting.  This Notice, Proxy Statement and the form of proxy/voting instruction card are first being sent or made available to stockholders on or about March 24, 2009.

You are cordially invited to attend the meeting.

By order of the Board of Directors,

                                /s/ John D. Marziotti

John D. Marziotti

Secretary

March 16, 2009

YOUR VOTE IS IMPORTANT You are urged to vote your shares via the Internet, our toll-free telephone number or by signing, dating and promptly returning your proxy card in the enclosed envelope.

NEWFIELD EXPLORATION COMPANY
363 N. Sam Houston Parkway E.
Suite 100
Houston, Texas 77060
(281) 847-6000
www.newfield.com

PROXY STATEMENT

For the 2009 Annual Meeting of Stockholders

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 7, 2009

The notice of the meeting, this Proxy Statement and our 2008 Annual Report (which includes our annual report on Form 10-K for the year ended December 31, 2008) are available at:

http://phx.corporate-ir.net/phoenix.zhtml?c=63798&p=proxy.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Who is soliciting my vote?

Newfield’s Board of Directors is soliciting your vote at our 2009 annual meeting of stockholders.

What is the purpose of the meeting?

The purpose of the meeting is to:

•	elect the 13 nominees for directors named in this Proxy Statement;

•	approve the Newfield Exploration Company 2009 Omnibus Stock Plan;

•	approve the Newfield Exploration Company 2009 Non-Employee Director Restricted Stock Plan;

•	ratify the selection of PricewaterhouseCoopers LLP, independent registered public accounting firm, as our independent auditors for the year ending December 31, 2009; and

•	transact any other business that may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on March 10, 2009, the record date for the meeting, are entitled to receive notice of and to vote at the meeting or any adjournments or postponements of the meeting.  Stockholders are entitled to one vote for each share of our common stock that they owned as of the record date.  Stockholders may not cumulate their votes in the election of directors.  On the record date, we had 132,565,744 shares of our common stock outstanding.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of our issued and outstanding shares of common stock entitled to vote will constitute a quorum at the meeting.  All shares of our common stock represented at the meeting, including shares for which proxies have been received but for which stockholders have abstained and broker non-votes, will be treated as present and entitled to vote for purposes of determining whether there is a quorum.

What are your Board’s recommendations?

Our Board recommends that you vote:

•	“FOR” each of the 13 nominees proposed in this Proxy Statement for election as directors;

•	“FOR” approval of the Newfield Exploration Company 2009 Omnibus Stock Plan;

•	“FOR” approval of the Newfield Exploration Company 2009 Non-Employee Director Restricted Stock Plan; and

•	“FOR” ratification of the selection of PricewaterhouseCoopers LLP, independent registered public accounting firm, as our independent auditors for the year ending December 31, 2009.

If any other matters are brought before the meeting, the proxy holders will vote as recommended by our Board.  If no recommendation is given, the proxy holders will vote in their discretion.

What vote is required to elect the directors and approve each proposal?

Under our Bylaws, to be elected as a director, each of the 13 nominees named in this Proxy Statement for election as directors must receive a majority of the votes cast, which means that the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee.

Under our Bylaws, the approval of each of (1) the Newfield Exploration Company 2009 Omnibus Stock Plan, (2) the Newfield Exploration Company 2009 Non-Employee Director Restricted Stock Plan and (3) the ratification of the appointment of the independent registered public accounting firm also requires a majority of the votes cast.  However, under New York Stock Exchange (“NYSE”) rules, the total votes cast in favor of each of the 2009 Omnibus Stock Plan and the 2009 Non-Employee Director Restricted Stock Plan must represent a majority of all issued and outstanding shares of our common stock entitled to vote on the proposal.

If my shares are held in “street name” by my broker, will my broker vote my shares for me?

If you are a beneficial owner and your broker holds your shares in its name (that is, in “street name”), your broker is permitted to vote your shares on the election of directors and the ratification of the appointment of the independent registered public accounting firm, even if your broker does not receive instructions from you.  Your broker may not vote on the 2009 Omnibus Stock Plan or the 2009 Non-Employee Director Restricted Stock Plan without instructions from you.  Without your voting instructions, a broker non-vote will occur with regard to those matters.

A broker non-vote will be counted for purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the approval of the 2009 Omnibus Stock Plan and the 2009 Non-Employee Director Restricted Stock Plan.  Broker non-votes will have no effect on the vote on the election of the 13 nominees for directors or the ratification of the appointment of the independent registered public accounting firm.

What if I abstain?

Abstentions are counted as present for purposes of determining a quorum.  If you abstain, it will have no effect on the election of the 13 nominees for directors or the ratification of the appointment of the independent registered public accounting firm.  However, if you abstain, it will have the same effect as a vote “AGAINST” the approval of the 2009 Omnibus Stock Plan and the 2009 Non-Employee Director Restricted Stock Plan.

How do I give voting instructions?

As described on the enclosed proxy card, proxies may be submitted:

•	over the Internet;
•	by telephone; or
•	by mail.

If you submit a proxy by telephone or the Internet or by returning a signed proxy card by mail, your shares will be voted as you indicate.  If you sign your proxy card without indicating your vote, your shares will be voted in accordance with the recommendations of our Board.

Proxies submitted over the Internet or by telephone must be received by 11:59 p.m. Eastern Daylight Time on May 6, 2009.

If you hold your Newfield shares in a brokerage account, your ability to vote over the Internet or by telephone depends on your broker’s voting process.  Please follow the directions on your proxy card or the voter instruction card from your broker carefully.

Even if you plan to attend the meeting, we encourage you to vote your shares by proxy.  If you plan to vote in person at the meeting and you hold your Newfield stock in street name, you must obtain a proxy or voter instruction card from your broker and bring that proxy to the meeting.

For participants in our 401(k) Plan, the plan permits you to direct the plan trustee on how to vote the Newfield common stock allocated to your account.  Your instructions to the plan trustee regarding how to vote your plan shares will be delivered via the enclosed proxy card, which may be returned as described on the enclosed proxy card:

•	over the Internet;
•	by telephone; or
•	by mail.

Your proxy for shares held in the 401(k) plan must be received by 11:59 p.m. Eastern Daylight Time on May 1, 2009.  The plan administrator will direct the trustee to vote shares as to which no instructions are received in proportion to voting directions received by the trustee from all plan participants who vote.

Can I change my vote?

Yes.  You may revoke or change a proxy before the vote is taken at the annual meeting by:

•	giving notice of the revocation in writing to our Secretary at 363 N. Sam Houston Parkway E., Suite 100, Houston, Texas 77060;
•	submitting another valid proxy by mail, telephone or over the Internet that is later dated and

o	if mailed, is properly signed; or
o	if submitted by telephone or over the Internet, is received by 11:59 p.m. Eastern Daylight Time on May 6, 2009;

•	voting in person at the meeting; or
•	if you have instructed your broker or other nominee to vote your shares, by following the directions received from your broker or nominee to change those instructions.

If your shares are held in our 401(k) plan, you also may revoke or change your proxy by submitting another valid proxy by mail, telephone or over the Internet that is later dated and, if mailed, is properly signed.  The new 401(k) plan participant proxy must be received by 11:59 p.m. Eastern Daylight Time on May 1, 2009.

Can I access Newfield’s Proxy Statement and Annual Report from the Internet?

Yes.  These documents are available at http://phx.corporate-ir.net/phoenix.zhtml?c=63798&p=proxy.

Can I receive these materials electronically in the future?

Yes.  You can also help us reduce future printing and mailing costs and the environmental impact by signing up to receive future Newfield stockholder communications electronically via email or the Internet.  With electronic delivery, you will receive documents such as our Annual Report and Proxy Statement as soon as they are available, without waiting for them to arrive in the mail.  Electronic delivery can also help us eliminate duplicate mailings.  To sign up for electronic delivery of future stockholder communications, please follow the instructions on the proxy card to vote using the Internet (at www.proxyvote.com) and, when prompted, indicate that you agree to receive or access future stockholder communications electronically.  Your electronic delivery enrollment will be effective until cancelled.

What is householding?

We have adopted a procedure approved by the Securities and Exchange Commission known as “householding.”  Under this procedure, multiple stockholders residing at the same address have the convenience of receiving a single copy of our Annual Report and Proxy Statement, unless they have notified us that they want to continue receiving multiple copies.  This allows us to save money by reducing the number of documents we print and mail, and helps reduce the environmental impact as well.

If you received a householded mailing this year and you would like to have additional copies of the Annual Report and/or Proxy Statement mailed to you, or you would like to revoke your consent to the householding of documents, please submit your request to Broadridge Financial Solutions, Inc. either by calling 1-800-542-1061 or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717.  If you received a householded mailing this year and would like to have additional copies mailed to you, Broadridge will promptly deliver the requested copies.  If you revoke your consent, you will begin to receive individual copies of future mailings within 30 days after we receive your revocation notice.

Unfortunately, householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm.  For example, if you and your spouse each have two accounts containing our common stock at two different brokerage firms, your household will receive two copies of our annual meeting materials—one from each brokerage firm.  To reduce the number of duplicate sets of materials your household receives, you may wish to enroll some or all of your accounts in our electronic delivery program.  See “Can I receive these materials electronically in the future?”

FORWARD-LOOKING STATEMENTS

      Some of the amounts set forth in this Proxy Statement in the disclosure regarding executive compensation are forward-looking statements within the meaning of the federal securities laws.  These amounts include estimates of future amounts payable under awards, plans and agreements or the present value of future amounts, as well as the estimated value at December 31, 2008 of awards the vesting of which will depend on performance over future periods.  Estimating future payments of this nature is necessarily subject to contingencies and uncertainties, many of which are difficult to predict.  In order to estimate amounts that may be paid in the future, we had to make assumptions as to a number of variables, which may, and in many cases will, differ from future actual conditions.  These variables include the price of our common stock, the date of termination of employment, final pay, interest rates, applicable tax rates and other assumptions.  Accordingly, amounts and awards paid out in future periods may vary from the related estimates and values set forth in this Proxy Statement.

ELECTION OF DIRECTORS

Proposal 1 on Proxy Card

The Nominating & Corporate Governance Committee of our Board has nominated the 13 persons named below for election as directors at our 2009 annual meeting of stockholders.  If elected, each director will serve until our 2010 annual meeting of stockholders and thereafter until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal.  Unless instructions to the contrary are given, all properly delivered proxies will be voted for the election of these 13 nominees as directors.

Our Bylaws require that each director receive a majority of the votes cast with respect to such director in uncontested elections (the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee).  All director nominees identified in the following list (other than Mr. Boothby) are currently serving on our Board.  If our stockholders do not elect a nominee who is serving as a director, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” Under our Bylaws, if a nominee who currently is serving as a director does not receive a sufficient number of votes for re-election, that director must submit an irrevocable resignation in writing to the Chairman of the Nominating & Corporate Governance Committee of our Board.  The Nominating & Corporate Governance Committee must make a recommendation to our Board regarding whether to accept or reject the resignation, or whether other action should be taken.  Our Board would then act on the Nominating & Corporate Governance Committee’s recommendation and, if the resignation is rejected, publicly disclose its decision and the rationale behind it within 90 days after the date that the election results were certified.

If any nominee is unable or unwilling to serve, the proxy holders will vote for such other person as may be nominated by the Nominating & Corporate Governance Committee.  Alternatively, our Board may reduce the size of the Board.  We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected as a director.

Nominees	Principal Occupation and Directorships	Director Since	Age as of March 1, 2009
David A. Trice	Chairman and Chief Executive Officer of Newfield Director, Hornbeck Offshore Services, Inc. and New Jersey Resources Corporation	2000	60
Lee K. Boothby	President of Newfield	―	47
Philip J. Burguieres	Chairman and Chief Executive Officer of EMC Holdings, LLC; Vice Chairman of Houston Texans; Chairman Emeritus, Weatherford International, Inc. Director, FMC Technologies, Inc.	1998	65
Pamela J. Gardner	President, Business Operations of Houston McLane Company d/b/a Houston Astros Baseball Club	2005	52
Dennis R. Hendrix	Retired Chairman of PanEnergy Corp. Director, Spectra Energy Corp.	1997	69
John Randolph Kemp III	Principal, The Kemp Company; Retired President, Exploration Production, Americas of Conoco Inc.	2003	64
J. Michael Lacey	Retired Senior Vice President – Exploration and Production of Devon Energy Corporation	2004	63
Joseph H. Netherland	Retired Chairman, President and Chief Executive Officer of FMC Technologies, Inc.	2004	62

Nominees	Principal Occupation and Directorships	Director Since	Age as of March 1, 2009
Howard H. Newman	President and Chief Executive Officer of Pine Brook Road Partners, LLC Director, SLM Corporation (known as “Sallie Mae”)	1990	61
Thomas G. Ricks	Chief Investment Officer of H&S Ventures L.L.C.	1992	55
Juanita F. Romans	Chief Executive Officer of Memorial Hermann – Texas Medical Center	2005	58
C. E. (Chuck) Shultz	Chairman and Chief Executive Officer of Dauntless Energy Inc. Chairman of Canadian Oil Sands Ltd. and Director, Enbridge Inc.	1994	69
J. Terry Strange	Retired Vice Chairman of KPMG, LLP Director, BearingPoint, Inc., Group 1 Automotive, Inc., New Jersey Resources Corporation and SLM Corporation (known as “Sallie Mae”)	2004	65

Each of the director nominees has been engaged in the principal occupation set forth opposite his or her name for the past five years except as follows:

Mr. Trice was named Chairman of the Board of our company in September 2004.  From October 2007 to February 5, 2009, Mr. Trice also served as President of our company.  Mr. Trice has announced that he will retire as our Chief Executive Officer at the annual meeting on May 7, 2009.

Mr. Boothby was promoted to his present position on February 5, 2009.  Our Board of Directors has announced that it expects to name Mr. Boothby to the additional role of Chief Executive Officer effective at the annual meeting on May 7, 2009.  Prior to February 5, 2009, Mr. Boothby served as Senior Vice President—Acquisitions & Business Development since October 2007.  He managed our Mid-Continent operations from February 2002 to October 2007, and was promoted from General Manager to Vice President in November 2004.

Mr. Netherland retired as Chairman of the Board of FMC Technologies, Inc. on December 31, 2008.  Mr. Netherland also served as President and Chief Executive Officer of FMC Technologies, Inc. from February 2001 to March 2006.

Mr. Newman has served as the President and Chief Executive Officer of Pine Brook Road Partners, LLC and its predecessor since April 2006.  Mr. Newman was a general partner of Warburg, Pincus & Co. from January 1987 to April 2005 and was Vice Chairman and Senior Advisor of Warburg Pincus LLC from January 2001 to April 2006.

Ms. Romans was Senior Vice President of Memorial Hermann Healthcare System and Chief Executive Officer of Memorial Hermann Hospital from January 2003 to June 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth beneficial ownership information with respect to our common stock as of March 1, 2009 for (1) each person known by us to own beneficially more than 5% of our outstanding common stock, (2) each of our directors and nominees for director, (3) each of our named executive officers referenced in the Summary Compensation Table, and (4) all of our directors and executive officers as a group.  Unless otherwise noted, each person listed below has sole voting and investment power with respect to the shares of our common stock listed below as beneficially owned by the person.

None of the shares beneficially owned by our executive officers or directors has been pledged as security for an obligation.  Our insider trading policy prohibits our executive officers and directors from holding Newfield securities in a margin account or pledging Newfield securities as collateral for a loan.

	Beneficial Ownership(1)
Name of Beneficial Owner	Shares	Percent
Holders of More Than 5%:
Wellington Management Company, LLP(2)	14,051,484	10.6

Executive Officers and Directors:
Lee K. Boothby	127,550	*
Philip J. Burguieres	20,863	*
George T. Dunn	159,586	*
Pamela J. Gardner	6,345	*
Dennis R. Hendrix	31,401	*
John Randolph Kemp III	10,853	*
J. Michael Lacey	7,341	*
Joseph H. Netherland	7,341	*
Howard H. Newman	178,079	*
Gary D. Packer	175,085	*
Terry W. Rathert	259,135	*
Thomas G. Ricks	12,569	*
Juanita F. Romans	6,345	*
C. E. (Chuck) Shultz	21,979	*
J. Terry Strange	7,341	*
David A. Trice	695,529	*
Executive officers and directors as a group (consisting of 28 persons)	2,557,475	1.9

* Less than 1%

(1)
The amounts shown include, as of March 1, 2009, (a) shares of common stock held under Newfield’s 401(k) plan for the accounts of participants, (b) shares of common stock held in a trust associated with Newfield’s deferred compensation plan, (c) shares of restricted stock and (d) shares of common stock that may be acquired within 60 days through the exercise of stock options.   The shares beneficially owned by Messrs. Boothby, Dunn, Packer, Rathert and Trice and by our executive officers and directors as a group include 6,000 shares, 3,600 shares, 53,000 shares, 90,000 shares, 225,000 shares and 549,800 shares, respectively, that may be acquired by such persons within 60 days through the exercise of stock options.  Until stock options are exercised, these individuals have neither voting nor investment power over the underlying shares of common stock.

(2)
Wellington, in its capacity as an investment adviser, may be deemed to beneficially own the indicated shares, which are held of record by clients of Wellington.  Wellington’s address is 75 State Street, Boston, MA 02109.  This information is based on Wellington’s most recent Statement on Schedule 13G.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and persons who own more than 10% of our common stock to file reports of beneficial ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”).  These persons are required by SEC rules to furnish us with copies of these reports.  Based solely on our review of the copies of these reports received by us and representations from certain reporting persons that they have complied with the relevant filing requirements, we believe that all such filing requirements were complied with during the year ended December 31, 2008.

CORPORATE GOVERNANCE

Set forth below in question and answer format is a discussion about our corporate governance policies and practices, some of which have been modified since last year’s annual meeting, and other matters relating to our Board and its committees.

General

Have you adopted corporate governance guidelines?

Yes.  Our Board has formally adopted corporate governance guidelines that address such matters as director qualification standards, director responsibilities, board committees, director access to management and independent advisors, director compensation, director orientation and continuing education, evaluation of our chief executive officer, management succession and performance evaluations of our Board and its committees.

Have you adopted a code of ethics and conduct?

Yes.  Our Board has formally adopted a corporate code of business conduct and ethics applicable to our directors, officers and employees.  Our corporate code includes a financial code of ethics applicable to our chief executive officer, chief financial officer and controller or chief accounting officer.

How can I view or obtain copies of your corporate governance materials?

The guidelines and codes mentioned above, as well as the charters for the Audit Committee, Compensation & Management Development Committee and Nominating & Corporate Governance Committee of our Board, are available on our website for viewing and printing.  Go to http://www.newfield.com and then to the “Corporate Governance — Overview” tab.  We also will provide stockholders with a free copy of these materials upon request.  Requests may be made by mail, telephone or the Internet as follows:

Newfield Exploration Company
Attention:  Investor Relations
363 N. Sam Houston Parkway E., Suite 100
Houston, Texas  77060
(281) 405-4284
http://www.newfield.com

Board of Directors

How many independent directors do you have?  How do you determine whether a director is independent?

Our Board has affirmatively determined that 11 of the 13 nominees for director are “independent” as that term is defined by NYSE rules.  In making this determination, our Board considered transactions and relationships between each director nominee or his or her immediate family and our company and its subsidiaries.  The purpose of this review by our Board was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent.  In the ordinary course of business during 2008, we entered into purchase and sale transactions for products and services with certain companies affiliated with members of our Board of Directors, as described below:

•
Mr. Burguieres is a director of FMC Technologies, Inc., and Mr. Netherland retired as Chairman of FMC Technologies in December 2008.  In 2008, we paid FMC Technologies and its subsidiaries approximately $7 million (net to our interest) for well head and other equipment.

•	Mr. Burguieres is a director of Weatherford International, Inc. In 2008, we paid Weatherford and its subsidiaries approximately $23 million (net to our interest) for various oilfield services.
•
Ms. Gardner was a member of the Advisory Board of JPMorgan Chase until February 2009.  JPMorgan Chase is the agent and a lender under our revolving credit facility.  We also are parties to commodity and interest rate hedge agreements with JPMorgan Chase.

•
Mr. Hendrix and Mr. Trice were directors of Grant Prideco, Inc. until the acquisition of Grant Prideco by National Oilwell Varco, Inc. in April 2008.  In 2008, we paid Grant Prideco approximately $103,000 (net to our interest) for oilfield tubulars.

•
Mr. Newman is a director of Phoenix Exploration Company LP.  In 2008, we paid Phoenix Exploration Company approximately $97,000 (net to our interest) as the operator of wells in which we own non-operated interests.

•	Mr. Shultz is a director of Enbridge Inc. In 2008, Enbridge and its subsidiaries paid us approximately $94 million (net to our interest) for purchases of natural gas from us.

In each case, the transactions were for less than 2% of the consolidated gross revenues of the director-affiliated company.  See also “Interests of Management and Others in Certain Transactions.”  We generally expect transactions of a similar nature to occur in 2009.

As a result of its review, our Board affirmatively determined, based on its understanding of such transactions and relationships, that all of the nominees for election as directors at the annual meeting are independent of our company under the standards set forth by the NYSE, with the exception of David A. Trice and Lee K. Boothby, both of whom are management employees of our company.  There are no family relationships between any of the nominees for director or between any nominee and any executive officer of our company.

How many times did your Board meet last year?

Our Board met in person or by telephone conference seven times during 2008.

Did any of your directors who served on your Board during 2008 attend fewer than 75% of the meetings of your Board and his or her assigned committees during 2008?

No.

Do you have a policy regarding director attendance at annual meetings of stockholders?

Yes.  Directors are expected to attend the annual meetings of stockholders.   All of our directors attended the 2008 annual meeting.

Do your non-management directors and independent directors meet in executive session?

Yes.  Our non-management directors and independent directors meet separately on a regular basis – usually at each regularly scheduled meeting of our Board.  All of our non-management directors are independent.  Our corporate governance guidelines provide that our independent directors will meet in executive session at least annually and more frequently as needed at the call of one or more of our independent directors.  Our corporate governance guidelines also provide that executive sessions will be presided over by our “Lead Director.”  C. E. (Chuck) Shultz has served as our Lead Director since July 2005.  If the Lead Director is not in attendance, these meetings will be presided over by the chairperson of the Nominating & Corporate Governance Committee or such other person chosen by vote of the non-management or independent directors, as applicable.

Can interested parties communicate directly with your non-management directors?

Yes.  We have established a toll-free Ethics Line so that investors, employees and other interested parties can anonymously report through a third party any practices thought to be in violation of our corporate governance policies.  The Ethics Line also can be used to make concerns known to our non-management directors (individually or as a group), including our Lead Director, on a direct and confidential basis.  The telephone number for the Ethics Line is 1-866-843-8694.  Additional information regarding the Ethics Line is available on our website at http://www.newfield.com under the tab “Corporate Governance — Overview.”

How are your directors compensated?

Only non-employee directors are compensated for serving as directors.  See “Non-Employee Director Compensation” beginning on page 39 for information about our non-employee director compensation.

Committees

Does your Board have any standing committees?

Yes.  Our Board presently has the following significant standing committees:

•	Audit Committee;

•	Compensation & Management Development Committee; and

•	Nominating & Corporate Governance Committee.

Each of these committees is composed entirely of independent directors.

Has your Board adopted charters for each of these committees?  If so, how can I view or obtain copies of them?

Yes.  Our Board has adopted a charter for each of these committees.  The charters are available on our website for viewing and printing.  Go to http://www.newfield.com and then to the “Corporate Governance — Overview” tab.  We also will provide stockholders with a free copy of the charters upon request.  See “How can I view or obtain copies of your corporate governance materials?” on page 8 for information about requesting copies from us.

Audit Committee

What does the Audit Committee do?

The primary purposes of the committee are:

•	appointing, retaining and terminating our independent auditors;

•	monitoring the integrity of our financial statements and financial reporting processes and systems of internal control;

•	evaluating the qualifications and independence of our independent auditors;

•	evaluating the performance of our internal audit function and independent auditors; and

•	monitoring our compliance with legal and regulatory requirements.

The Audit Committee also prepares a report each year in conformity with the rules of the SEC for inclusion in our annual proxy statement.

Who are the members of the committee?

The committee currently consists of Pamela J. Gardner, John Randolph Kemp III, Thomas G. Ricks, Juanita F. Romans and J. Terry Strange, with Mr. Ricks serving as chairman.  Mr. Strange also serves on the audit committees of BearingPoint, Inc., Group 1 Automotive, Inc., New Jersey Resources Corporation and SLM Corporation.  Our Board has determined that such simultaneous service on these other audit committees and on our Audit Committee would not impair the ability of Mr. Strange to serve effectively on our Audit Committee.

Does the committee have an audit committee financial expert?

Yes.  Our Board has determined that each of Messrs. Ricks and Strange meets the qualifications of an “audit committee financial expert” as defined by SEC regulations.  Our Board has determined that each of Messrs. Ricks and Strange is independent under the standards set forth by the NYSE.

How many times did the committee meet last year?

The committee held six meetings in person or by telephone conference during 2008.

Compensation & Management Development Committee

What does the Compensation & Management Development Committee do?

The primary purposes of the committee are:

•	reviewing, evaluating, modifying and approving the compensation of our executive officers and other key employees;

•	producing a report on executive compensation each year for inclusion in our annual proxy statement;

•	overseeing the evaluation and development of the management of our company; and

•	overseeing succession planning for our chief executive and other senior executive officers.

The committee has the sole authority to oversee the administration of compensation programs applicable to all of our employees, including executive officers.  The committee may delegate some or all of its authority to subcommittees when it deems appropriate.

Who are the members of the committee?

The committee currently consists of Philip J. Burguieres, Dennis R. Hendrix, John Randolph Kemp III, J. Michael Lacey, Joseph H. Netherland and C. E. (Chuck) Shultz, with Mr. Shultz serving as chairman.

How many times did the committee meet last year?

The committee held five meetings in person or by telephone conference during 2008.

What are the committee’s processes and procedures for consideration and determination of executive compensation?

Executive compensation is reviewed at least annually by the committee.  The committee generally makes all decisions regarding the compensation of our executive officers at its regularly scheduled meeting in February of each year.  These decisions include adjustments to base salary, grants of current and long-term cash awards under our incentive compensation plan and grants of long-term equity awards.  The committee also makes compensation adjustments as necessary at other times during the year in the case of promotions, changes in employment status and for competitive purposes.  The committee may delegate some or all of its authority to subcommittees when it deems appropriate.  See “Executive Compensation — Compensation Discussion and Analysis — Compensation Process” beginning on page 15 for more information regarding the committee’s processes and procedures for consideration and determination of executive compensation.

Nominating & Corporate Governance Committee

What does the Nominating & Corporate Governance Committee do?

The primary purposes of the committee are:

•	advising our Board about the appropriate composition of the Board and its committees;

•	evaluating potential or suggested director nominees and identifying individuals qualified to be directors;

•	nominating directors for election at our annual meetings of stockholders or for appointment to fill vacancies;

•	recommending to our Board the directors to serve as members of each committee of our Board and the individual members to serve as chairpersons of the committees;

•	approving the compensation structure for all non-employee directors;

•
advising our Board about corporate governance practices, developing and recommending to the Board appropriate corporate governance practices and policies and assisting the Board in implementing those practices and policies;

•	overseeing the evaluation of our Board and its committees through an annual performance review; and

•	overseeing the new director orientation program and the continuing education program for all directors.

Who are the members of the committee?

The committee currently consists of Philip J. Burguieres, Pamela J. Gardner, Dennis R. Hendrix, Joseph H. Netherland, Howard H. Newman, Thomas G. Ricks, Juanita F. Romans and J. Terry Strange, with Mr. Hendrix serving as chairman.

How many times did the committee meet last year?

The committee held three meetings in person or by telephone conference during 2008.

What processes and guidelines does the committee follow when considering a director nominee for a position on your Board?

Annually, the committee considers each director candidate and the advisability or need for any changes in the number of directors or composition of the Board and recommends any proposed changes to our Board for full discussion and approval.  The committee is responsible for identifying individuals qualified to become directors and for evaluating potential or suggested director nominees.  The committee has the authority to retain a search firm to help identify director candidates, with the functions of the firm determined by the committee at the time.  Although the committee has not established written criteria or a set of specific minimum qualifications, our corporate governance guidelines provide that any assessment of a potential director nominee will include the individual’s qualification as independent, as well as consideration of his or her background, ability, judgment, skills and experience in the context of the needs of our Board.  The committee is likely to consider whether a prospective nominee has relevant business or financial experience or a specialized expertise.  Our corporate governance guidelines also provide that a person must be age 71 or younger to be eligible for nomination as a director.  The committee generally intends to use the same process to evaluate candidates recommended by stockholders as it uses to evaluate other director candidates.  However, if a candidate is recommended by a specific stockholder or a group of stockholders, the committee would evaluate the candidate to assess whether the candidate could impartially represent the interests of all stockholders in perpetuating a successful business without unduly favoring the particular interests of the recommending stockholder or group of stockholders.

Does the committee consider candidates for your Board submitted by stockholders and, if so, what are the procedures for submitting such recommendations?

Yes.  As provided in the committee’s charter, it is the committee’s policy to consider suggestions from many sources, including stockholders, regarding possible candidates for director.  If a stockholder wants the Nominating & Corporate Governance Committee to consider a possible candidate for director, the name of the possible candidate, together with appropriate biographical information, should be submitted to the Chairman of the Nominating & Corporate Governance Committee, c/o John D. Marziotti, Secretary, Newfield Exploration Company, 363 N. Sam Houston Parkway E., Suite 100, Houston, Texas 77060.  Stockholders who wish to propose a matter for action at a stockholders’ meeting, including the nomination of directors, must comply with the provisions of our Bylaws that are described in this Proxy Statement in the section entitled “Stockholder Proposals for 2010 Annual Meeting and Director Nominations.”

What are the committee’s processes and procedures for consideration and determination of director compensation?

The committee has the sole authority to approve the compensation structure for all of our non-employee directors.  The committee may delegate some or all of its authority to subcommittees when it deems appropriate.

Director compensation is reviewed at least annually by the committee.  The committee seeks to set director compensation at an adequate level to compensate directors for their time and effort expended in satisfying their obligations to us without jeopardizing their independence.

Historically, when considering changes to non-employee director compensation, the committee has obtained industry data regarding director compensation to assist the committee with its evaluation of whether our non-employee director compensation is commensurate with peer companies in our industry and is adequate compensation for their service on our Board.  In February 2008 and February 2009, the committee determined that no changes to director compensation were necessary at those times.

COMPENSATION & MANAGEMENT DEVELOPMENT COMMITTEE REPORT

The Compensation & Management Development Committee of the Newfield Board of Directors currently consists of the six directors whose names appear below.  Each member of the committee is “independent” as defined in the NYSE’s listing standards.  The primary purposes of the committee are:

•	reviewing, evaluating, modifying and approving the compensation of Newfield’s executive officers and other key employees;

•	producing a report on executive compensation each year for inclusion in Newfield’s proxy statement for its annual meeting of stockholders;

•	overseeing the evaluation and development of Newfield’s management; and

•	overseeing succession planning for Newfield’s chief executive and other senior executive officers.

The committee performs the specific functions set forth in its charter, which is available on Newfield’s website.  Go to http://www.newfield.com and then to the “Corporate Governance — Overview” tab.

The committee has reviewed and discussed with Newfield’s management the Compensation Discussion and Analysis included in this Proxy Statement.  Based on this review and discussion, the committee recommended to the Board of Directors of Newfield that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is submitted on behalf of the Compensation & Management Development Committee.

C. E. (Chuck) Shultz, Chairman
Philip J. Burguieres
Dennis R. Hendrix
John Randolph Kemp III
J. Michael Lacey
Joseph H. Netherland

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Compensation & Management Development Committee oversees the administration of compensation programs applicable to all of our employees, including our executive officers.  The committee generally makes all decisions regarding the compensation of our executive officers at its regularly scheduled meeting in February of each year.  These decisions include adjustments to base salary, grants of current and long-term cash awards under our incentive compensation plan and grants of long-term equity awards.  The committee also makes compensation adjustments as necessary at other times during the year in the case of promotions, changes in employment status and for competitive purposes.

Compensation Objectives.  Our compensation program is designed to attract and retain key employees and encourage growth in long-term stockholder value.  The oil and gas industry has experienced robust conditions in recent years.  Despite the recent downturn in commodity prices, the competition for geoscientists, petroleum engineers and other talented employees has remained strong.  We believe that it is imperative that we maintain highly competitive compensation programs to attract and retain quality personnel.

The cornerstone of our compensation program at all levels is “pay for performance.”  We measure performance at individual and corporate levels.  To achieve our objectives, we have structured our compensation program for executive officers to include a base salary, current and long-term cash awards under our performance-based incentive compensation plan and grants of long-term equity awards.

Historically, we have set base salaries for our executive officers below the median for comparable positions at a selected group of peer companies in our industry.  This places a large percentage of our executive officers’ compensation “at risk” under our performance-based incentive compensation plan, which is consistent with our pay for performance philosophy.

Our incentive compensation plan is designed to reward profitability and also to reward individual performance.  Individual awards are granted based upon an executive’s impact during the year and his or her overall value to our company.  In determining overall value, we take into account long-term performance, leadership, mentoring skills and other intangible qualities that contribute to corporate and individual success.

Awards under our incentive compensation plan generally exceed industry average bonuses.  Since we set base salaries below the median for comparable positions at peer companies in our industry, we use current awards under our incentive compensation plan to keep the current cash compensation for our executive officers competitive with our industry peers and to balance the total cash portion of our compensation package when justified by performance.  We use long-term cash awards under our incentive compensation plan and grants of long-term equity awards as retention incentives for employees and as an attempt to remain competitive with awards granted to persons in comparable positions for comparable performance in our industry. Usually, a significant portion of the awards granted to our executive officers under our incentive compensation plan are long-term cash awards that are paid out in four equal annual installments.  With exceptions for death, disability, qualified retirement and change of control, executives are entitled to long-term awards only if they remain employed by us through the date of payment of the awards.  We use these long-term awards, along with grants of long-term equity awards, as incentives to retain our executives and to align their interests with the interests of our stockholders.

We take into account the following items of corporate performance in making compensation decisions for our executive officers:

•	our financial and operational performance for the year measured against our budget, after taking into account industry conditions, and against our peers;

•	capital efficient growth of oil and natural gas reserves and production as measured against annual goals and objectives;

•	projected future growth through the development of existing projects, the creation and capture of new oil and gas plays and the potential for new transactions;

•	total return to our stockholders as compared to our peers;

•	leadership and representation of our company; and

•	contribution to the overall success of our company.

Compensation Process.  The committee has the sole authority to oversee the administration of compensation programs applicable to all of our employees, including executive officers.  The managers of our operating and service units (most of whom are executive officers) are primarily responsible for evaluating and making recommendations regarding annual incentive compensation and equity awards with respect to those employees assigned to their respective units.  These recommendations are reviewed by an executive team consisting of our chief executive officer and several other senior executive officers.  After preparing his own evaluation of each unit manager and the other executive officers, our chief executive officer makes recommendations to the committee.  The committee has retained Hewitt Associates LLC, a consulting firm, to assist it in compensation matters.  Hewitt reports exclusively to the committee, which has sole authority to retain any compensation consultant to be used to assist in the evaluation of chief executive officer or senior executive compensation.

Role of Consultant.  Hewitt assists the committee and our chief executive officer in developing a competitive total compensation program that is consistent with our philosophy of “pay for performance” and that will allow us to attract and retain top executives.  Hewitt’s services include providing an annual comprehensive evaluation of the compensation of our top executive officers and their counterparts at peer companies.  The evaluation consists of a comparison of each element of compensation and a comparison of total compensation, which we consider to include salary, current and long-term cash incentive awards and long-term equity awards.  From time to time as requested by the committee, Hewitt also provides the committee with assistance in the redesign of compensation and benefit programs and ongoing support with respect to regulatory and other considerations impacting compensation and benefit programs.  Hewitt attended or participated in four committee meetings during 2008.

Chief Executive Officer.  Our chief executive officer provides the committee with an evaluation of his performance that is based, in large part, upon the items listed above.  The committee evaluates our chief executive officer on these and other criteria.  Our chief executive officer will be retiring in May 2009, after serving as President at times since May 1999, as chief executive officer since February 2000 and as chairman since September 2004.  The committee reviewed his achievements during this tenure and considered his accomplishments and contributions in determining his incentive compensation award for 2008.  The total compensation package for our chief executive officer is determined based on the committee’s evaluation and input from Hewitt.  This package reflects his performance, the performance of our company and competitive industry practices.

Other Executive Officers.  Our chief executive officer makes recommendations to the committee on all compensation actions (other than his own compensation) affecting our executive officers.  In developing his recommendation for an executive officer, our chief executive officer considers the self-evaluation prepared by the executive officer, the recommendations of our executive team to the extent applicable, input from Hewitt and his own evaluation.  Our chief executive officer’s evaluation includes an assessment of the impact that the executive officer has had on our company during the award year and the executive officer’s overall value to the company as a senior leader.  The assessment covers leadership and management capability, potential for future advancement and contributions to the long-term success of our company.

The committee is provided with the self-evaluations of the executive officers and a summary of our chief executive officer’s evaluation of their performance and contributions to the company.  Hewitt reviews and provides comments to the committee on our chief executive officer’s recommendations.  The committee considers the information and recommendations provided by our chief executive officer and Hewitt when it establishes base salaries, current and long-term cash awards under our incentive compensation plan and grants of long-term equity awards.

In November 2007, Hewitt provided its evaluation to the committee for use in the February 2008 compensation review process at which base salaries and grants of long-term equity awards for 2008 and current and long-term cash awards under our incentive compensation plan for the 2007 performance period were determined.  The peer companies included in Hewitt’s evaluation were:

Apache Corporation	Forest Oil Corporation	Noble Energy, Inc.
Cabot Oil & Gas Corporation	Murphy Oil Corporation	Pioneer Natural Resources Company
Chesapeake Energy Corporation	Nexen Inc.	Plains Exploration & Production Company
EOG Resources, Inc.

The peer group was identical to the group used in February 2007 except that Pogo Producing Company was removed from the group because it was acquired by Plains Exploration & Production in November 2007.  During the February 2008 review process, in light of consolidation in the industry and to provide an expanded perspective on the labor market for executive talent in our industry, the committee also considered supplemental market data based on a second group of peer companies, which included all 10 in the November 2007 evaluation (other than Nexen Inc.), our company and an additional 18 companies.  Those 18 companies were:

Anadarko Petroleum Corporation	El Paso Corporation	Questar Market Resources
BHP Billiton Petroleum (Americas) Inc.	EnCana Oil & Gas (USA) Inc.	Samson Resources Company Southwestern Energy Company Total E&P USA, Inc. Williams Energy Services XTO Energy Inc.
BP plc	Hess Corporation
ConocoPhillips	Hunt Oil Company
Devon Energy Corporation	Marathon Oil Corporation
Dominion Exploration & Production Inc.	Occidental Oil & Gas Corporation

The committee’s review of market data confirmed that 2007 total compensation among our named executive officers, other than Mr. Trice, generally fell between the 50th and 75th percentile among our peers and Mr. Trice’s total compensation was slightly below the 25th percentile among our peers.

For purposes of the February 2009 compensation review process, Hewitt provided its evaluation to the Committee in November 2008.  The peer companies included in Hewitt’s November 2008 evaluation were the same as those used in November 2007, with the addition of Cimarex Energy Co., Range Resources Corporation and Southwestern Energy Company, and the removal of Chesapeake Energy Corporation.  The committee’s review of market data illustrated that, for the named executive officers, 2008 total compensation for Mr. Trice was between the 25th and 50th percentile among our peers, for Mr. Rathert was between the 50th and 75th percentile, for Mr. Boothby was slightly below the 25th percentile and for Messrs. Packer and Dunn was above the 75th percentile among our peers.  Consistent with our pay for performance philosophy, base salaries for the named executive officers remained below the 25th percentile among our peers for Messrs. Trice, Rathert and Boothby, and were slightly above the 25th percentile for Messrs. Packer and Dunn, leaving a large portion of total compensation dependent upon performance.

Elements of Compensation.  Our compensation program for executive officers includes a base salary, current and long-term cash awards under our incentive compensation plan and grants of long-term equity awards.  We do not offer defined pension benefits or significant perquisites to our executive officers.  We encourage our executive officers to save for retirement by matching (subject to the limits described below) each executive’s contribution to our 401(k) plan and deferred compensation plan for highly compensated employees.

Base Salary.  Base salaries for executive officers are generally set below the median for comparable positions within our industry.  As a result, a large portion of each executive officer’s compensation is dependent upon corporate and individual performance, which is consistent with our pay for performance philosophy.

Current and Long-Term Cash Awards Under Our Incentive Compensation Plan.  Our incentive compensation plan provides for the creation each calendar year of an award pool that is generally equal to 5% of our adjusted net income (as defined in the plan) plus forfeitures of prior period awards.  The plan provides the committee with the discretion to make adjustments to our adjusted net income, as defined in the plan, for purposes of determining the annual award pool.  Adjustments may be made for extraordinary or other unusual items or other items not contemplated at the time the plan was adopted, such as changes in generally accepted accounting principles, ceiling test writedowns or other non-recurring items, as the committee determines in its sole discretion.  See “—Executive Compensation—Incentive Compensation Awards” below for a description of the recent adjustments made by the committee.

In general, under the terms of the plan, 85% of the available award pool must be awarded to participants each year and any amount remaining in the pool is carried forward to the next year’s award pool.  Substantially all of our employees, including the named executive officers, are participants in the plan.  All awards are paid in cash.  Historically, the vast majority of awards have consisted of both a current and a long-term portion.  Long-term cash awards are paid in four annual installments, each installment consisting of 25% of the long-term award plus interest.  As set forth in the table below, a significant portion of the grants under the plan generally are in the form of long-term awards.

Performance Period	Long-Term Portion of Executive Officer Incentive Compensation Awards (%)	Long-Term Portion of Aggregate Employee Incentive Compensation Awards (%)
2008	65	49
2007	48	36
2006	48	38

With the exception of death, disability, qualified retirement and change of control, employees generally are entitled to an installment of a long-term award only if they remain employed by us through the date of payment of the installment.  Employees that have been continuously employed by us since January 1, 1993 (such as Messrs. Rathert and Dunn) are entitled to regular installments of their long-term awards regardless of their employment status with us unless they are terminated for cause (as defined in the plan).

In addition to rewarding our executive officers for our company’s profitability, we grant awards under our incentive compensation plan to reward individual performance that contributed to the performance of our company.  Annual current awards are set to bring total cash compensation to a competitive level for comparable positions within our industry if justified by performance.  Long-term cash awards are long-term incentives designed to smooth out compensation in high and low net income years and as a retention incentive.  For additional information regarding our incentive compensation plan and the specific awards to our named executive officers, see “—Executive Compensation—Incentive Compensation Awards” below and “Summary Compensation Table” and “Nonqualified Deferred Compensation” beginning on pages 24 and 32, respectively, of this Proxy Statement.

Long-Term Equity Awards Under Our Omnibus Stock Plans.  Historically, we have provided equity-based compensation and incentives to our executive officers through different types of awards, as determined by the committee during its annual compensation review. These awards have in the past included restricted stock with performance-based vesting and time-vested shares of restricted stock, restricted stock units or stock options.  Long-term equity awards are granted to executive officers as a reward for performance and to align their interests with the long-term growth and profitability of our company while also serving as a retention incentive.  The amount of each award is based upon individual performance and industry trends.  Amounts realizable from prior equity-based awards, as well as the portion of those amounts subject to performance-based vesting conditions, also are considered in setting the amount of each award.  For additional information regarding the specific long-term equity awards to our named executive officers, see “—Executive Compensation—Stock Plans” below and “Summary Compensation Table,” “Grants of Plan-Based Equity Awards in 2008” and “Outstanding Equity Awards at December 31, 2008” beginning on pages 24, 26 and 28, respectively, of this Proxy Statement.

In February 2009, our Board approved a new omnibus stock plan for our employees, including our named executive officers, and we are requesting that our stockholders approve the new plan at the annual meeting.  The new plan is substantially the same as our existing omnibus plans, but the Board has added several additional stockholder-friendly features to the new plan, such as:

•
a fungible share pool design where the shares available for grant under the plan are reduced by 1.5 times the number of shares of restricted stock or restricted stock units awarded under the plan, and are reduced by 1 times the number of shares subject to stock options awarded under the plan;

•
the aggregate shares available under the plan will not be increased for shares that are tendered in payment of an option, shares withheld to satisfy tax withholding obligations or shares repurchased by us with option proceeds;

•
three-year minimum full vesting for awards that are not performance-based and one-year minimum full vesting for performance-based awards (with limited exceptions for up to 5% of the shares under the plan and for death, disability, retirement or change of control); and

•
any dividend payments on restricted stock (performance-based or time vesting) are withheld by us until the forfeiture restrictions on the restricted stock lapse, and participants do not have the right to receive dividends or dividend-equivalent payments on restricted stock units or options.

If the new plan is approved by our stockholders, our Board has approved the termination of our existing omnibus stock plans, such that no new grants could be made under our existing omnibus stock plans after approval of the new plan at the annual meeting.  See “Approval of the Newfield Exploration Company 2009 Omnibus Stock Plan” beginning on page 42 of this Proxy Statement for more information regarding the new plan.

Savings/Deferred Compensation Plans.  Our 401(k) plan and deferred compensation plan for highly compensated employees allow an eligible executive to defer up to 90% of his or her salary and all of his or her bonus on an annual basis.  We make a matching contribution for up to 8% of the executive’s base salary.  Account balances under the 401(k) plan and the deferred compensation plan can be invested in substantially the same investment options, at the direction of the participant.  In November 2008, the committee amended and restated the deferred compensation plan to provide participants with the opportunity to select Newfield common stock as one of the hypothetical investment options for their deferred compensation plan account balances since investments in Newfield common stock already were permitted under the 401(k) plan.  For additional information regarding our deferred compensation plan, see “Nonqualified Deferred Compensation” beginning on page 32 of this Proxy Statement.

Perquisites.  We do not provide significant perquisites to our executive officers.  For additional information regarding the nature of these benefits, see the All Other Compensation Table included in the notes to the Summary Compensation Table beginning on page 24 of this Proxy Statement.

Stock Ownership.  We do not have stock ownership requirements or guidelines for our executive officers.  However, all of our executive officers receive a significant amount of their total compensation in the form of grants of long-term equity awards.  Our employees and directors are prohibited from trading in any derivatives related to our stock, subject to limited exceptions for long-term “hedging” transactions by our officers and directors that are approved in advance by our Board.  None of our officers and directors has entered into hedging transactions involving our stock.  In addition, our insider trading policy prohibits our executive officers and directors from holding Newfield securities in a margin account or pledging Newfield securities as collateral for a loan.  See “Security Ownership of Certain Beneficial Owners and Management” beginning on page 7 of this Proxy Statement for a description of the ownership of our stock by our executive officers and directors.

Financial Restatements.  Our Board has not adopted a formal policy regarding the effects of a financial restatement on prior awards.  Our incentive compensation plan, however, provides for adjustments to future award pools for financial restatements.  In addition, our employees generally are entitled to an installment of a long-term award under our incentive compensation plan only if they are still employed by us through the date of payment of the installment.  Even the employees who generally are entitled to regular installments regardless of their employment status because they have been continuously employed by us since January 1, 1993 are not entitled to installments of their long-term awards if we terminate their employment for cause.

Change of Control Severance Agreements.  None of our named executive officers have employment contracts; however, we have entered into change of control severance agreements with our named executive officers.  The change of control severance agreements provide certain payments to the named executive officers if their employment is terminated during a three-year protected period after a change of control. The agreements provide our named executive officers, whose jobs generally would be at the greatest risk in a change of control, with a greater level of financial security in a change of control.  This additional security helps ensure that these officers remain focused on our performance and the continued creation of stockholder value throughout the change of control transaction rather than on the potential uncertainties associated with their own employment.  In November 2008, the change of control severance agreements for Messrs. Packer and Dunn were amended and restated to conform their terms to those of the agreements for our other named executive officers.  The potential payments to our named executive officers upon a termination of employment or a change of control, as well as other information regarding the change of control definition and other material terms of the agreements, are disclosed under “Potential Payments Upon Termination or Change of Control” beginning on page 33 of this Proxy Statement.

Tax Deductibility Considerations.  Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public company for compensation paid to its chief executive officer or any of its four other most highly compensated executive officers to the extent that the compensation of any of these officers exceeds $1 million in any calendar year.  Qualifying performance-based compensation is not subject to the deduction limit.

The committee’s primary goal is to design compensation strategies that the committee believes further the best interests of our company.  To the extent consistent with that goal, we attempt where practical to use compensation policies and programs that preserve the deductibility of compensation expense.  The performance-based restricted stock awards granted in 2005, 2006 and 2007 and the stock options awarded in 2008 under our omnibus stock plans are designed to qualify as performance-based compensation for purposes of Section 162(m).  No other components of compensation currently qualify as performance-based compensation for purposes of Section 162(m).

Executive Compensation.  In February 2008, the committee determined the 2008 annual base salaries, the 2008 long-term equity awards and the current and long-term cash awards for the 2007 performance period for our executive officers.  In February 2009, the committee determined the 2009 annual base salaries, the 2009 long-term equity awards and the current and long-term cash awards for the 2008 performance period for our executive officers.  Hewitt’s evaluations and the supplemental market data described above provided valuable data points at both the February 2008 and February 2009 meetings in the committee’s consideration of the level of total compensation for our executive officers and for allocations between current and long-term awards under our incentive compensation plan.

Despite the sharp decline in economic conditions and oil and gas prices in the second half of 2008, the company performed well operationally and financially in 2008.  In addition, we have taken the following actions to maintain our strong balance sheet and to support our financial performance in 2009 and 2010:

•
We have entered into crude oil hedging transactions for substantially all of our projected domestic oil production for 2009 and approximately 50% for 2010.  We have hedged approximately 70% and 60% of our projected natural gas production for 2009 and 2010, respectively.  The mark-to-market value of these hedges as of December 31, 2008 was nearly $1.0 billion.

•
We have reduced our budgeted capital expenditures for 2009 to $1.45 billion, which is expected to be in line with our cash flows from operations.  Our 2009 capital budget is 37% less than our capital expenditures for 2008.

In making compensation decisions at its February 2009 meeting, the committee specifically considered these additional factors.  A description of the February 2008 compensation decisions by the committee, as well as its more recent February 2009 decisions, is provided below to provide context in the current environment.

Base Salary.  Although the base salaries of our named executive officers remain below or slightly above the 25th percentile among peers (depending on the officer), in light of the significant decline in economic conditions and oil and gas prices, the committee did not increase the annual base salaries for our named executive officers at its February 2009 meeting.

At its February 2008 meeting, the committee increased the annual base salaries for our named executive officers between 8% and 18% compared to 2007 base salaries (14% for Mr. Trice, 8% for each of Messrs. Rathert and Boothby, 18% for Mr. Packer and 12% for Mr. Dunn).  The 2008 increases were larger than those provided in 2007 and primarily reflected the committee’s efforts to keep our officers’ base salaries competitive with those paid to officers in comparable positions at peer companies in our industry.  The peer group information reviewed by the committee indicated that salaries for the named executive officers were significantly below their peers.  The increases in February 2008 brought the named executive officers’ salaries closer to (but still below) the median salaries for comparable positions at peer companies.  In addition to the peer group information, the increases also were based on general levels of market salary increases, cost of living adjustments, individual performance and our overall financial and operating results, without any specific relative weight assigned to any of these factors.  In connection with Mr. Boothby’s promotion to Senior Vice President – Acquisition and Business Development and his relocation from our Tulsa, Oklahoma office to our corporate headquarters in Houston, Texas, his annual base salary previously was increased from $225,000 to $300,000 effective October 1, 2007.  In connection with Mr. Dunn’s promotion to Vice President – Mid Continent and his relocation from our corporate headquarters in Houston, Texas to our Tulsa, Oklahoma office, his annual base salary previously was increased from $225,000 to $237,000 effective October 1, 2007.  Consistent with our pay for performance philosophy, the base salaries for our named executive officers represented between 9% and 14% of their total compensation for 2008, as set forth in the Summary Compensation Table on page 24 of this Proxy Statement.

Incentive Compensation Awards.  The incentive compensation plan provides the committee with the discretion to make adjustments to our adjusted net income, as defined in the plan, for purposes of determining the annual award pool.  Adjustments may be made for extraordinary or other unusual items or other items not contemplated at the time the plan was adopted, such as changes in generally accepted accounting principles, ceiling test writedowns or other non-recurring items.  For 2007, the available award pool was $58.4 million, and $43.7 million of awards were granted under the plan.  Because of the extraordinary nature of the $341 million gain we recognized on the sale of our U.K. North Sea business during 2007, upon the recommendation of our chief executive officer, the committee elected to defer $9.0 million of the 2007 available award pool amount attributable to the gain on the sale of the U.K. North Sea business to future periods ($4.5 million in each of 2008 and 2009) to more closely match the periods when the operating results from this business would have been realized.

With respect to the potential 2008 award pool, the committee considered the impact on net income, as defined in the plan, of each of the following:

•	the mid-year 2008 unwind and reset of our 2009 and 2010 crude oil hedge position;

•	the year-end 2008 non-cash $1.8 billion full cost ceiling test writedown; and

•	the year-end 2008 impairment of $62 million of goodwill.

The committee exercised discretion in the treatment of each of these items with the rationale described below.

Crude oil hedge unwind and reset.  We unwound and reset our 2009 and 2010 crude oil hedge positions during 2008.  The transaction effectively moved the associated derivative liability on the balance sheet to long-term debt and had no impact on net income for 2008, as defined in the plan.  The committee will take the unwind and reset into consideration in determining net income for incentive compensation plan purposes for the 2009 and 2010 performance periods because to ignore it would overstate net income, as defined in the plan, for each of 2009 and 2010.

Full cost ceiling test writedown.  The full cost ceiling test writedown charge in the fourth quarter of 2008 is the result of a prescriptive test under the full cost accounting rules that measures the carrying value of our oil and gas assets using a point in time valuation of commodity prices and costs.  The committee believes the charge in 2008 is not representative of operating results in 2008 and, therefore, removed the charge from the determination of net income, as defined in the plan.  The ceiling test writedown will reduce unit of production depreciation, depletion and amortization (“DD&A”) expense in future years in the United States and Malaysia by $0.62 and $0.52 per MCFE, respectively.  Accordingly, net income in future years will not reflect the amortization of the total historical costs.  For purposes of determining the available award pool under the incentive compensation plan in future years, the committee will increase the unit of production DD&A costs by such amounts until the charge is fully amortized by country – effectively reducing net income, as defined in the plan, until the full amount of the ceiling test charge is recovered.  This treatment is consistent with how the committee treated material full cost ceiling test writedowns of prior years and aligns the determination of net income for incentive compensation plan purposes with applicable period operating results.

Goodwill impairment.  Like the full cost ceiling test writedown, the year-end 2008 impairment of goodwill was not reflective of operating results in 2008.  The committee chose to amortize this expense evenly across the 2008-2010 performance periods.

In general, under the terms of the plan, once the available award pool is determined, 85% of the available award pool must be awarded to participants each year and any amount remaining in the pool is carried forward to the next year’s award pool.  Accordingly, the committee determined that the available award pool for 2008 was $46.4 million, and the committee granted $42.6 million of awards under the plan in February 2009 with respect to 2008 performance.

Substantially all of our employees, including the named executive officers, are participants in the incentive compensation plan.  Generally, the allocation of incentive compensation plan awards among employees was based upon an employee’s impact on our 2008 results (weighted approximately 50%) and overall value to our company including consideration of future expectations (weighted approximately 50%, other than for Mr. Trice, who is retiring in May 2009).  The committee established awards for each of our named executive officers after considering the recommendations of our chief executive officer (with respect to the other named executive officers), Mr. Trice’s self-evaluation and Hewitt’s recommendations.  The committee also considered the retention incentives that the named executive officers currently have based on previously granted long-term incentive compensation awards and long-term equity awards, and specifically considered the relative value of the previously granted equity awards that remain at-risk and subject to performance-based vesting conditions (see “—Stock Plans” below).  For the awards with respect to 2008 performance, the committee provided approximately two-thirds of the awards to the named executive officers in the form of long-term cash awards to strengthen the retention incentive provided by the awards.

As described above, under our pay for performance philosophy, base salaries for our named executive officers remain well below median among our peers and incentive compensation awards represent a significant portion of our named executive officers’ total compensation.  Our company performed well operationally and financially during 2008, even with the sharp decline in economic conditions, oil and gas prices and our stock price during the second half of 2008.  For example:

•
our proved reserves increased 18% at year-end 2008 as compared to year-end 2007 and our reserve life index increased to more than 12.5 years, reflecting our continued growth in longer-lived “resource plays;”

•
even after deferring 5 BCFE of production as a result of Hurricanes Gustav and Ike, our 2008 production was 236 BCFE, which is a 24% increase compared to 2007 production adjusted for acquisitions and divestitures (with 65% production growth in the Woodford Shale in the Mid-Continent division, led by Mr. Dunn) and is well above our initial production guidance of 215-230 BCFE for 2008;

•	our Mid-Continent and Rocky Mountains divisions (led by Messrs. Dunn and Packer, respectively) posted combined reserve growth of 21%;

•
we completed a significant bond financing and successfully unwound and reset our crude oil hedges during 2008 in advance of the financial market decline, under Mr. Rathert’s and Mr. Trice’s leadership;

•
we continue to have a strong balance sheet and have provided for future stability through our crude oil and natural gas hedging program, which had a mark-to-market value of nearly $1.0 billion at the end of 2008;

•
we continued to build for the future through such projects as new arrangements with Ute Energy LLC increasing our acreage at Monument Butte, the assessment of deep gas potential below the Monument Butte field through an exploration agreement in the Rocky Mountains, success in the deepwater Gulf of Mexico lease sales and successful drilling, new production sharing contracts in Malaysia, a new oil discovery offshore China and new horizontal drilling success in tight gas formations;

•	we continued our excellent health, safety and environmental performance in all categories during 2008; and

•
Messrs. Trice and Boothby have provided strong overall continuing leadership to our company, helping us to succeed in spite of the significant declines in both oil and gas prices during the second half of 2008 and to plan for future success even during the current difficult economic conditions.

Consistent with our pay for performance philosophy, incentive compensation award amounts for our named executive officers represented between 37% and 51% of their total 2008 compensation reflected in the Summary Compensation Table on page 24 of this Proxy Statement.   The incentive compensation awards granted to our named executive officers, other than Messrs. Boothby and Dunn, for the 2008 performance period as compared to the 2007 performance period were reduced by between 4% and 9% (7% for Mr. Trice, 4% for Mr. Rathert and 9% for Mr. Packer).  Although the company performed well in 2008, the award amounts generally reflected the smaller incentive pool for the 2008 performance period as compared to the 2007 performance period, as well as the committee’s consideration of the significant decline in economic conditions, oil and gas prices and our stock price since the beginning of 2008.  Mr. Packer’s award decreased by a disproportionate amount compared to the awards for the other named executive officers primarily because of the large award that he received for 2007 in recognition of his exceptional performance in 2007, including his role in our acquisition of Stone Energy’s Rocky Mountain assets in June 2007.  Mr. Boothby’s award increased by 4% for 2008 as compared to 2007, primarily as a result of his increased contributions and leadership during 2008.  Mr. Dunn’s bonus increased 14% for 2008 as compared to 2007 in recognition of the outstanding performance by the Mid-Continent division during 2008, including significant increases in reserves, production and revenues and improved cost metrics.

In considering the incentive compensation award to Mr. Trice, in addition to the factors described above, the committee also considered Mr. Trice’s overall contribution to the company during his 9-year tenure as Chief Executive Officer since he will be retiring as our Chief Executive Officer in May 2009.  Specifically, the committee reviewed the many achievements during Mr. Trice’s tenure by comparing the company at the beginning of his tenure at year-end 1999 to the company at year-end 2008:

Year-End 1999	Year-End 2008
• 595 BCFE of proved reserves	• 2,950 BCFE of proved reserves
• 113 BCFE of production, with 90% from the Gulf of Mexico shelf	• 236 BCFE of production, with 2% from the Gulf of Mexico shelf
• Reserve life index of 5.2 years	• Reserve life index of more than 12.5 years
• Focus areas—Gulf of Mexico shelf and onshore Gulf Coast	• Focus areas—Mid-Continent, Rocky Mountains, Gulf Coast, deepwater Gulf of Mexico and Malaysia
• Approximately 65% of proved reserves are in “resource plays” in the U.S.
• Hedge position with mark-to-market value of nearly $1.0 billion
• Total assets of approximately $782 million	• Total assets of approximately $7.3 billion
• Revenues of approximately $282 million	• Revenues of approximately $2.2 billion
• Net income of approximately $33 million	• Net income before ceiling test writedown and goodwill impairment of approximately $843 million
• Low inventory of prospects	• Prospect inventory includes multi-year, multi-TCF drilling inventories in resource plays, 5 years in deepwater and multiple ongoing developments to provide future growth
• 227 employees	• Approximately 1,050 employees
• Company transformed from Gulf of Mexico shelf to a strong, diversified asset base

Awards granted under our incentive compensation plan to the named executive officers in February 2009, February 2008 and February 2007 for the 2008, 2007 and 2006 performance periods, respectively, are presented under “Bonus” in the Summary Compensation Table on page 24 of this Proxy Statement.

Stock Plans.  In February 2008, Messrs. Trice, Rathert, Boothby, Packer and Dunn were awarded 20,000, 22,500, 10,000, 17,500, and 7,000 shares, respectively, of time-vested restricted stock units under our 2007 omnibus stock plan.  Messrs. Trice, Boothby, Packer and Dunn also were granted options to purchase 135,000, 30,000, 25,000 and 18,000 shares of common stock, respectively, under our 2000 omnibus stock plan (except that, in the case of Mr. Trice, options covering 63,000 of the shares were granted under our 2007 omnibus stock plan). These awards were granted to provide our named executive officers with further incentive with respect to our future performance and to further align their interests with those of our stockholders.  Historically, a significant portion of the long-term equity awards granted to our executive officers have contained performance-based vesting terms.  However, for the 2008 awards, the committee used time-vesting awards and did not include performance-based vesting terms.  The committee believes this action in 2008 provided a better balance with the previously granted and unvested performance-based awards, provided a stronger retention element and made our long-term equity program more competitive with industry peers.  In determining the size of the awards, the relative allocations between restricted stock units and stock options for each of the named executive officers and the terms of each award, the committee considered previous awards granted to our named executive officers, individual performance, industry trends, as well as corporate succession planning.  For example, as part of its ongoing succession planning activities, the committee granted stock option awards to Mr. Trice with a specific qualified retirement date and a shorter vesting period than those granted to Messrs. Boothby, Packer and Dunn, and did not grant stock options to Mr. Rathert.  In addition, in view of the competitive conditions in our industry, all restricted stock unit awards contain qualified retirement vesting provisions that are conditioned upon the signing of a non-compete agreement and providing a specific amount of advance notice before retirement to allow adequate time for a smooth transition.  For more information regarding the terms of the 2008 awards, as well as the fair value of the 2008 awards on their grant date, see “Grants of Plan-Based Equity Awards in 2008” beginning on page 26 of this Proxy Statement.

For awards granted in February 2009, the committee once again considered the relative mix of outstanding performance-based vesting and time-vesting awards, and also considered current economic conditions and the sharp decline in the economy and financial markets since the 2008 grants, as well as individual performance, industry trends and corporate succession planning.  As illustrated in the table below, as of December 31, 2008, a substantial portion of the potential value represented by restricted stock and restricted stock unit awards previously granted to the named executive officers is subject to performance-based vesting criteria and remains unvested and at-risk.  The performance-based restricted stock awards were granted in 2005, 2006 and 2007.  The 2005 awards will be forfeited if the performance criteria are not satisfied on the last remaining measurement date of January 31, 2010.  The 2007 awards will be forfeited if the performance criteria are not satisfied on the sole measurement date of March 1, 2010.  Subsequent to the February 2009 meeting, all of our named executive officers’ shares subject to the 2006 performance-based awards were forfeited on March 1, 2009 for failure to meet the specified performance criteria.  See “Outstanding Equity Awards at December 31, 2008” beginning on page 28 of this Proxy Statement for a description of the specific performance criteria and the potential value of these awards, based on the closing price of our common stock on December 31, 2008.

Name	Unvested Restricted Stock and Restricted Stock Units Subject to Time-Based Vesting as of December 31, 2008 (#)	Unvested Restricted Stock Subject to Performance-Based Vesting as of December 31, 2008 (#)	Unvested Restricted Stock Forfeited on March 1, 2009 Due to Performance-Based Conditions (#)
Mr. Trice	103,333	206,668	60,000
Mr. Rathert	70,001	99,000	34,000
Mr. Boothby	46,334	73,334	20,000
Mr. Packer	42,501	60,000	20,000
Mr. Dunn	42,001	60,000	20,000

The committee also considered the significant portion of our named executive officers’ outstanding stock option awards that have exercise prices above the $19.75 per share closing price of our common stock on December 31, 2008, as set forth in the Outstanding Equity Awards at December 31, 2008 table beginning on page 28 of this Proxy Statement.

Based on Hewitt’s evaluations, the committee believes that the stock-based compensation for our named executive officers historically has had a larger performance-based component than the stock-based compensation for comparable officer positions at our peers.  Accordingly, based on the recommendation of our chief executive officer, the committee approved grants of time-vested restricted stock in 2009 to provide a strong retention element and make our long-term equity program more competitive with peers in our industry.  However, in light of the significant decline in economic conditions and oil and gas prices since long-term equity grants were made in February 2008, the committee substantially reduced the value of the long-term equity awards granted in February 2009.  The aggregate grant date fair market value of the 2009 restricted stock awards to Messrs. Rathert, Boothby, Packer (33,600 shares each) and Dunn (24,000 shares) was approximately 39% less than the aggregate grant date fair market value of the equity awards provided to those officers in February 2008.  Since Mr. Trice has announced that he will be retiring as our Chief Executive Officer at our annual meeting on May 7, 2009, the committee did not grant Mr. Trice a long-term equity award in February 2009.

Succession Planning Activities.  On February 5, 2009, we announced that Mr. Trice will be retiring as our Chief Executive Officer on May 7, 2009 at our annual meeting of stockholders.  In anticipation of his retirement, Mr. Boothby was promoted to President on February 5, 2009 and the Board indicated its intention to name Mr. Boothby as our Chief Executive Officer on May 7, 2009 when Mr. Trice retires.  The Board also indicated its intention to promote Mr. Packer to Executive Vice President and Chief Operating Officer on May 7, 2009.  The committee decided to defer any potential compensation adjustments for Messrs. Boothby and Packer related to these promotions until their election to their new positions in May 2009.

Summary Compensation Table

The following table sets forth information with respect to the compensation of our chief executive officer, our chief financial officer and our three other most highly compensated executive officers (referred to as our “named executive officers”) for the years ended December 31, 2008, 2007 and 2006.

Bonus (1)(2)
Name and Principal Position	Year	Salary(1) ($)	Current ($)	Long- Term ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
David A. Trice Chief Executive Officer and Chairman of the Board (7)	2008 2007 2006	587,500 520,833 475,000	900,000 1,350,000 1,150,000	1,600,000 1,350,000 1,150,000	2,649,464 1,780,216 1,587,836	978,330 59,730 130,357	12,594 18,692 46,331	58,990 53,117 47,387	6,786,878 5,132,588 4,586,911

Terry W. Rathert Senior Vice President and Chief Financial Officer (8)	2008 2007 2006	319,833 291,667 272,833	400,000 625,000 600,000	800,000 625,000 600,000	883,265 895,337 776,481	― 31,370 79,893	5,402 6,328 20,550	36,678 33,706 31,296	2,445,178 2,508,408 2,381,053

Lee K. Boothby President (9)	2008 2007 2006	320,833 254,583 210,833	400,000 575,000 625,000	800,000 575,000 625,000	854,037 683,409 380,430	88,057 15,300 51,270	4,719 4,760 5,124	56,611 98,751 19,834	2,524,257 2,206,803 1,917,491

Gary D. Packer Vice President – Rocky Mountains (10)	2008 2007 2006	258,333 223,333 197,083	335,000 550,000 312,500	665,000 550,000 312,500	604,598 528,566 410,184	73,381 15,300 50,503	4,167 4,096 2,930	28,614 25,584 23,468	1,969,093 1,896,879 1,309,168

George T. Dunn Vice President – Mid-Continent (11)	2008 2007 2006	260,333 226,333 209,167	264,000 350,000 312,500	536,000 350,000 312,500	651,361 569,114 410,184	52,834 15,300 50,503	3,179 4,353 3,274	59,181 31,652 21,648	1,826,888 1,546,752 1,319,776

(1)	See “Compensation Discussion and Analysis—Executive Compensation” beginning on page 19 of this Proxy Statement for an explanation of the amount of salary and bonus in proportion to total compensation.

(2)
Reflects cash incentive compensation awards made in February 2009, 2008 and 2007, based upon performance in 2008, 2007 and 2006, respectively, pursuant to our incentive compensation plan.  See “Compensation Discussion and Analysis—Executive Compensation—Incentive Compensation Awards” beginning on page 20 of this Proxy Statement.  Long-term awards are paid in four annual installments, each installment consisting of 25% of the award plus interest.

(3)
The amounts shown in the Stock Awards column reflect the compensation expense recognized for financial statement reporting purposes in 2008, 2007 and 2006, respectively, computed in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”), disregarding any estimated forfeitures related to service-based vesting conditions as required by SEC regulations, associated with:

•	the portion of restricted stock and restricted stock unit grants made in 2008, 2007 or 2006 recognized in the year of grant; and
•	the portion of all other outstanding restricted stock and restricted stock unit grants recognized during 2008, 2007 or 2006.

During 2005 through 2007, the named executive officers received annual grants of restricted stock that vest based on performance, which are considered market-based awards under SFAS No.123(R), with the compensation expense recognized ratably over the performance periods of the respective awards.  For the restricted stock that vests based on performance, the compensation expense is determined using a lattice-based option pricing model to establish the fair value as of the date of grant.  For the 2005, 2006 and 2007 grants of restricted stock, the weighted-average fair market value per share was $26.48, $23.20 and $24.04, respectively. During 2003, 2007 and 2008, the named executive officers received annual grants of time-vested restricted stock or restricted stock units.  Mr. Boothby and Mr. Dunn also received grants of time-vested restricted stock in October 2007 in connection with their promotions to Senior Vice President—Acquisitions and Business Development and Vice President—Mid-Continent, respectively.  For the time-vested restricted stock and restricted stock unit awards, the compensation expense is based on the mean of the high and low sales prices of our common stock on the date of grant, and the compensation expense is recognized ratably over the vesting periods of the respective awards.  For retirement eligible officers, beginning with the 2006 awards, compensation cost will be recognized ratably over the service period from the grant date to the applicable retirement eligible date.  For assumptions made in the valuation, see also Note 11, Stock-Based Compensation, to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2008 filed with the SEC.  See also “Grants of Plan-Based Equity Awards in 2008” beginning on page 26 and “Compensation Discussion and Analysis—Executive Compensation—Stock Plans” beginning on page 22 for a description of the restricted stock unit awards.  See “Outstanding Equity Awards at December 31, 2008” beginning on page 28 for a description of the restricted stock awards.

(4)
The amounts shown in the Option Awards column reflect the compensation expense recognized for financial statement reporting purposes in 2008, 2007 and 2006, respectively, computed in accordance with SFAS No. 123(R), disregarding any estimated forfeitures related to service-based vesting conditions as required by SEC regulations, associated with:

•	the portion of the stock option grants made in 2008 recognized in 2008; and
•	the portion of all other outstanding stock options, recognized during 2008, 2007 or 2006.

The fair value of each option award was estimated, based on several assumptions, on the date of grant using a Black-Scholes option valuation model.  The weighted-average fair value and assumptions used for all outstanding unvested grants are shown below:

	2001	2002	2008
Weighted-average fair value per share of options granted	$8.04	$7.37	$16.30
Fair value assumptions:
Dividend yield	None	None	None
Expected volatility	34.20%	34.15%	31.70%
Risk-free interest rate	5.00%	4.21%	2.83%
Expected term, in years	6.5	6.5	5.2

Compensation cost is recognized on a straight-line basis over the vesting period.  For retirement eligible officers, compensation will be recognized ratably over the service period from the grant date to the applicable retirement eligible date.  For assumptions made in the valuation, see also Note 11, Stock-Based Compensation, to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2008 filed with the SEC.  See also “Grants of Plan-Based Equity Awards in 2008” beginning on page 26 and “Compensation Discussion and Analysis—Executive Compensation—Stock Plans” beginning on page 22 for a description of the stock options.

(5)
Reflects above-market interest (as defined in SEC regulations) earned (a) in 2008, 2007 and 2006 on long-term cash awards under our incentive compensation plan and (b) in 2006 on compensation deferred pursuant to our deferred compensation plan.

(6)	For 2008, the All Other Compensation column reflects:

•	the amount we contributed under our deferred compensation plan or our 401(k) plan as a matching contribution for the benefit of each named executive officer;
•	the compensation cost computed in accordance with SFAS No. 123(R) attributable to each named executive officer’s participation in our employee stock purchase plan;
•	club dues paid by us;
•	premiums we paid with respect to term life insurance for the benefit of each named executive officer; and
•	expenses paid in connection with officer relocations.

See the All Other Compensation Table below for more information regarding these items for 2008.

In October 2007, Mr. Boothby was promoted to Senior Vice President − Acquisitions and Business Development and relocated to our corporate headquarters in Houston, Texas, and Mr. Dunn was promoted to Vice President − Mid-Continent and relocated to our office in Tulsa, Oklahoma.  We agreed to pay certain expenses in connection with these officer relocations.  With respect to Mr. Boothby, in 2007, we provided Mr. Boothby with a relocation allowance of $50,000 to cover his moving expenses, which amount was grossed-up to $78,678 to cover taxes on the amount.   In addition, we engaged a relocation service to assist with the move and to purchase and sell his home in Oklahoma.  In 2008, we paid the relocation service $34,789 in connection with the move.  The home was sold to a third party in 2009, resulting in a loss to us of $196,234 on the sale of the home.  With respect to Mr. Dunn, we agreed to provide Mr. Dunn with housing and the use of a company pool car in Oklahoma while he locates permanent housing in Oklahoma and completes his relocation.  For 2008, we paid $22,800 for Mr. Dunn’s housing expenses and, based on the long-term lease rates charged by our rental agency, we estimate the value of his use of a company pool car to be $5,502.  See “Interests of Management and Others in Certain Transactions” beginning on page 40 of this Proxy Statement for more information regarding these transactions.

In addition, Newfield maintains season tickets to various sporting events, which primarily are used for business purposes.  However, to the extent that such tickets are not required for business purposes, all Newfield employees, including the named executive officers, are permitted to use the tickets.  There is no incremental cost to Newfield associated with any personal use of these tickets.

All Other Compensation Table

Name	Matching 401(k) or Deferral Plan Contribution ($)	Employee Stock Purchase Plan Compensation Cost ($)	Club Dues ($)	Life Insurance Premiums ($)	Expenses in Connection with Relocation ($)	Total ($)
Mr. Trice	47,000	10,528	1,156	306	―	58,990
Mr. Rathert	25,587	9,629	1,156	306	―	36,678
Mr. Boothby	15,500	4,844	1,172	306	34,789	56,611
Mr. Packer	20,667	7,641	―	306	―	28,614
Mr. Dunn	20,827	7,822	1,924	306	28,302	59,181

(7)
Mr. Trice ceased serving as our President on February 5, 2009 and has announced that he will retire as our Chief Executive Officer at the annual meeting on May 7, 2009.  The summary compensation information presented above includes compensation paid to Mr. Trice in his capacity as Chairman, President and Chief Executive Officer since October 2007 and as Chairman and Chief Executive Officer prior thereto.

(8)
The summary compensation information presented above includes compensation paid to Mr. Rathert in his capacity as Senior Vice President and Chief Financial Officer since May 1, 2008 and in his capacity as Senior Vice President, Chief Financial Officer and Secretary prior thereto.

(9)
Mr. Boothby was promoted to President on February 5, 2009 and our Board of Directors has announced that it expects to name Mr. Boothby to the additional role of Chief Executive Officer effective at the annual meeting on May 7, 2009.  The summary compensation information presented above includes compensation paid to Mr. Boothby in his capacity as Senior Vice President − Acquisitions and Business Development since October 1, 2007 and in his capacity as Vice President − Mid-Continent prior thereto.

(10)
Our Board of Directors has announced that it expects to promote Mr. Packer to the position of Executive Vice President and Chief Operating Officer effective at the annual meeting on May 7, 2009.  The summary compensation information presented above includes compensation paid to Mr. Packer in his capacity as Vice President − Rocky Mountains.

(11)
The summary compensation information presented above includes compensation paid to Mr. Dunn in his capacity as Vice President − Mid-Continent since October 1, 2007 and in his capacity as Vice President − Gulf Coast prior thereto.

Grants of Plan-Based Equity Awards in 2008

The following table contains information with respect to the named executive officers concerning grants of plan-based restricted stock units and stock options during 2008.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(1) (#)	All Other Option Awards: Number of Securities Underlying Options(2) (#)	Exercise or Base Price of Option Awards(3) ($/Share)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Mr. Trice	02/07/08	20,000	72,000	48.45	2,142,500
	02/07/08	―	63,000	48.45	1,026,900
Mr. Rathert	02/07/08	22,500	―	―	1,090,013
Mr. Boothby	02/07/08	10,000	30,000	48.45	973,450
Mr. Packer	02/07/08	17,500	25,000	48.45	1,255,288
Mr. Dunn	02/07/08	7,000	18,000	48.45	632,515

(1)   Reflects time-vested restricted stock units awarded under our 2007 omnibus stock plan.

(2)
Reflects time-vested stock options awarded to Messrs. Boothby and Packer under our 2000 omnibus stock plan and time-vest stock options awarded to Mr. Trice under our 2000 omnibus stock plan (72,000 shares) and our 2007 omnibus stock plan (63,000 shares).

(3)
As provided in both our 2000 and 2007 omnibus stock plans, the exercise price cannot be less than the mean of the high and low sales prices of our common stock on the NYSE composite tape on the date of grant, which was $48.45 on February 7, 2008.  The exercise price of $48.45 is higher than the closing price of our common stock on the date of grant.

(4)
Reflects the full grant date fair value of the equity awards computed in accordance with SFAS No. 123(R).  The grant date fair value amounts reflected in the table above are attributable to the restricted stock unit and stock option awards, as set forth below:

Name	Restricted Stock Units ($)	Stock Options ($)	Total Reflected in Grant Date Fair Value Column ($)
Mr. Trice	968,900	1,173,600	2,142,500
	―	1,026,900	1,026,900
Mr. Rathert	1,090,013	―	1,090,013
Mr. Boothby	484,450	489,000	973,450
Mr. Packer	847,788	407,500	1,255,288
Mr. Dunn	339,115	293,400	632,515

For assumptions made in the valuation, see also Note 11, Stock-Based Compensation, to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2008 filed with the SEC and see “Summary Compensation Table” beginning on page 24 of this Proxy Statement.

The time-vested restricted stock units granted to our named executive officers in February 2008 vest, subject to continuous employment, in three equal annual installments beginning on the second anniversary of the grant date.  Upon death, disability (as defined in the award agreement) or a change of control (as defined in our 2007 omnibus stock plan), all of the restricted stock units will vest.  In addition, if the executive’s employment with us is terminated due to a qualified retirement (as defined in the award agreement), a pro rata portion of the restricted stock units not previously forfeited will vest.  The pro rata portion that will vest is determined by multiplying the number of restricted stock units granted by the fraction that results from dividing (1) the number of days elapsed since the grant date by (2) the number of days from the grant date until the fourth anniversary of the grant date.  Mr. Trice has announced that he will retire as our Chief Executive Officer at the annual meeting on May 7, 2009.  See also “Potential Payments Upon Termination or Change of Control” beginning on page 33 of this Proxy Statement.

Subject to continuous employment, the stock options granted to Messrs. Boothby, Packer and Dunn in February 2008 vest in five equal annual installments beginning on the first anniversary of the grant date and the stock options granted to Mr. Trice in February 2008 vest in three equal annual installments beginning on the first anniversary of the grant date.  If an executive’s employment with us is terminated due to death or disability (as defined in the award agreement), the options may be exercised in full for one year after the termination, after which time the options will terminate.  If the executive voluntarily terminates his employment with us (other than, in the case of Mr. Trice, a qualified retirement (as defined in the award agreement)) or if the executive’s employment is terminated involuntarily for cause (as defined in the award agreement), the options will terminate immediately and not be exercisable.  Subject to earlier termination or expiration, if the executive’s employment with us terminates involuntarily other than for cause, the vested portion of the option may be exercised for 90 days after the termination (or for one year after death if the employee dies during the 90-day period).  Pursuant to the terms of the 2000 and 2007 omnibus stock plans, the stock options will vest in full upon a change of control.  Subject to earlier termination or expiration, if Mr. Trice’s employment with us terminates as a result of a qualified retirement, his stock options granted in February 2008 may be exercised in full at any time during the five-year period after his retirement.    Mr. Trice has announced that he will retire as our Chief Executive Officer at the annual meeting on May 7, 2009.  See also “Potential Payments Upon Termination or Change of Control” beginning on page 33 of this Proxy Statement.

Outstanding Equity Awards at December 31, 2008

The following table contains information with respect to the named executive officers concerning outstanding equity awards at December 31, 2008.

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock or Units That Have Not Vested (#)	Market Value of Shares of Stock or Units That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
		Exercisable	Unexercisable
Mr. Trice	02/10/00 02/09/01 02/07/02 11/26/02 02/12/03 02/08/05 02/14/06 02/14/07 02/07/08	60,000 40,000 40,000 40,000 ― ― ― ― ―	― ― ― ― ― ― ― ― 135,000(8)	14.91 19.02 16.87 17.84 ― ― ― ― 48.45	02/10/10 02/09/11 02/07/12 11/26/12 ― ― ― ― 02/07/18	― ― ― ― 66,667(3) ― ― 16,666(6) 20,000(9)	― ― ― ― 1,316,673 ― ― 329,154 395,000	― ― ― ― ― 80,000(4) 60,000(5) 66,668(7) ―	― ― ― ― ― 1,580,000 1,185,000 1,316,693 ―
Mr. Rathert	02/10/00 02/09/01 02/07/02 11/26/02 02/12/03 02/08/05 02/14/06 02/14/07 02/07/08	20,000 20,000 30,000 20,000 ― ― ― ― ―	― ― ― ― ― ― ― ― ―	14.91 19.02 16.87 17.84 ― ― ― ― ―	02/10/10 02/09/11 02/07/12 11/26/12 ― ― ― ― ―	― ― ― ― 40,001(3) ― ― 7,500(6) 22,500(9)	― ― ― ― 790,020 ― ― 148,125 444,375	― ― ― ― ― 35,000(4) 34,000(5) 30,000(7) ―	― ― ― ― ― 691,250 671,500 592,500 ―
Mr. Boothby	02/12/03 02/08/05 02/14/06 02/14/07 10/01/07 02/07/08	― ― ― ― ― ―	― ― ― ― ― 30,000(8)	― ― ― ― ― 48.45	― ― ― ― ― 02/07/18	16,001(3) ― ― 8,333(6) 12,000(6) 10,000(9)	316,020 ― ― 164,577 237,000 197,500	― 20,000(4) 20,000(5) 33,334(7) ― ―	― 395,000 395,000 658,347 ― ―
Mr. Packer	02/09/01 02/07/02 08/14/02 02/12/03 02/08/05 02/14/06 02/14/07 02/07/08	15,000 18,000 15,000 ― ― ― ― ―	― ― ― ― ― ― ― 25,000(8)	19.02 16.87 16.25 ― ― ― ― 48.45	02/09/11 02/07/12 08/14/12 ― ― ― ― 02/07/18	― ― ― 20,001(3) ― ― 5,000(6) 17,500(9)	― ― ― 395,020 ― ― 98,750 345,625	― ― ― ― 20,000(4) 20,000(5) 20,000(7) ―	― ― ― ― 395,000 395,000 395,000 ―
Mr. Dunn	02/12/03 02/08/05 02/14/06 02/14/07 10/01/07 02/07/08	― ― ― ― ― ―	― ― ― ― ― 18,000(8)	― ― ― ― ― 48.45	― ― ― ― ― 02/07/18	20,001(3) ― ― 5,000(6) 10,000(6) 7,000(9)	395,020 ― ― 98,750 197,500 138,250	― 20,000(4) 20,000(5) 20,000(7) ― ―	― 395,000 395,000 395,000 ― ―

(1)	Calculated by multiplying the number of shares of restricted stock or restricted stock units that have not vested by the closing price of our common stock on the NYSE on December 31, 2008 of $19.75.

(2)	Reflects the maximum number of shares of restricted stock covered by each award.

(3)
Reflects shares of restricted stock that were awarded on February 12, 2003 under our 2000 omnibus stock plan.  Mr. Trice was awarded 100,000 shares, Mr. Rathert was awarded 60,000 shares, Mr. Boothby was awarded 24,000 shares, and Messrs. Packer and Dunn were each awarded 30,000 shares.  The restricted stock vests on January 31, 2012.  However, the restricted stock may vest earlier, in accordance with the schedule listed below.  With respect to the measurement period ended January 31, 2006, 33⅓% of the restricted stock vested.  No restricted stock vested with respect to the measurement periods ended January 31, 2007, January 31, 2008 or January 31, 2009.  Upon death, disability or a change of control (as defined in our 2000 omnibus stock plan), the restricted stock will vest and become nonforfeitable.

Measurement period	TSR Rank	Percentage of Restricted Shares Remaining unvested that vest
36 Months Ending January 31, 2006	Top 25% Top 33⅓% Top 50% 50% or Below	100% 50% 33⅓% 0%
48 Months Ending January 31, 2007	Top 25% Top 33⅓% Top 50% 50% or Below	100% 80% 50% 0%
60 Months Ending January 31, 2008 72 Months Ending January 31, 2009 90 Months Ending January 31, 2010 102 Months Ending January 31, 2011	Top 25% Top 33⅓% Top 50% 50% or Below	100% 100% 50% 0%

“TSR Rank” means the result (expressed as a percentage) obtained by dividing (a) our rank from one, to one plus the number of Qualified Peer Companies for the relevant measurement period set forth in the schedule above, with us and each such other company ranked from best to worst based on each such company’s Total Stockholder Return for such measurement period by (b) one greater than the number of Qualified Peer Companies for such measurement period.

“Total Stockholder Return” for a particular measurement period means the rate of return (expressed as a percentage) achieved with respect to our common stock and the common stock of each Qualified Peer Company for such measurement period if (a) $100 were invested in the common stock of each such company at the beginning of such measurement period based on the closing price of the applicable common stock on January 31, 2003, (b) all dividends declared with respect to a particular common stock during such measurement period were reinvested in such common stock as of the payment date using the closing price on such date and (c) the per share valuation of such common stock at the end of such measurement period equaled the closing price on the last trading day occurring on or before the last January 31 of such measurement period.

“Qualified Peer Company” means each company included in the Initial Peer Group that (a) has been listed or traded on a national securities exchange or the NASDAQ National Market (or any successor thereto) throughout the relevant measurement period and (b) has not at any time during the relevant measurement period had a significant change in its capital structure or ownership as a result of a merger, consolidation, recapitalization, reorganization or similar transaction such that, in the discretion of the Compensation & Management Development Committee of our Board, such company should no longer be considered as one of our peers.  The following companies no longer meet the definition of a “Qualified Peer Company”: Pogo Producing Company; The Houston Exploration Company; Westport Resources Corporation; Tom Brown Inc.; Kerr-McGee Corporation; and Burlington Resources Inc.

“Initial Peer Group” means the following companies and their successors: Pogo Producing Company; Noble Energy, Inc.; The Houston Exploration Company; Stone Energy Corporation; XTO Energy Inc.; Westport Resources Corporation; Cabot Oil & Gas Corporation; EOG Resources, Inc.; Forest Oil Corporation; Chesapeake Energy Corporation; Swift Energy Company; St. Mary Land & Exploration Company; Pioneer Natural Resources Company; Tom Brown Inc.; Kerr-McGee Corporation; Apache Corporation; Burlington Resources Inc.; Anadarko Petroleum Corporation; Devon Energy Corporation; Murphy Oil Corporation; and any other companies designated by the Compensation & Management Development Committee from time to time.

(4)
Reflects performance-based shares of restricted stock that were granted on February 8, 2005 under our 2004 omnibus stock plan and vest in accordance with the schedule below.  No restricted stock vested with respect to the measurement period ended January 31, 2008 or January 31, 2009.  Upon death, disability or a change of control (as defined in our 2004 omnibus stock plan), the restricted stock will vest and become nonforfeitable.

Measurement period	TSR Rank	Percentage of Restricted Shares Remaining unvested that vest
36 Months Ending January 31, 2008	Top 7 Top 10 Top 15 Below 15	100% 50% 33⅓% 0%
48 Months Ending January 31, 2009	Top 7 Top 10 Top 15 Below 15	100% 80% 50% 0%
60 Months Ending January 31, 2010	Top 7 Top 10 Top 15 Below 15	100% 100% 100% 0%

“TSR Rank” means our rank from one, to one plus the number of companies and indices comprising the Qualified Peer Group for the relevant measurement period set forth in the schedule above, with us, each such other company and each such index together ranked from best to worst based on our, each such other company’s and each such index’s Total Stockholder Return for such measurement period.

“Total Stockholder Return” for a particular measurement period means the rate of return (expressed as a percentage) achieved with respect to our common stock, the common stock of each company in the Qualified Peer Group and each index in the Qualified Peer Group for such measurement period if (a) $100 were invested in our common stock, the common stock of each such company and each such index at the beginning of such measurement period based on the closing price of the applicable common stock or index on January 31, 2005, (b) all dividends declared with respect to a particular common stock during such measurement period were reinvested in such common stock as of the payment date using the closing price on such date and (c) the per share valuation of such common stock or such index at the end of such measurement period equaled the average closing price for the last ten trading days occurring on or before the last January 31 of such measurement period.

“Qualified Peer Group” means the Dow Jones Industrial Average Index, the S&P 500 Index and each company included in the Initial Peer Group that has had its primary common equity security listed or traded on a national securities exchange or the NASDAQ National Market (or any successor thereto) throughout the relevant measurement period.  The following companies included in the “Initial Peer Group” no longer qualify for the “Qualified Peer Group”:  Burlington Resources Inc.; Kerr-McGee Corporation; Pogo Producing Company; Spinnaker Exploration Company; The Houston Exploration Company; Vintage Petroleum, Inc.; and Western Gas Resources, Inc.

“Initial Peer Group” means the following companies:  Apache Corporation; Anadarko Petroleum Corporation; Burlington Resources Inc.; Chesapeake Energy Corporation; Cabot Oil & Gas Corporation; Denbury Resources Inc.; Devon Energy Corporation; Encana Corporation; EOG Resources, Inc.; Forest Oil Corporation; Kerr-McGee Corporation; Murphy Oil Corporation; Nexen Inc.; Noble Energy, Inc.; Pioneer Natural Resources; Pogo Producing Company; Southwestern Energy Company; Spinnaker Exploration Company; St. Mary Land & Exploration Company; Stone Energy Corporation; Swift Energy Company; The Houston Exploration Company; Talisman Energy Inc.; Ultra Petroleum Corp.; Vintage Petroleum, Inc.; Western Gas Resources, Inc.; and XTO Energy Inc.

(5)
Reflects performance-based shares of restricted stock that were awarded on February 14, 2006 under our 2004 omnibus stock plan. The performance conditions set forth below for the February 14, 2006 restricted stock grants were not satisfied and, accordingly, all of the shares of restricted stock granted on February 14, 2006 were forfeited on March 1, 2009.

TSR Rank	Percentage of Base Restricted Shares as to Which Forfeiture Restrictions Lapse	Percentage of Bonus Restricted Shares as to Which Forfeiture Restrictions Lapse
Top 6 Top 7 Top 8 Top 9 Top 10 Top 11 Top 12 Top 13 Top 14 Top 15 Top 16 Top 17 Top 18 Top 19 Top 20 Below 20	100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 90% 80% 70% 60% 50% 0%	100% 87.5% 75% 62.5% 50% 40% 30% 20% 10% 0% 0% 0% 0% 0% 0% 0%

“TSR Rank” means our rank from one, to one plus the total number of companies and indices comprising the Qualified Peer Group, with us, each such other company and each such index together ranked from best to worst based on our, each such other company’s and each such index’s Total Stockholder Return.

“Total Stockholder Return” means the rate of return (expressed as a percentage) achieved with respect to our common stock, the primary common equity security of each company in the Qualified Peer Group and each index included in the Qualified Peer Group if (a) $100 was invested in each such security or index on the first day of the Measurement Period based on the average closing price of each such security or index for the 20 trading days immediately preceding such day, (b) if the record date for any dividend to be paid with respect to a particular security occurs during the Measurement Period, such dividend was reinvested in such security as of the record date for such dividend (using the closing price of such security on such record date) and (c) the valuation of such security or index at the end of the Measurement Period is based on the average closing price of each such security or index for the 20 trading days immediately preceding March 1, 2009.

“Qualified Peer Group” means (a) the Dow Jones Industrial Average Index, (b) the S&P 500 Index and (c) each company included in the Initial Peer Group that has had its primary common equity security listed or traded on a national securities exchange or the NASDAQ National Market (or any successor thereto) throughout the Measurement Period.  The following companies included in the “Initial Peer Group” no longer qualify for the “Qualified Peer Group”:  Kerr-McGee Corporation; Pogo Producing Company; The Houston Exploration Company; and Western Gas Resources, Inc.

“Initial Peer Group” means the following companies:  Apache Corporation; Anadarko Petroleum Corporation; Cabot Oil & Gas Corporation; Chesapeake Energy Corporation; Cimarex Energy Co.; Denbury Resources Inc.; Devon Energy Corporation; Encana Corporation; EOG Resources, Inc.; Forest Oil Corporation; Kerr-McGee Corporation; Murphy Oil Corporation; Nexen Inc.; Noble Energy, Inc.; Pioneer Natural Resources; Pogo Producing Company; Questar Corporation; Range Resources Corporation; Southwestern Energy Company; St. Mary Land & Exploration Company; Stone Energy Corporation; Swift Energy Company; The Houston Exploration Company; Talisman Energy Inc.; Ultra Petroleum Corp., Inc.; Western Gas Resources, Inc.; and XTO Energy Inc.

“Measurement Period” means the period beginning on March 1, 2006 and ending on February 28, 2009.

(6)
Reflects time-vested restricted stock units that were awarded to the named executive officers on February 14, 2007, 12,000 time-vested shares of restricted stock that were awarded to Mr. Boothby on October 1, 2007 and 10,000 time-vested shares of restricted stock that were awarded to Mr. Dunn on October 1, 2007, in each case, under our 2004 omnibus stock plan.  Subject to continuous employment, the time-vested shares of restricted stock granted to Mr. Boothby and Mr. Dunn in October 2007 vest on October 1, 2010.  The time-vested restricted stock units granted to our named executive officers in February 2007 vest, subject to continuous employment, in three equal annual installments beginning on the second anniversary of the grant date.  The restricted stock and restricted stock units will vest upon death or disability and the restricted stock units also will vest if the executive’s employment with us is terminated by reason of a qualified retirement (as defined in the award agreements).  In addition, upon a change of control (as defined in our 2004 omnibus stock plan), all of the restricted stock units and shares of restricted stock will vest.

(7)
Reflects performance-based shares of restricted stock that were awarded to the named executive officers on February 14, 2007 under our 2004 omnibus stock plan.  The restricted stock awarded to our named executive officers in February 2007 was divided equally between “Base Restricted Shares” and “Bonus Restricted Shares.”  Generally, the restricted stock will be forfeited if an executive officer does not remain continuously employed through March 1, 2010.  The restricted stock will not be forfeited upon death or disability or if the executive’s employment with us is terminated by reason of a qualified retirement (as defined in the award agreements).  In addition, upon a change of control (as defined in our 2004 omnibus stock plan), the Base Restricted Shares will vest and become nonforfeitable and the forfeiture restrictions with respect to the Bonus Restricted Shares will lapse in accordance with the schedule set forth below assuming the Measurement Period had ended on the day immediately prior to the day on which the change of control occurs.  If not previously forfeited, the forfeiture restrictions will lapse on March 1, 2010, in accordance with the schedule set forth below.  All shares subject to forfeiture restrictions immediately following that date will be forfeited.

TSR Rank	Percentage of Base Restricted Shares as to Which Forfeiture Restrictions Lapse	Percentage of Bonus Restricted Shares as to Which Forfeiture Restrictions Lapse
Top 6 Top 7 Top 8 Top 9 Top 10 Top 11 Top 12 Top 13 Top 14 Top 15 Top 16 Top 17 Top 18 Top 19 Top 20 Below 20	100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 90% 80% 70% 60% 50% 0%	100% 87.5% 75% 62.5% 50% 40% 30% 20% 10% 0% 0% 0% 0% 0% 0% 0%

“TSR Rank” means our rank from one, to one plus the total number of companies and indices comprising the Qualified Peer Group, with us, each such other company and each such index together ranked from best to worst based on our, each such other company’s and each such index’s Total Stockholder Return.

“Total Stockholder Return” means the rate of return (expressed as a percentage) achieved with respect to our common stock, the primary common equity security of each company in the Qualified Peer Group and each index included in the Qualified Peer Group if (a) $100 was invested in each such security or index on the first day of the Measurement Period based on the average closing price of each such security or index for the 20 trading days immediately preceding such day, (b) if the record date for any dividend to be paid with respect to a particular security occurs during the Measurement Period, such dividend was reinvested in such security as of the record date for such dividend (using the closing price of such security on such record date) and (c) the valuation of such security or index at the end of the Measurement Period is based on the average closing price of each such security or index for the 20 trading days immediately preceding March 1, 2010.

“Qualified Peer Group” means (a) the Dow Jones Industrial Average Index, (b) the S&P 500 Index and (c) each company included in the Initial Peer Group that has had its primary common equity security listed or traded on a national securities exchange or the NASDAQ National Market (or any successor thereto) throughout the Measurement Period.  Pogo Producing Company was included in the “Initial Peer Group” but no longer qualifies for the “Qualified Peer Group.”

“Initial Peer Group” means the following companies:  Apache Corporation; Anadarko Petroleum Corporation; Berry Petroleum Company; Bill Barrett Corporation; Cabot Oil & Gas Corporation; Chesapeake Energy Corporation; Cimarex Energy Co.; Denbury Resources Inc.; Devon Energy Corporation; Encana Corporation; EOG Resources, Inc.; Forest Oil Corporation; Murphy Oil Corporation; Nexen Inc.; Noble Energy, Inc.; Pioneer Natural Resources; Pogo Producing Company; Questar Corporation; Range Resources Corporation; Southwestern Energy Company; St. Mary Land & Exploration Company; Stone Energy Corporation; Swift Energy Company; Talisman Energy Inc.; Ultra Petroleum Corp., Inc.; W&T Offshore, Inc.; and XTO Energy Inc.

“Measurement Period” means the period beginning on March 1, 2007 and ending on February 28, 2010.

(8)
Reflects stock options that were awarded to the named executive officers on February 7, 2008. All of the stock options were granted under our 2000 omnibus stock plan, with the exception of stock options covering 63,000 shares granted to Mr. Trice under our 2007 omnibus stock plan.  See “Grants of Plan-Based Equity Awards in 2008” above for the terms of these awards.

(9)
Reflects time-vested restricted stock units that were awarded to the named executive officers on February 7, 2008 under our 2007 omnibus stock plan.  See “Grants of Plan-Based Equity Awards in 2008” above for the terms of these awards.

Option Exercises and Stock Awards Vested in 2008

The following table contains information with respect to the named executive officers concerning stock option exercises during 2008.  None of the named executive officers’ stock awards vested during 2008.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)
Mr. Trice	20,000	1,082,795
Mr. Rathert	30,000	1,608,854
Mr. Boothby	7,500	347,265
Mr. Packer	20,000	840,052
Mr. Dunn	―	―

(1)	The amount represents the difference between the actual market price at the time of exercise and the option exercise price.

Nonqualified Deferred Compensation

The following table contains information with respect to the named executive officers concerning nonqualified deferred compensation at December 31, 2008.

Name		Executive Contributions in 2008(1) ($)	Registrant Contributions in 2008(2) ($)	Aggregate Earnings (Losses) in 2008 ($)	Aggregate Withdrawals/ Distributions(3) ($)	Aggregate Balance at December 31, 2008 ($)
Mr. Trice	(4)	1,600,000	―	176,421	1,477,013	3,738,921
	(5)	102,000	31,500	(1,239,276)	―	1,801,752
Mr. Rathert	(4)	800,000	―	78,208	644,947	1,759,458
	(5)	223,157	10,087	(396,502)	―	677,779
Mr. Boothby	(4)	800,000	―	69,842	523,187	1,697,342
	(5)	109,819	―	(103,566)	―	254,920
Mr. Packer	(4)	665,000	―	54,182	423,014	1,365,432
	(5)	5,167	5,167	(10,451)	―	32,566
Mr. Dunn	(4)	536,000	―	45,122	378,037	1,083,622
	(5)	5,327	5,327	(8,680)	―	25,525

(1)   All amounts are included in the Salary or Long-Term Bonus columns for 2008 in the Summary Compensation Table.

(2)
Reflects amounts that we contributed under our deferred compensation plan as a matching contribution for the benefit of each named executive officer.  These amounts are included in the All Other Compensation column for 2008 in the Summary Compensation Table.

(3)	All amounts reflect regularly scheduled installments of long-term cash awards pursuant to our incentive compensation plan.

(4)
Reflects long-term cash awards under our incentive compensation plan.  Amounts in the Executive Contributions in 2008 column reflect awards granted in February 2009 based upon performance in 2008.  These awards are included in the Aggregate Balance at December 31, 2008 column and are included in the Long-Term Bonus column for 2008 in the Summary Compensation Table.  Of the amounts shown in the Aggregate Earnings in 2008 column, $12,594, $5,402, $4,719, $4,167, and $3,179 also are reported for Messrs. Trice, Rathert, Boothby, Packer and Dunn, respectively, as above-market interest (as defined in SEC regulations) in the Nonqualified Deferred Compensation Earnings column for 2008 in the Summary Compensation Table.  Of the amounts shown in the Aggregate Balance at December 31, 2008 column, $3,574,502, $1,686,108, $1,631,819, $1,314,207 and $1,042,177 for Messrs. Trice, Rathert, Boothby, Packer and Dunn, respectively, also were included in the Summary Compensation Table for 2008 and prior years.

(5)
Reflects amounts relating to our deferred compensation plan.  Of the amounts shown in the Aggregate Balance at December 31, 2008 column, $1,548,762, $561,201, $227,774, $29,459 and $23,817 for Messrs. Trice, Rathert, Boothby, Packer and Dunn, respectively, also were included in the Summary Compensation Table for 2008 and prior years.

Incentive Compensation Plan.  Our incentive compensation plan provides for the creation each calendar year of an award pool that generally is equal to 5% of our adjusted net income (as defined in the plan) plus forfeitures of prior period awards.  All awards are paid in cash.  Awards may consist of both a current and a long-term portion.  Long-term cash awards are paid in four annual installments, each installment consisting of 25% of the award plus interest.  Long-term cash awards accrue interest at a rate of 6% per year, which may be adjusted by the Compensation & Management Development Committee of our Board from time to time.  Generally, employees are entitled to an installment of a long-term award only if they remain employed by us through the date of payment of the installment.  If employment is terminated due to a qualified retirement (as defined in the plan), however, the employee will be entitled to continue to receive regular installments of his or her outstanding long-term cash awards.  Since they have been employed by us continuously since January 1, 1993, Mr. Rathert and Mr. Dunn are entitled to regular installments of their respective long-term cash awards regardless of their employment status with us unless they are terminated for cause (as defined in the plan).  If an employee dies or experiences a permanent disability (as defined in the plan), the full amount remaining of any long-term awards, plus interest, will be paid to the employee or his or her estate, as applicable, 90 days after the event.  Upon a change of control, employees will be paid their outstanding long-term awards, plus interest, at the time of the change of control.  See “Potential Payments Upon Termination or Change of Control” below.

Deferred Compensation Plan.  Our deferred compensation plan allows an eligible employee to defer up to 90% of his or her salary and all of his or her bonus on an annual basis.  We make a matching contribution for up to 8% of the employee’s salary.  Our contribution with respect to any particular employee under the deferred compensation plan is reduced to the extent that we make contributions to our 401(k) plan on behalf of that employee.  Effective January 1, 2007, we established an irrevocable rabbi trust to hold employee account balances under our deferred compensation plan.  Employee account balances reflect investments, at the direction of each employee, in substantially the same investment alternatives, including (as of November 6, 2008) our common stock, as are available under our 401(k) plan.  Payments must begin at separation from service; however, officers must generally wait six months after separation from service for distributions to begin.  Upon separation from service, payments will be made in accordance with the participant’s elections.  Distributions due to financial hardship, as determined by the plan committee (as defined in the plan) are permitted, but other unscheduled withdrawals are not allowed.  In the event of a change of control, the Compensation & Management Development Committee has the authority to terminate the plan within the 30 days preceding or 12 months after a change of control and, in the event of such a termination, each participant’s account will be distributed within 12 months of the termination.  See “Potential Payments Upon Termination or Change of Control” below.

Potential Payments Upon Termination or Change of Control

Change of Control Severance Agreements.  None of our named executive officers have employment contracts; however, we have entered into change of control severance agreements with our named executive officers.  The agreements have an initial term of three years, with automatic daily extensions unless our Board takes action to cease the automatic extensions.

The agreements generally provide for a severance protection period that begins on the date of a change of control of our company and ends on the third anniversary of that date (certain circumstances may cause an extension of the period).  During the protected period, if the executive’s employment is terminated by us without cause or by the executive for good reason, the agreements provide for the following severance benefits:

•
a lump sum cash payment equal to three times the sum of (a) the greater of the executive’s base salary prior to the change of control or at any time thereafter and (b) one-half of the greater of the executive’s cash bonus compensation for the two years ending prior to the change of control or for the two years ending prior to the executive’s termination of employment;

•
full vesting of restricted stock (other than the Bonus Restricted Shares granted in February 2006 and in February 2007), restricted stock units and stock options (vesting of restricted stock, restricted stock units and stock options also is covered under our omnibus stock plans);

•
health coverage at active benefit levels for three years (health benefits are to be offset by any health benefits the executive receives from subsequent employment and a cash payment may be made by us in lieu of providing coverage if the executive is not eligible for the coverage or if the health benefits provided would be taxable to the executive); and

•	outplacement services for three years (or until the executive begins full-time employment with a new employer, if earlier) in an amount not exceeding $30,000.

If the executive is terminated by us for failure to perform the executive’s duties for at least 180 days due to physical or mental illness, the severance benefits do not apply.

A “change of control” means:

•	we are not the survivor in any merger, consolidation or other reorganization (or survive only as a subsidiary);
•	the consummation of a merger or consolidation with another entity pursuant to which less than 50% of the outstanding voting securities of the survivor will be issued in respect of our capital stock;
•	we sell, lease or exchange all or substantially all of our assets;
•	we are to be dissolved and liquidated;
•	any person acquires ownership or control (including the power to vote) of more than 50% of the shares of our voting stock (based upon voting power); or
•	as a result of or in connection with a contested election of directors, the persons who were our directors before the election cease to constitute a majority of our Board.

However, a change of control does not include any merger, consolidation, reorganization, sale, lease, exchange, or similar transaction solely between us and one or more entities that were wholly owned by us immediately prior to the event.

“Good reason” means:

•
a material reduction in the executive’s authority, duties, titles, status or responsibilities or the assignment to the executive of duties or responsibilities inconsistent in any material respect from those previously in effect;

•	any reduction in the executive’s base salary;
•
any failure to provide the executive with a combined total of base salary and bonus compensation at a level at least equal to the combined total of (a) the executive’s base salary immediately prior to the change of control and (b) one-half of the total of all cash bonuses (current and long-term) awarded to the executive for the two most recent years ending prior to the change of control;

•	we fail to obtain a written agreement from any successor to assume and perform the agreements; or
•	relocation of our principal executive offices by more than 50 miles or the executive is based at any office other than our principal executive offices.

“Cause” means:

•	willful and continued failure to substantially perform duties;
•	conviction of or plea of nolo contendre to a felony or a misdemeanor involving moral turpitude;
•	willful engagement in gross misconduct materially and demonstrably injurious to us;
•	material violation of any of our material policies; or
•	the executive is the subject of an order obtained or issued by the SEC for any securities violation involving fraud.

If the payment of benefits under the agreement results in the executive being subject to parachute payment excise taxes, we must make an additional payment to the executive in an amount such that after the payment of all income and excise taxes, the executive will be in the same net after-tax position as if no parachute payment excise taxes had been imposed.  Receipt of benefits under the agreement (other than the vesting of stock awards) is subject to the executive’s execution of a comprehensive release, which contains non-disparagement provisions and a confidentiality agreement.  If a dispute arises, the agreement provides for binding arbitration at our expense (unless the arbitrator provides otherwise with respect to the executive’s expenses).

Omnibus Stock Plans.  Under our 2000, 2004 and 2007 omnibus stock plans, stock options will fully vest and shares of restricted stock and restricted stock units (other than the Bonus Restricted Shares granted in February 2006 and in February 2007) will fully vest and become nonforfeitable upon a change of control (as defined in the plans).  For purposes of the 2000, 2004 and 2007 omnibus stock plans, the definition of change of control is substantially the same as the definition under the change of control severance agreements described above.  The Bonus Restricted Shares awarded in February 2006 and in February 2007 would have been forfeited upon a change of control occurring before March 1, 2008 and March 1, 2009, respectively.  The performance conditions for the February 2006 restricted stock grants were not satisfied and, accordingly, all of the shares of restricted stock granted in February 2006 were forfeited on March 1, 2009.  Since it is after March 1, 2009, if a change of control occurs in the future, forfeiture restrictions with respect to the Bonus Restricted Shares granted in February 2007 will lapse in accordance with the schedule set forth in footnote 7 to the Outstanding Equity Awards at December 31, 2008 table beginning on page 28 of this Proxy Statement, assuming the Measurement Period had ended on the day immediately prior to the day on which the change of control occurs.

In the case of death or disability, stock options will fully vest and remain exercisable for one year, and shares of restricted stock and restricted stock units (other than the restricted stock granted in February 2006 and in February 2007) will fully vest and become nonforfeitable.  Upon death or disability, a pro rata portion of the Base Restricted Shares granted in February 2006 would have vested and become nonforfeitable, and the Bonus Restricted Shares granted in February 2006 would have been forfeited.  However, the performance conditions for the February 2006 restricted stock grants were not satisfied and, accordingly, all of the shares of restricted stock granted in February  2006 were forfeited on March 1, 2009.  The restricted stock granted in February 2007 will remain restricted and continue subject to the terms of the award agreements.

Subject to earlier termination or expiration, in the case of a termination of employment by us other than for cause (as defined in the award agreements), stock options generally will remain exercisable for three months after the termination to the extent then exercisable.  The definitions of cause in the award agreements are comparable to the definition under the change of control severance agreements described above.  In the case of the stock options granted in 2000, 2001 and 2002, if employment is terminated voluntarily by the employee with our prior written consent, the stock options also will remain exercisable for three months after the termination to the extent then exercisable.

In the case of any other termination, unexercised stock options and unvested shares of restricted stock and restricted stock units will be forfeited except as described below in the case of a qualified retirement (as defined in the award agreements).  For purposes of the February 2006 and February 2007 restricted stock awards and the February 2007 restricted stock unit awards, qualified retirement generally is defined as retirement with at least 60 years of age and 10 years of continuous service.  Upon a qualified retirement, the restricted stock granted in February 2007 will remain restricted and continue subject to the terms of the award agreements.  The performance conditions for the February 2006 restricted stock grants were not satisfied and, accordingly, all of the shares of restricted stock granted in February 2006 were forfeited on March 1, 2009. The restricted stock units granted in February 2007 and a pro rata portion of the restricted stock units granted in February 2008 will vest and become nonforfeitable upon a qualified retirement.  The pro rata portion that will vest is determined by multiplying the number of restricted stock units granted by the fraction that results from dividing (1) the number of days elapsed since the grant date by (2) the number of days from the grant date until the fourth anniversary of the grant date.  For purposes of the February 2008 restricted stock unit awards, qualified retirement generally is defined as an executive retiring (1) with at least 10 years of continuous service or service credit, (2) providing at least 6 months prior written notice to our Board and (3) either being (a) at least 60 years of age and signing a non-compete agreement that remains effective until reaching age 62 or (b) at least 62 years of age.  The stock options granted to Mr. Trice in February 2008 will be exercisable in full for a period of five years after a qualified retirement, which is defined for purposes of that award as his retirement no earlier than February 15, 2010 with at least 6 months prior written notice to our Board.

Incentive Compensation Plan.  Except as described below, named executive officers forfeit unpaid installments of long-term cash awards upon termination of employment.  Under our incentive compensation plan, unpaid installments of long-term cash awards will fully vest and the named executive officers will be paid their aggregate balance in our incentive compensation plan upon such a change of control (as defined in the plan).  The definition of change of control under the incentive compensation plan is substantially the same as the definition under the change of control severance agreements described above.  Upon death or disability, the aggregate balance under the plan will be paid in a lump sum.  The named executive officers are entitled to continue to receive regular installments of their outstanding long-term cash awards if employment is terminated due to a qualified retirement (defined as being at least age 55, with 10 years of continuous service or service credit and providing at least 6 months prior written notice to our Board). Since they have been employed by us continuously since January 1, 1993, Mr. Rathert and Mr. Dunn are entitled to regular installments of their respective long-term cash awards regardless of their employment status with us unless they are terminated for cause (as defined in the plan).  The definition of cause is comparable to the definition under the change of control severance agreements described above.  See “Nonqualified Deferred Compensation” beginning on page 32 of this Proxy Statement.

Deferred Compensation Plan.  Upon termination of employment with us, our named executive officers are entitled to full payment of their balances in our deferred compensation plan.  See “Nonqualified Deferred Compensation” beginning on page 32 of this Proxy Statement.

The following narrative and tables describe potential payments or benefits upon termination, change of control or other post-employment scenarios for each of the named executive officers.  The following tables generally do not include amounts payable pursuant to plans that are available generally to all salaried employees.  The amounts in the tables show only the value of amounts payable or benefits due to enhancements in connection with each scenario, and do not reflect amounts otherwise payable or benefits otherwise due as a result of employment.  There would be no amounts payable or benefits due to enhancements in connection with (1) an involuntary termination for cause, (2) an involuntary termination not for cause or (3) a voluntary termination of a non-retirement eligible executive.  Accordingly, no amounts are shown for those scenarios.  The actual amounts to be paid out in any scenario can only be determined at the time of such executive officer’s separation from Newfield.

The following assumptions apply to the tables:

•	For all scenarios, the trigger event is assumed to be December 31, 2008.

•
“Cash Severance Payment” only includes the cash payment based on base salary and bonus, as described under “Change of Control Severance Agreements” above.  All other amounts and adjustments mandated  by the change of control severance agreements are shown in connection with the associated other benefits included in the tables.

•	For all scenarios, a stock price of $19.75 per share (the closing price of our common stock on the NYSE on December 31, 2008) is used.

•	Vested stock options, restricted stock and restricted stock units are not included in these tables since they are already vested.

•	The amounts for long-term cash awards that are unvested and accelerated represent each executive’s account balance and, where applicable, interest payable to each executive.

•
The amounts for restricted stock and restricted stock units that are unvested and accelerated are calculated by multiplying the number of unvested shares of restricted stock or unvested restricted stock units by $19.75 (the closing price of our common stock on the NYSE on December 31, 2008).  However, no value was included for the Bonus Restricted Shares that were awarded on February 14, 2006 since the performance conditions were not satisfied and those shares of restricted stock were forfeited on March 1, 2009.

•
Amounts for stock options that are unvested and accelerated would be calculated by multiplying the number of stock option shares that are unvested by the difference between the exercise price per share and $19.75 (the closing price of our common stock on the NYSE on December 31, 2008).  However, since the exercise price of each executive’s unvested stock options exceeded the closing price of our common stock on December 31, 2008, no value is reflected in the tables for stock options.

•
The amounts for health coverage are the estimated cost to us to provide existing medical and dental benefits to each executive for the three-year time period specified in each executive’s change of control severance agreement if both a change of control and a termination occur as required by the change of control severance agreements.  As of December 31, 2008, Messrs. Trice and Rathert were retirement eligible under the terms of our medical plan.  Accordingly, their amounts are net of the retiree medical benefits available to all retirement eligible employees.

•	The placement services amounts represent the maximum benefits available to each executive under their change of control severance agreements.

Deferred Compensation Plan amounts payable in connection with the various scenarios are not shown in the tables below because these amounts are disclosed earlier in the Nonqualified Deferred Compensation table on page 32.

Mr. Trice	Retirement(1) ($)	Long-Term Disability ($)	Death ($)	Change of Control (With Involuntary Termination or Voluntary Termination For Good Reason) ($)	Change of Control (No Termination) ($)
Cash Severance Payment	―	―	―	9,300,000	―
Long-Term Cash Awards Unvested and Accelerated(2)	―	―	―	―	―
Restricted Stock and Restricted Stock Units Unvested and Accelerated	1,316,693	5,079,547	5,079,547	4,453,570	4,453,570
Option Awards Unvested and Accelerated	―	―	―	―	―
Health Coverage	―	―	―	5,853	―
Placement Services	―	―	―	30,000	―
Excise Tax Gross-Up(3)	―	―	―	4,342,629	―
Total	1,316,693	5,079,547	5,079,547	18,132,052	4,453,570

Mr. Rathert	Retirement(1) ($)	Long-Term Disability ($)	Death ($)	Change of Control (With Involuntary Termination or Voluntary Termination For Good Reason) ($)	Change of Control (No Termination) ($)
Cash Severance Payment	N/A	―	―	4,650,000	―
Long-Term Cash Awards Unvested and Accelerated(2)	N/A	―	―	―	―
Restricted Stock and Restricted Stock Units Unvested and Accelerated	N/A	2,983,672	2,983,672	2,705,770	2,705,770
Option Awards Unvested and Accelerated	N/A	―	―	―	―
Health Coverage	N/A	―	―	8,779	―
Placement Services	N/A	―	―	30,000	―
Excise Tax Gross-Up(3)	N/A	―	―	―	―
Total	N/A	2,983,672	2,983,672	7,394,549	2,705,770

Mr. Boothby	Retirement(1) ($)	Long-Term Disability ($)	Death ($)	Change of Control (With Involuntary Termination or Voluntary Termination For Good Reason) ($)	Change of Control (No Termination) ($)
Cash Severance Payment	N/A	―	―	4,575,000	―
Long-Term Cash Awards Unvested and Accelerated	N/A	899,624	899,624	899,624	899,624
Restricted Stock and Restricted Stock Units Unvested and Accelerated	N/A	2,155,140	2,155,140	1,836,770	1,836,770
Option Awards Unvested and Accelerated	N/A	―	―	―	―
Health Coverage	N/A	―	―	70,858	―
Placement Services	N/A	―	―	30,000	―
Excise Tax Gross-Up(3)	N/A	―	―	2,309,283	―
Total	N/A	3,054,764	3,054,764	9,721,535	2,736,394

Mr. Packer	Retirement(1) ($)	Long-Term Disability ($)	Death ($)	Change of Control (With Involuntary Termination or Voluntary Termination For Good Reason) ($)	Change of Control (No Termination) ($)
Cash Severance Payment	N/A	―	―	3,382,500	―
Long-Term Cash Awards Unvested and Accelerated	N/A	698,614	698,614	698,614	698,614
Restricted Stock and Restricted Stock Units Unvested and Accelerated	N/A	1,816,092	1,816,092	1,629,395	1,629,395
Option Awards Unvested and Accelerated	N/A	―	―	―	―
Health Coverage	N/A	―	―	75,799	―
Placement Services	N/A	―	―	30,000	―
Excise Tax Gross-Up(3)	N/A	―	―	1,894,457	―
Total	N/A	2,514,706	2,514,706	7,710,765	2,328,009

Mr. Dunn	Retirement(1) ($)	Long-Term Disability ($)	Death ($)	Change of Control (With Involuntary Termination or Voluntary Termination For Good Reason) ($)	Change of Control (No Termination) ($)
Cash Severance Payment	N/A	―	―	2,782,500	―
Long-Term Cash Awards Unvested and Accelerated(2)	N/A	―	―	―	―
Restricted Stock and Restricted Stock Units Unvested and Accelerated	N/A	1,806,217	1,806,217	1,619,520	1,619,520
Option Awards Unvested and Accelerated	N/A	―	―	―	―
Health Coverage	N/A	―	―	76,815	―
Placement Services	N/A	―	―	30,000	―
Excise Tax Gross-Up(3)	N/A	―	―	―	―
Total	N/A	1,806,217	1,806,217	4,508,835	1,619,520

(1)
Mr. Trice is the only named executive officer who is retirement eligible as of December 31, 2008, as defined in the relevant award agreements and plan documents.  Mr. Trice has announced that he will retire as our Chief Executive Officer at the annual meeting on May 7, 2009.  The amounts reflected in the table above for Mr. Trice do not reflect the actual amounts that will be paid in connection with his retirement in May 2009 since the amounts shown in the table are based on the assumptions set forth above, only reflect the value of amounts payable or benefits due to enhancements in connection with an assumed retirement on December 31, 2008 and generally do not reflect amounts payable to all salaried employees or pursuant to the deferred compensation plan, all as described above.

(2)
Since they have been employed by us continuously since January 1, 1993, Messrs. Rathert and Dunn were vested in their respective unpaid long-term cash awards at the time of grant.  Since Mr. Trice is at least age 55 with 10 years of continuous service, we considered him vested in his unpaid long-term cash awards for purposes of these tables.  Accordingly, long-term cash award amounts for those individuals are not reflected in the tables since they receive no incremental benefit with respect to their long-term cash awards.

(3)
The gross-up for the excise tax is with respect to the cash severance payment, the long-term cash awards that become vested upon change of control, the restricted stock and restricted stock units that become vested upon change of control, the continued health coverage and the outplacement services, all assuming a change of control and subsequent termination occurred on December 31, 2008.  A gross-up payment would only be made if both a change of control and a termination occur, as provided in the change of control severance agreements.  The 20% excise tax is only triggered if the total of the listed benefits is greater than three times the average of the prior five years W-2 pay, and the excise tax is then imposed on the total of the benefits listed in excess of the average of the prior five years W-2 pay.  Accordingly, the amounts are shown only for the named executive officers whose total benefits trigger the 20% excise tax.  To determine the appropriate gross-up for excise tax, for Messrs. Trice and Boothby (named executive officers without a state income tax), the following tax rates were used:  35% federal, 0% state, 20% excise, 1.45%  Medicare and 0.35% decrease in itemized deductions benefit.  For Mr. Packer, the following tax rates were used:  35% federal, 4.63% state, 20% excise, 1.45% Medicare and 1.271% increase in itemized deductions benefit.  Messrs. Rathert’s and Dunn’s payments would not trigger a gross-up for excise tax.

NON-EMPLOYEE DIRECTOR COMPENSATION

Only non-employee directors are compensated for serving as directors.  The following table contains information with respect to 2008 compensation for our non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Philip J. Burguieres	61,250	100,766	―	162,016
Pamela J. Gardner	66,500	100,766	―	167,266
Dennis R. Hendrix	68,000	100,766	―	168,766
John Randolph Kemp III	67,250	100,766	―	168,016
J. Michael Lacey	63,500	100,766	―	164,266
Joseph H. Netherland	62,000	100,766	―	162,766
Howard H. Newman	58,250	100,766	―	159,016
Thomas G. Ricks	81,500	100,766	―	182,266
Juanita F. Romans	64,250	100,766	―	165,016
C. E. (Chuck) Shultz	93,500	100,766	1,000	195,266
J. Terry Strange	65,000	100,766	―	165,766

(1)
Reflects compensation expense recognized for financial statement reporting purposes in 2008 in accordance with SFAS No. 123(R), disregarding any estimated forfeitures related to service-based vesting conditions as required by SEC regulations.  Amounts include a pro rata portion of the May 2007 and May 2008 restricted stock awards to our non-employee directors.  The grant date fair value of each 2007 award and 2008 award computed in accordance with SFAS No. 123(R) was $99,506 and $100,301, respectively, based on the mean of the high and low sales prices of our common stock on the grant date. As of December 31, 2008, there were 18,667 shares of restricted stock outstanding under our non-employee director restricted stock plan.

(2)
Reflects charitable contributions with respect to 2008 pursuant to our matching gift program for non-employee directors.  Under this program, we match our non-employee directors’ charitable contributions up to $1,000 per year.

For purposes of annual fees, an annual period begins on the date of our annual meeting of stockholders and ends on the date of our next annual meeting.  For the annual periods beginning each May, our non-employee directors are paid an annual fee of $50,000 and our Lead Director is paid an additional annual fee of $15,000.  The chairpersons of the Audit Committee and Compensation & Management Development Committee are paid an additional annual fee of $15,000 and the chairperson of the Nominating & Corporate Governance Committee is paid an additional annual fee of $6,000.  In addition to annual fees, directors receive a fee of $1,500 for each board and committee meeting not held on the same day as another board or committee meeting ($750 if the meeting is telephonic).  In addition, directors are paid a fee of $1,000 for each committee meeting held on the same day as a board meeting if the committee meeting lasts for a substantial period of time.  As set forth in the table above, our non-employee directors earned $1,860,426 in the aggregate ($751,000 of which was paid in cash) in 2008 as compensation for serving as directors.  Non-employee directors also are reimbursed for out-of-pocket expenses incurred to attend board and committee meetings.  Although he did not receive compensation for his service as a director while he served as our Chief Executive Officer, when Mr. Trice retires as our Chief Executive Officer at the annual meeting on May 7, 2009, Mr. Trice will be eligible to receive the above-described fees as a non-employee director if he is re-elected to the Board at the annual meeting.

Director stock awards are granted pursuant to our non-employee director restricted stock plan.  Each of our non-employee directors who was in office immediately after our 2008 annual meeting of stockholders was granted restricted shares with a market value of $100,000 based on the closing sales price of our common stock on the date of the annual meeting.  In addition, each non-employee director who is appointed to our Board (not in connection with an annual meeting of stockholders) is granted restricted shares with a market value of $100,000 based on the closing sales price of our common stock on the date of appointment.  With respect to all such grants, the restrictions lapse on the day before the first annual meeting of stockholders following the date of grant.  An aggregate of 200,000 restricted shares were initially available for issuance pursuant to our non-employee director restricted stock plan.  As of February 28, 2009, there were 66,925 restricted shares available for grant and 18,667 restricted shares outstanding under our non-employee director restricted stock plan.  Our Board has approved the termination of our existing non-employee director restricted stock plan if the Newfield Exploration Company 2009 Non-Employee Director Restricted Stock Plan is approved by our stockholders at the annual meeting, such that no further grants could be made under the existing plan after approval of the new plan at the annual meeting.  If the 2009 Non-Employee Director Restricted Stock Plan is not approved by stockholders, the existing plan will remain in effect.  If the 2009 Non-Employee Director Restricted Stock Plan is not approved by stockholders and there are insufficient shares remaining under the existing plan to grant restricted shares with a market value of $100,000 as provided in the existing plan, then the non-employee directors entitled to a grant will share pro rata in the shares available for grant under the existing plan.  Mr. Boothby and Mr. Trice are employees of our company and, regardless of Mr. Trice’s retirement in May 2009, are not eligible to receive a grant under either the existing plan or the 2009 Non-Employee Director Restricted Stock Plan if they are elected to the Board at the annual meeting.  See “Approval of the Newfield Exploration Company 2009 Non-Employee Director Restricted Stock Plan” beginning on page 47 for more information.

Each of Ms. Gardner and Ms. Romans and Messrs. Burguieres, Hendrix, Kemp, Lacey, Netherland, Newman, Ricks, Shultz and Strange were granted 1,697 restricted shares on May 1, 2008, the date of our 2008 annual meeting of stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Burguieres, Hendrix, Kemp, Lacey, Netherland and Shultz (chairman) served during 2008 on the Compensation & Management Development Committee of our Board.  There were no “interlocks” among any of the members of the committee and any of our executive officers.

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

We have not formally adopted policies or procedures for approval of related party transactions.  However, related party transactions are strongly discouraged.  The Nominating & Corporate Governance Committee and our Board annually review related party transactions with respect to directors (including those transactions described below with respect to directors and those described above under “Corporate Governance−Board of Directors”) as part of their annual assessment of director independence and the director nomination process, as provided in our written corporate governance guidelines and the written charter of our Nominating & Corporate Governance Committee.  Other related party transactions are disclosed to our Board or a Board committee and are addressed on a case-by-case basis.

David A. Trice, our Chairman and Chief Executive Officer, and Susan G. Riggs, our Treasurer, are minority owners of Huffco International L.L.C.  In May 1997, prior to Mr. Trice and Ms. Riggs joining us, we acquired from Huffco an entity now known as Newfield China, LDC, the owner of a 12% interest in a three field unit located on Blocks 04/36 and 05/36 in Bohai Bay, offshore China.  Huffco retained preferred shares of Newfield China that provide for an aggregate dividend equal to 10% of the excess of proceeds received by Newfield China from the sale of oil, gas and other minerals over all costs incurred with respect to exploration and production in Block 05/36, plus the cash purchase price we paid Huffco for Newfield China ($6 million).  At December 31, 2008, Newfield China had unrecovered exploration and production costs that exceeded revenues.  As a result, no dividends have been paid as of December 31, 2008 on its preferred shares.  Newfield anticipates that it will begin paying preferred dividends in the fourth quarter of 2009.  Based on our estimate of the net present value of the proved reserves associated with Block 05/36, the indirect interests (through Huffco) in Newfield China’s preferred shares held by Mr. Trice and Ms. Riggs had a net present value of approximately $242,000 and $93,000, respectively, at December 31, 2008.

In connection with our request that Lee K. Boothby, one of our executive officers, relocate from our Tulsa, Oklahoma office to our corporate headquarters in Houston, Texas in 2007, we engaged a relocation service to purchase Mr. Boothby’s home in Tulsa, Oklahoma.  On December 19, 2007, Mr. Boothby and the relocation service entered into an agreement to purchase Mr. Boothby’s home for $950,000.  The purchase price was based on an appraisal prepared by an independent appraisal service.  The sale of the home closed on January 15, 2008.  At the time of the sale, the relocation service and Mr. Boothby entered into a lease agreement providing for Mr. Boothby to lease the home from the relocation service until June 1, 2008 for monthly rent of $3,600 paid by Mr. Boothby.  The relocation service sold the home to a third party in 2009.  We are responsible for all costs associated with the sale customarily paid by the seller and we recognized a loss of $196,234 on the sale of the home in 2009.

EQUITY COMPENSATION PLAN INFORMATION

The table below provides information relating to our equity compensation plans as of December 31, 2008.  All of our equity compensation plans have been approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1) (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2) ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column) (3) (#)
Equity compensation plans approved by security holders	3,895,711	25.51	2,600,347
Equity compensation plans not approved by security holders	―	―	―
Total	3,895,711	25.51	2,600,347

(1)
Of the 3,895,711 shares shown in the table above as securities to be issued upon exercise of outstanding options, warrants and rights, 3,458,746 were subject to outstanding stock option awards and 436,965 were subject to outstanding restricted stock unit awards as of December 31, 2008.  The table below provides additional information regarding our outstanding stock options, the majority of which have exercise prices above the $19.75 per share closing price of our common stock on December 31, 2008.

Options Outstanding				Options Exercisable
Range of Exercise Prices ($)	Number of Shares Underlying Options (#)	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price per Share ($)	Number of Shares Underlying Options (#)	Weighted- Average Exercise Price per Share ($)
		(In years)
12.51 to 15.00	172,275	1.1	14.79	172,275	14.79
15.01 to 17.50	618,750	3.6	16.64	618,750	16.64
17.51 to 22.50	427,945	3.3	18.96	426,945	18.95
22.51 to 27.50	501,780	5.2	24.78	355,820	24.78
27.51 to 35.00	951,346	6.0	31.15	510,346	31.01
35.01 to 41.72	167,100	6.4	38.00	74,700	38.08
41.73 to 48.45	619,550	9.1	48.45	―	―
	3,458,746	5.5	28.74	2,158,836	22.43

(2)
The $25.51 weighted-average exercise price shown in the table above includes awards of restricted stock units that do not have an exercise price.  Without those awards, the weighted-average exercise price per share would be $28.74.

(3)
Our Board has approved the termination of our existing 2000 omnibus stock plan, 2004 omnibus stock plan and 2007 omnibus stock plan if the Newfield Exploration Company 2009 Omnibus Stock Plan is approved by our stockholders at the annual meeting, such that no further grants could be made under those existing plans after approval of the 2009 Omnibus Stock Plan at the annual meeting.  In addition, our Board has approved the termination of our existing non-employee director restricted stock plan if the Newfield Exploration Company 2009 Non-Employee Director Restricted Stock Plan is approved by our stockholders at the annual meeting, such that no further grants could be made under the existing non-employee director plan after approval of 2009 Non-Employee Director Plan at the annual meeting.  Of the 2,600,347 shares remaining available for issuance as of December 31, 2008 reflected in the table above, 2,035,564 of those shares are under the existing 2000, 2004 and 2007 omnibus stock plans and 66,925 of those shares are under the existing non-employee director plan, and would no longer be available for issuance after the annual meeting if the 2009 Omnibus Stock Plan and the 2009 Non-Employee Director Plan are approved by our stockholders at the annual meeting.  See “Approval of the Newfield Exploration Company 2009 Omnibus Stock Plan” and “Approval of the Newfield Exploration Company 2009 Non-Employee Director Restricted Stock Plan” for more information.  Of the 2,600,347 shares remaining available for issuance as of December 31, 2008 reflected in the table above, 497,858 of those shares are under our employee stock purchase plan (approximately 92,035 of which are estimated to be issued in the current purchase period).

APPROVAL OF THE
NEWFIELD EXPLORATION COMPANY 2009 OMNIBUS STOCK PLAN

Proposal 2 on Proxy Card

On February 5, 2009, our Board of Directors adopted the Newfield Exploration Company 2009 Omnibus Stock Plan and directed that the plan be presented to our stockholders for approval at the annual meeting.

As of March 1, 2009, an aggregate of 1,274,066 shares of our common stock were available for grant pursuant to all of our employee stock plans (other than pursuant to our employee stock purchase plan).  Our Board has approved the termination of our existing 2000 omnibus stock plan, 2004 omnibus stock plan and 2007 omnibus stock plan (which are all of our employee stock plans other than our employee stock purchase plan) if the 2009 Omnibus Stock Plan is approved by our stockholders, such that no new grants could be made under those existing plans after approval of the 2009 Omnibus Stock Plan at the annual meeting.

As of March 1, 2009:

•	3,443,246 shares of our common stock were subject to outstanding stock option awards granted under all of our employee stock plans (other than pursuant to our employee stock purchase plan);

•	these awards have a weighted-average exercise price per share of $28.75 and a weighted-average remaining term of 5.12 years; and

•	excluding forfeited shares, 3,242,258 unvested shares of restricted stock and unvested restricted stock units were outstanding under all of our employee stock plans.

If the 2009 Omnibus Stock Plan is approved by our stockholders, our Board has approved the termination of all our existing employee stock plans (including any of the 1,274,066 shares available for grant under those plans as of March 1, 2009 that continue to remain available for grant immediately before stockholder approval of the plan at the annual meeting, as described above), other than the employee stock purchase plan.  In addition, David A. Trice, our Chairman and Chief Executive Officer will not be a participant under the plan if it is approved by our stockholders at the annual meeting.

The plan contains numerous features that reflect our commitment to effective corporate governance and our intention to maximize the incentive effect of awards granted under the plan.  These features include:

•	administration of the plan by our Compensation & Management Development Committee, which is a committee of independent directors;
•
a fungible share pool design where the shares available for grant under the plan are reduced by 1.5 times the number of shares of restricted stock or restricted stock units awarded under the plan, and are reduced by 1 times the number of shares subject to stock options awarded under the plan;

•
the aggregate shares available under the plan will not be increased for shares that are tendered in payment of an option, shares withheld to satisfy tax withholding obligations or shares repurchased by us with option proceeds;

•	minimum option exercise price equal to the fair market value of our common stock on the date of grant;
•	a prohibition on repricing of outstanding options without stockholder approval;
•	three-year minimum full vesting for awards that are not performance-based and one-year minimum full vesting for performance-based awards;
•	restrictions on the fair market value of shares of our common stock that may be issued to any one individual during any calendar year as restricted stock or restricted stock units;
•
any dividend payments on restricted stock (performance-based or time vesting) are withheld by us until the forfeiture restrictions on the restricted stock lapse, and participants do not have the right to receive dividends or dividend-equivalent payments on restricted stock units or options;

•	provisions designed to allow awards to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code; and
•	no material amendments without stockholder approval, as described below under “—Summary of the Plan—Amendment.”

With respect to the minimum vesting periods, the plan permits a limited exception for no more than 5% of the number of shares of our common stock subject to the plan, or in the case of death, disability, retirement or change of control.

The purpose of the 2009 Omnibus Stock Plan is to provide a means through which we can attract and retain employees.  The oil and gas industry has experienced robust conditions in recent years.  Despite the recent downturn in commodity prices, the competition for geoscientists and petroleum engineers and other talented employees has remained strong.  The plan provides a means for those individuals upon whom the successful administration and management of our company rests, and whose present and potential contributions to our welfare are of importance, to acquire and maintain stock ownership.  We believe this will strengthen their concern for our company.  We believe in equity compensation as a means of providing our employees with additional incentive and reward opportunities designed to enhance our profitable growth and to better align our employees’ interests with those of our stockholders, while at the same time allowing us to continue to invest our cash flow in our business.

As of March 1, 2009, we had 1,051 full-time employees.  Information regarding our historical grant practices is provided below:

•
For the year ended December 31, 2008, our stock awards granted under all of our stock plans (other than the employee stock purchase plan) expressed as a percentage of our shares outstanding (the “burn rate”) was 1.30%.  Our average burn rate for the three-year period ended December 31, 2008 was 1.01%.  Over the same three-year period, our number of employees has increased 20.7% to meet business expansion and growth opportunities.

•
Our overhang (total awards outstanding + shares available for grant, expressed as a percentage of our shares outstanding) was 6.40% as of December 31, 2008.  If the 2009 Omnibus Stock Plan and the 2009 Non-Employee Director Restricted Stock Plan (see page 47) had been approved by our stockholders as of March 1, 2009, our maximum overhang would have been 7.12%.

•	During 2008, awards to our employees who are not our named executive officers comprised 83% of the total awards that we granted to all of our employees.

Summary of the Plan

The full text of the plan is included in this Proxy Statement as Appendix A.  The following summary of the plan is qualified in its entirety by reference to the full text of the plan.

Eligibility; Types of Awards.  Under the plan, the committee administering the plan (which will be the Compensation & Management Development Committee of our Board) may award nonqualified stock options, incentive stock options, restricted stock and restricted stock units to employees of our company and its subsidiaries (other than Mr. Trice, as described above).

Options.  Options granted under the plan may be either “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code or “nonqualified stock options” that do not qualify for special tax treatment under Section 422 or similar provisions.  Each option will have a specified term that cannot exceed 10 years.

No stock option may be granted with a per share exercise price less than the fair market value of a share of our common stock on the date the stock option is granted.  For this purpose, the fair market value of a share for a particular day is equal to the average of the high and low sales prices of our common stock on the NYSE on that day.  Generally, the committee may not, without stockholder approval, amend any outstanding option to lower the exercise price or cancel and replace an outstanding option with an option having a lower option price.

Restricted Stock.  Under the plan, the committee may issue shares of our common stock in the form of restricted stock awards.  Unless otherwise provided in the agreement governing an award, participants will have the right to vote restricted shares.  Until forfeiture restrictions lapse, any cash or in-kind dividends paid with respect to restricted stock awards will be withheld by us, and will be paid to the participant, without interest, only if and when the restrictions expire.  The committee will determine the participants to whom restricted shares will be awarded, the number of shares to be awarded, the duration of the restricted period, the conditions under which the shares may be forfeited to us and any other terms and conditions.  Restricted stock may not be disposed of by a participant until the restrictions specified in the restricted stock award expire.

The committee also may establish performance targets applicable to restricted stock awards, including in such a manner as may permit lapse of restrictions with respect thereto to qualify as “performance-based compensation” pursuant to Section 162(m)(4)(C) of the Internal Revenue Code.  Restrictions may lapse upon the attainment of one or more performance targets based on, among others: (1) the market price of our common stock; (2) our consolidated earnings per share; (3) our market share; (4) the market share of one of our business units; (5) our sales; (6) the sales of one of our business units; (7) our or one of our business unit’s consolidated net income (before or after taxes); (8) our or one of our business unit’s consolidated cash flow return on investment; (9) our or one of our business unit’s consolidated earnings before or after interest, taxes and depreciation, depletion and amortization; (10) the economic value added; (11) the return on stockholders’ equity achieved by us; (12) reserve additions or revisions; (13) economic value added from reserves; (14) total capitalization; (15) total stockholder return; (16) assets; (17) exploration successes; (18) production volumes; (19) finding and development costs; (20) cost reductions and savings; (21) return on sales; or (22) profit margins.  The committee may, in its discretion, terminate any restrictions applicable to a restricted stock award unless such action would cause an award that was designed to qualify as performance-based compensation to no longer so qualify.

Restricted Stock Units.  The plan also provides for the grant of restricted stock units.  Each unit represents the right to receive in specified circumstances either one share of our common stock or the fair market value, in cash, of one share of our common stock.  Participants will not have the right to vote shares reflected by restricted stock units or have the right to receive dividends.  The committee will determine the participants to whom restricted stock units will be awarded, the number of units to be awarded, the duration of the restricted period, the conditions under which the units may be forfeited to us and any other terms and conditions.  Restricted stock units may not be disposed of by a participant, and settlement of vested restricted stock units shall be made in cash or in shares (subject to the terms of each award document) of our common stock as soon as practicable after vesting but in no event later than 30 days after vesting.

The committee also may establish performance targets applicable to restricted stock unit awards, including in such a manner as may permit lapse of restrictions with respect thereto to qualify as “performance-based compensation” pursuant to Section 162(m)(4)(C) of the Internal Revenue Code.  Restrictions may lapse upon the attainment of one or more performance targets based on, among others: (1) the market price of our common stock; (2) our consolidated earnings per share; (3) our market share; (4) the market share of one of our business units; (5) our sales; (6) the sales of one of our business units; (7) our or one of our business unit’s consolidated net income (before or after taxes); (8) our or one of our business unit’s consolidated cash flow return on investment; (9) our or one of our business unit’s consolidated earnings before or after interest, taxes and depreciation, depletion and amortization; (10) the economic value added; (11) the return on stockholders’ equity achieved by us; (12) reserve additions or revisions; (13) economic value added from reserves; (14) total capitalization; (15) total stockholder return; (16) assets; (17) exploration successes; (18) production volumes; (19) finding and development costs; (20) cost reductions and savings; (21) return on sales; or (22) profit margins.

Shares Available.  No more than 2,550,000 shares of our common stock may be issued under the plan.  The aggregate limit on shares that may be issued under the plan will not be increased by (1) shares tendered in payment of an option, (2) shares withheld by us to satisfy any tax withholding obligation or (3) shares repurchased by us with option proceeds.  With respect to each option granted under the plan, the number of shares available for issuance under the plan will be reduced by the number of shares subject to such option, and to the extent that such option lapses or the rights of its holder terminate, any shares not issued pursuant to such option shall again be available for grant under the plan.  With respect to each award of restricted shares and restricted stock units, the number of shares available for issuance under the plan will be reduced by 1.5 times the number of shares subject to such award, and to the extent that such award lapses or the rights of its holder terminate, 1.5 times the number of shares subject to such award that were forfeited will again be available for grant under the plan.  Under the terms of the plan, the maximum number of shares of our common stock that may be subject to option awards granted to any one employee during any calendar year is 250,000.  In addition, the aggregate grant date fair market value of shares of our common stock that may be subject to or reflected by restricted stock awards or restricted stock unit awards granted to any one employee during any calendar year is $10,000,000.  The number of shares available under the plan, the limits on the number of shares that may be subject to awards granted to any one employee during any calendar year and the number of shares subject to, and the exercise price of, outstanding stock options are subject to adjustment upon a change in our common stock as a result of a stock dividend or split, recapitalization, reorganization, reclassification or other similar change.  The Compensation & Management Development Committee will not award more than 5% of the shares subject to the plan pursuant to awards that provide for full vesting in less than (1) three years for awards that are not intended to be performance-based awards or (2) one year for performance-based awards.  However, as the Committee deems appropriate, awards may vest earlier on death, disability, retirement or change of control.

Administration.  The plan is administered by the Compensation & Management Development Committee, or a subcommittee of that committee, which must approve option, restricted stock, and restricted stock unit awards granted under the plan.  The committee has broad powers to administer and interpret the plan, including the authority (1) to establish rules for the administration of the plan, (2) to select the participants in the plan, (3) to determine the types of awards to be granted and the number of shares covered by such awards and (4) to set the terms and conditions of such awards.

Change of Control Provisions.  Generally, effective upon or immediately prior to the occurrence of a change of control all restrictions on restricted shares and restricted units under the plan will immediately lapse and all options automatically will be fully exercisable.  In addition, upon a change of control the committee may take one or more of the following actions in connection with any options granted under the plan: (1) cancel some or all of the outstanding options as of such time and provide for the purchase by us, in cash, of such options at a price determined pursuant to the terms of the plan; (2) make such adjustments to options then outstanding as the committee deems appropriate, in its sole discretion, to reflect such change of control; or (3) provide that the number and class of shares covered by an outstanding option be adjusted so that such option will thereafter cover the number and class of shares of stock or other securities or property (including cash) to which the participant would have been entitled if, immediately prior to such change of control, the participant had been the holder of record of the number of shares of our common stock then covered by such option.  Under the plan, a “change of control” generally means: (a) our company is not the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of another entity); (b) we consummate a merger or consolidation of our company with another entity and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation will be issued in respect of the capital stock of our company; (c) we sell, lease or exchange all or substantially all of our assets to any other person or entity; (d) our company is dissolved or liquidated; (e) any person, entity or group acquires or gains control of more than 50% of our outstanding voting stock; or (f) as the result of a contested election, the persons who were our directors before such election cease to constitute a majority of our Board.

Amendment.  Our Board may, in its sole discretion, terminate or amend the plan at any time except that the terms of any award then outstanding may not be adversely affected without the consent of the holder of such award.  However, our Board may not amend the plan without the approval of stockholders if the amendment would: (1) increase the total number of shares of our common stock available for issuance under the plan; (2) change the class of individuals eligible to participate in the plan; (3) change or delete the restrictions on “repricing” options; (4) increase the maximum number of shares of our common stock that may be subject to awards granted to any one individual during any calendar year; (5) permit the award of shares of our common stock other than in the form of restricted stock; (6) provide for additional types of awards; (7) permit the price at which a share of our common stock may be purchased upon exercise of an option to be less than the fair market value of a share on the date the option is granted; (8) allow for a shorter vesting period than provided above under “Shares Available;” or (9) alter or otherwise change the foregoing restrictions.

Federal Income Tax Consequences.  The following is a general summary of the material United States federal income tax consequences relating to the plan based on federal income tax laws currently in effect.  The summary is not intended to be exhaustive and does not describe the effect, if any, of gift, estate and inheritance taxes or of state, local or foreign taxes.  The plan is not qualified under Section 401(a) of the Code.

“Nonqualified stock options” granted under the plan are not intended to, and do not qualify for, the favorable tax treatment available to “incentive stock options” under Section 422 of the Internal Revenue Code.  Generally, no income is taxable to the optionee (and we are not entitled to any deduction) upon the grant of a nonqualified stock option.  When a nonqualified stock option is exercised, the optionee generally must recognize compensation taxable as ordinary income equal to the difference between the option price and the fair market value of the shares on the date of exercise.  We are entitled to a deduction equal to the amount of compensation the optionee is required to recognize as ordinary income if we comply with applicable federal reporting requirements.

“Incentive stock options” granted under the plan are intended to qualify for favorable tax treatment under Section 422.  Under Section 422, an optionee recognizes no taxable income when an incentive stock option is granted.  Further, the optionee generally will not recognize any taxable income when the incentive stock option is exercised if he or she has at all times from the date of the option’s grant until three months before the date of exercise been an employee of our company.  We ordinarily are not entitled to any deduction upon the grant or exercise of an incentive stock option.  Certain other favorable tax consequences may be available to the optionee if he or she does not dispose of the shares acquired upon the exercise of an incentive stock option for a period of two years from the granting of the option and one year from the receipt of the shares.

A participant who receives a restricted stock award and who does not elect to be taxed at the time of grant will not recognize taxable income upon such grant and we will not be entitled to a deduction until the lapse of restrictions with respect to such shares.  Upon such lapse, the participant will recognize taxable ordinary income in an amount equal to the fair market value of our common stock at that time, and subject to certain limitations on compensation in excess of $1 million set forth in Section 162(m) which may apply, we will be entitled to a deduction in the same amount.  A participant may, however, elect to recognize taxable ordinary income in the year the shares are granted in an amount equal to their fair market value at that time (determined without regard to the restrictions).  In that event, we will be entitled to a deduction in such year in the same amount, and any gain or loss recognized by the participant upon subsequent disposition of the shares will be capital gain or loss.  Any dividends with respect to shares that are paid or made available to a participant (who has not elected to be taxed on the date of grant) while such shares remain forfeitable are treated as additional compensation taxable as ordinary income to the participant and deductible by us.  If such election has been made with respect to the shares, dividends represent ordinary dividend income to the participant and are not deductible by us.  If the participant elects to be taxed on the restricted shares on the date of grant and the participant subsequently forfeits such shares, the participant is not entitled to a deduction as a consequence of such forfeiture and we must include as ordinary income the amount we previously deducted with respect to such shares.

Restricted stock units will generally be subject to the tax rules governing deferred compensation.  However, if a restricted stock unit grant satisfies the requirements of the tax rules governing deferred compensation (or satisfies the requirements for an exemption from such rules), then a participant generally will not recognize any taxable income upon the grant or vesting of restricted stock units granted under the plan.  A participant generally will recognize ordinary income equal to the amount of cash or the fair market value of the shares received in payment of the vested units.  We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant, subject to limitations with respect to certain officers.  If a restricted stock unit fails to satisfy the requirements under the tax rules for deferred compensation, then the participant will be subject to tax at his or her ordinary income tax rate plus 20% and may also owe interest.  If a restricted stock unit is forfeited, a participant will recognize no taxable income.

Certain provisions in the plan provide for the acceleration of the time at which options then outstanding may be exercised and the lapse of restrictions on restricted shares and restricted stock units.  The value of such acceleration or lapse may constitute “parachute payments” which, could result in the individual receiving “excess parachute payments” (all or a portion of which would be allocated to those payments derived from an award of stock).  We would not be allowed a deduction for any excess parachute payments and the recipient of the payments would be subject to a nondeductible 20% excise tax on such payments in addition to income tax otherwise owed with respect to such payment.

New Plan Benefits

To date, no awards have been granted under the plan.  Since awards under the plan will be granted at the sole discretion of the Compensation & Management Development Committee, we currently cannot determine either the persons who will receive awards under the plan or the amounts of any such awards.  See “Outstanding Equity Awards at December 31, 2008” beginning on page 28 of this Proxy Statement for information regarding outstanding equity awards to our named executive officers under our existing omnibus stock plans.

APPROVAL OF THE
NEWFIELD EXPLORATION COMPANY
2009 NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN

Proposal 3 on Proxy Card

On February 5, 2009, our Board adopted the Newfield Exploration Company 2009 Non-Employee Director Restricted Stock Plan and directed that the plan be presented to our stockholders for approval at the annual meeting.

Subject to stockholder approval of this plan, our Board of Directors has approved the termination of our existing 2000 non-employee director restricted stock plan, such that no new grants could be made under the 2000 plan after approval of the 2009 Non-Employee Director Restricted Stock Plan at the annual meeting.  If this plan is not approved by stockholders, the 2000 plan will continue for the remainder of its term.  As of March 1, 2009, 18,667 unvested restricted shares were outstanding under our 2000 plan (consisting of 1,697 restricted shares granted to each of our non-employee directors on May 1, 2008), and 66,925 shares were available for grant under our 2000 plan.   As of March 1, 2009, we had 11 non-employee directors.

Summary of the Plan

The full text of the plan is included in this Proxy Statement as Appendix B.  The following summary of the plan is qualified in its entirety by reference to the full text of the plan.

Purpose.  The purpose of the plan is to enhance our ability to attract and retain qualified persons who are not employees for service as directors and to encourage ownership in our company by the non-employee directors by granting shares of our common stock subject to the restrictions described below.

Eligibility.  Only our non-employee directors are eligible to receive grants under the plan.  A non-employee director is a director who is not an employee of our company and was not an employee of our company at any time during the preceding calendar year.

Awards.  Each non-employee director who is in office immediately after an annual meeting of stockholders is granted restricted shares with a specified market value.  The number of restricted shares granted will be determined by dividing that market value by the closing sales price of our common stock on the date of the annual meeting.  In addition, each non-employee director who is appointed by our Board (not in connection with an annual meeting of stockholders) is granted restricted shares with the same market value as used for the previous annual meeting, with the number of restricted shares determined by dividing the market value by the closing sales price of our common stock on the date of appointment.  With respect to grants made on the date of our 2009 annual meeting of stockholders, the market value of the award to non-employee directors will be $100,000.  With respect to each annual meeting after our 2009 annual meeting, the Nominating & Corporate Governance Committee of our Board will determine the market value of the award by resolution in advance of the meeting.  If the Chairman of the Board is a non-employee director, the award amount may be greater than the award amount for the other non-employee directors.  If a non-employee director Chairman of the Board is appointed not in connection with an annual meeting, the award amount will be determined by the Nominating & Corporate Governance Committee on the date of appointment.  Restrictions on shares granted pursuant to the plan generally lapse on the day immediately preceding the date of the next annual meeting of stockholders following the date of grant.

Shares Available.  No more than 200,000 shares of our common stock may be issued under the plan.  Any restricted shares that are forfeited are available for future grants.  Grants of restricted shares under the plan will be in addition to, and will not replace, any cash or other compensation arrangement available to our non-employee directors.  Any individual who has been nominated to be elected or appointed as a director may make an irrevocable written election not to be granted restricted shares.  The plan provides for adjustment to the number of restricted shares that may be granted upon a change in our common stock as a result of a stock dividend or split, recapitalization, reorganization, reclassification or other similar change.

Restrictions.  A certificate for restricted shares granted under the plan will be issued in the name of each non-employee director, but the certificate will be held by us for the director’s account.  The director will not be entitled to delivery of the certificate and the shares will be subject to transfer restrictions until the day before the next annual meeting of stockholders unless a non-employee director’s directorship terminates due to death or disability, in which case all transfer restrictions on all restricted shares held by such director will lapse.  A director will forfeit all rights in restricted shares unless the director remains a non-employee director (and, in the case of a non-employee Chairman of the Board, remains Chairman) until the day before the next annual meeting of stockholders.  Subject to the foregoing, beginning on the date of grant, the director will have the rights and privileges of a stockholder as to the restricted shares, including the right to receive dividends and to vote.

Notwithstanding the foregoing, the transfer restrictions on all restricted shares will lapse as of the effective date of any of the following events:  (1) our company is not the surviving entity in any merger or consolidation; (2) we sell, lease or exchange or agree to sell, lease or exchange all or substantially all of our assets to another person or entity; or (3) our company is dissolved or liquidated.

Amendment.  Our Board also has the right to amend the plan, but no amendment may be made without the approval of our stockholders if the amendment would: (1) materially increase the benefits accruing to participants under the plan; (2) increase the aggregate number of shares of common stock that may be granted under the plan; (3) change the category of directors eligible to receive grants under the plan; or (4) extend the maximum period during which grants may be made under the plan.  In addition, the plan may not be amended more than once every six months, other than to comply with changes to the Internal Revenue Code, the Employee Retirement Income Security Act of 1974 or the rules thereunder.

Termination.  The plan may be terminated by our Board at any time.  Unless sooner terminated, no restricted shares may be issued under the plan after May 7, 2019.

Federal Income Tax Consequences.  The following is a general summary of the material United States federal income tax consequences relating to the plan based on federal income tax laws currently in effect.  The summary is not intended to be exhaustive and does not describe the effect, if any, of gift, estate and inheritance taxes.

A non-employee director who receives a grant of restricted shares and does not elect to recognize income at the time of grant will not recognize taxable income and we will not be entitled to a deduction until the termination of restrictions with respect to such shares.  Upon the termination of restrictions, such director will recognize taxable ordinary income in an amount equal to the fair market value of our common stock at that time, and we will be entitled to a deduction in the same amount.  A director may, however, elect to recognize taxable ordinary income in the year the shares are granted in an amount equal to their fair market value when granted (determined without regard to the restrictions).  In that event, we will be entitled to a deduction in the year of grant in the same amount, and any gain or loss recognized by the non-employee director upon subsequent disposition of the shares will be capital gain or loss.  Any dividends with respect to shares that are paid or made available to a non-employee director (who has not elected to recognize income on the date of grant) while such shares remain forfeitable are treated as additional compensation taxable as ordinary income to the director and are deductible by us.  If the director has made an election to recognize income with respect to the shares on the date of grant, dividends represent ordinary dividend income to the director and are not deductible by us.  If the director elects to recognize income on the restricted shares on the date of grant and the director subsequently forfeits the shares, the director is not entitled to a deduction as a consequence of such forfeiture and we must include as ordinary income the amount we previously deducted in the year of grant with respect to the shares.

New Plan Benefits

Eleven of the 13 nominees standing for election as directors at the annual meeting qualify as non-employee directors. Assuming the plan is approved by our stockholders at the annual meeting and each non-employee director is elected, the following table sets forth the name of each non-employee director who will receive a grant on the date of the annual meeting and the market value (which will be based on the closing sales price of our common stock on the date of the annual meeting) of the restricted shares to be granted to each non-employee director and to the non-employee directors as a group.

Name of Non-Employee Director	Value ($)
Philip J. Burguieres	100,000
Pamela J. Gardner	100,000
Dennis R. Hendrix	100,000
John Randolph Kemp III	100,000
Joseph H. Netherland	100,000
J. Michael Lacey	100,000
Howard H. Newman	100,000
Thomas G. Ricks	100,000
Juanita F. Romans	100,000
C. E. (Chuck) Shultz	100,000
J. Terry Strange	100,000
Non-employee directors as a group	1,100,000

See “Non-Employee Director Compensation” beginning on page 39 of this Proxy Statement for information regarding outstanding equity awards to our 11 non-employee directors under our existing 2000 Non-Employee Director Restricted Stock Plan.

AUDIT COMMITTEE REPORT

The Audit Committee of the Newfield Board of Directors currently consists of the five directors whose names appear below.  Each member of the committee is “independent” as defined in the NYSE’s listing standards.  The primary purposes of the committee are:

•	appointing, retaining and terminating Newfield’s independent auditors;

•	monitoring the integrity of Newfield’s financial statements and financial reporting processes and systems of internal control;

•	evaluating the qualifications and independence of Newfield’s independent auditors;

•	evaluating the performance of Newfield’s internal audit function and independent auditors; and

•	monitoring Newfield’s compliance with legal and regulatory requirements.

The committee performs the specific functions set forth in its charter, which is available on our website.  Go to http://www.newfield.com and then to the “Corporate Governance—Overview” tab.

The committee held six meetings in person or by telephone conference during 2008.  The meetings were designed to facilitate and encourage communication between the Audit Committee and Newfield’s internal auditors and independent auditors.

The committee has reviewed and discussed with Newfield’s management and PricewaterhouseCoopers LLP, Newfield’s independent auditors, the audited financial statements of Newfield included in its annual report on Form 10-K for the year ended December 31, 2008.

The committee also has discussed with Newfield’s independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  The committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the committee concerning independence, and has discussed with PricewaterhouseCoopers LLP such independent auditors’ independence.  The committee also has considered whether the provision of non-audit services to Newfield by PricewaterhouseCoopers LLP is compatible with maintaining their independence.

Based on the review and discussions referred to above, the committee recommended to Newfield’s Board of Directors that the audited financial statements be included in Newfield’s annual report on Form 10-K for the year ended December 31, 2008 filed with the SEC.

This report is submitted on behalf of the Audit Committee.

Thomas G. Ricks, Chairman
Pamela J. Gardner
John Randolph Kemp III
Juanita F. Romans
J. Terry Strange

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal 4 on Proxy Card

The Audit Committee of our Board has appointed the independent registered public accounting firm of PricewaterhouseCoopers LLP to audit our consolidated financial statements for the year ending December 31, 2009.  If the appointment is not ratified, the Audit Committee will consider the appointment of a different independent registered public accounting firm.  A representative of PricewaterhouseCoopers is expected to be present at the annual meeting, will be offered the opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Aggregate fees for professional services rendered to us by PricewaterhouseCoopers LLP for the years ended December 31, 2008 and 2007 were:

Category of Service	2007	2008
Audit fees	$1,628,950	$1,593,500
Audit-related fees	26,243	—
Tax fees	29,805	52,800
All other fees	—	—
Total	$1,684,998	$1,646,300

The audit fees for both years were for professional services rendered in connection with the audit of our 2007 and 2008 consolidated financial statements and reviews of our quarterly consolidated financial statements within such years.  These fees also include the statutory audit fees in the U.K. for 2007 and Malaysia for 2007 and 2008, and issuance of comfort letters, consents and assistance with review of various documents filed with the SEC in 2007 and 2008.

Audit-related fees for 2007 were for a U.S. GAAP/SEC update presentation and for licensing fees for access to a technical literature database.

Tax fees for 2008 were for services related to tax compliance, including the preparation of international tax returns and tax planning advice.  Tax fees for 2007 were for services related to tax compliance.

The Audit Committee reviews and pre-approves audit and non-audit services performed by our independent auditors as well as the fees charged for these services.  The Audit Committee may delegate pre-approval authority for these services to one or more members, whose decisions are then presented to the full Audit Committee at its next scheduled meeting.  In its review of all non-audit service fees, the Audit Committee considers, among other things, the possible effect of these services on the independence of our independent auditors.

OTHER BUSINESS

Our Board does not know of any other matters that are to be presented for action at the meeting.  If any other matters are brought before the meeting, the proxy holders will vote as recommended by our Board.  If no recommendation is given, the proxy holders will vote in their discretion.

PROXY SOLICITATION

The expense of soliciting proxies will be paid by Newfield.  Newfield has retained Morrow & Co., Inc. to assist with the solicitation of proxies at an estimated fee of $7,500 plus expenses.  Some of the executive officers and other employees of Newfield also may solicit proxies personally, by telephone, mail, facsimile, or other means of communication, if deemed appropriate.  Newfield will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of Newfield’s common stock.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING AND DIRECTOR NOMINATIONS

Under SEC regulations, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for our 2010 annual meeting of stockholders, our Secretary must receive the proposal at our principal executive offices at 363 N. Sam Houston Parkway E., Suite 100, Houston, Texas 77060 by November 18, 2009.

Under our Bylaws, and as SEC regulations permit, stockholders must follow certain procedures to nominate a person for election as a director or to introduce an item of business at a meeting of our stockholders.  Under these procedures, stockholders must submit the proposed nominee or item of business by delivering notice to our Secretary at our principal executive offices at the address set forth above.  We must receive notice as follows:

•
Normally, for an annual meeting we must receive the notice not less than 75 days or more than 120 days before the first anniversary of the prior year’s meeting.  For our 2010 annual meeting, we must receive notice no earlier than January 7, 2010 and no later than February 21, 2010.

•
However, if we hold the annual meeting on a date that is more than 15 days before or 30 days after such anniversary date, we must receive the notice by the later of (1) 75 days before the annual meeting and (2) 10 days after the day on which public announcement of the date of the meeting is first made.

•
If we hold a special meeting, we must receive the notice by the later of (1) 75 days before the special meeting and (2) 10 days after the day on which public announcement of the date of the meeting is first made.

The notice is required to contain certain information set forth in our Bylaws about both the nominee or proposed business, as applicable, and the stockholder making the nomination or proposal.  A nomination or proposal that does not comply with these requirements will be disregarded.

ADDITIONAL INFORMATION AVAILABLE

A copy of our Annual Report for the year ended December 31, 2008 (which includes our annual report on Form 10-K for the year ended December 31, 2008) accompanies this Proxy Statement.  None of the information contained in our Annual Report is proxy solicitation material.

Copies of our annual report on Form 10-K for the year ended December 31, 2008, as filed with the SEC, are available on our website, or you may request a copy of the annual report on Form 10-K (without exhibits), without charge, by writing to our Investor Relations Department at 363 N. Sam Houston Parkway E., Suite 100, Houston, Texas 77060.

APPENDIX A
NEWFIELD EXPLORATION COMPANY
2009 OMNIBUS STOCK PLAN

I. PURPOSE

           The purpose of this Newfield Exploration Company 2009 Omnibus Stock Plan (as amended from time to time, this “Plan”) is to provide a means through which Newfield Exploration Company, a Delaware corporation (the “Company”), and its subsidiaries may attract and retain able employees and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company and its subsidiaries rest, and whose present and potential contributions to the welfare of the Company and its subsidiaries are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and its subsidiaries. A further purpose of this Plan is to provide employees with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its subsidiaries and to better align the interests of such employees with those of the Company’s stockholders. Accordingly, this Plan provides for granting Incentive Stock Options, options that do not constitute Incentive Stock Options, Restricted Stock Awards, Restricted Stock Unit Awards and any combination of the foregoing, as is best suited to the circumstances of a particular employee.

II. DEFINITIONS AND CONSTRUCTION

 (a) Definitions. Where the following words and phrases are used in this Plan, they shall have the respective meanings set forth below, unless the context clearly indicates to the contrary:

“Award” means, individually or collectively, any Option, Restricted Stock Award or Restricted Stock Unit Award.

“Board” means the Board of Directors of the Company.

“Change of Control” means the occurrence of any of the following events: (i) the Company is not the surviving Person in any merger, consolidation or other reorganization (or survives only as a subsidiary of another Person), (ii) the consummation of a merger or consolidation of the Company with another Person and as a result of such merger or consolidation less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting corporation will be issued in respect of the capital stock of the Company, (iii) the Company sells, leases or exchanges all or substantially all of its assets to any other Person, (iv) the Company is to be dissolved and liquidated, (v) any Person, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including the power to vote) of more than fifty percent (50%) of the outstanding shares of the Company’s voting stock (based upon voting power) or (vi) as a result of or in connection with a contested election of directors, the Persons who were directors of the Company before such election cease to constitute a majority of the Board. Notwithstanding the foregoing, for purposes of Paragraph X(d), (A) the definition of “Change of Control” shall not include clause (i) above or any merger, consolidation, reorganization, sale, lease, exchange, or similar transaction involving solely the Company and one or more Persons that were wholly owned, directly or indirectly, by the Company immediately prior to such event and (B) with respect to Restricted Stock Unit Awards, the definition of “Change of Control” shall be limited to the extent necessary to comply with the definition of “change in ownership or effective control” as defined in section 409A of the Code.

“Change of Control Value” means (i) the price per share offered to stockholders of the Company in any merger, consolidation, reorganization, sale of assets or dissolution transaction that constitutes a Change of Control, (ii) the price per share offered to stockholders of the Company in any tender offer or exchange offer whereby a Change of Control takes place, or (iii) if a Change of Control occurs other than pursuant to a tender offer or exchange offer, the fair market value per share of the shares into which Awards are exercisable, as determined by the Committee. If the consideration offered to stockholders of the Company in any Change of Control transaction consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered that is other than cash.

“Code” means the Internal Revenue Code of 1986, as amended. Reference in this Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

“Committee” means, subject to Paragraph IV(d), the Compensation & Management Development Committee of the Board.

“Common Stock” means the common stock, par value $.01 per share, of the Company, or any security into which such Common Stock may be changed by reason of any transaction or event of the type described in Paragraph X.

“Company” has the meaning specified in Paragraph I.

An “employee” means any Person (including an officer or a director) in an employment relationship with the Company or any parent or subsidiary corporation (as defined in section 424 of the Code).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any specified date, the mean of the high and low sales prices of the Common Stock (i) reported by the National Market System of NASDAQ on that date or (ii) if the Common Stock is listed on a national stock exchange, reported on the stock exchange composite tape on that date (or such other reporting service approved by the Committee); or, in either case, if no prices are reported on that date, on the last preceding date on which such prices of the Common Stock were so reported. If the Common Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Common Stock on the most recent date on which Common Stock was publicly traded. If the Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate.

“Forfeiture Restrictions” has the meaning specified in Paragraph VIII(a).

“Holder” means an employee who has been granted an Award, all or any portion of which remains outstanding.

“Incentive Stock Option” means an incentive stock option within the meaning of section 422 of the Code.

“Option” means an Award granted under Paragraph VII of this Plan and includes both Incentive Stock Options to purchase Common Stock and Options to purchase Common Stock that do not constitute Incentive Stock Options.

“Option Agreement” means a written agreement between the Company and a Holder with respect to an Option.

“Person” means any individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated organization or association or other legal entity of any kind.

“Plan” has the meaning specified in Paragraph I.

“Requirements” has the meaning specified in Paragraph XII(g).

“Restricted Stock Agreement” means a written agreement between the Company and a Holder with respect to a Restricted Stock Award.

“Restricted Stock Award” means an Award granted under Paragraph VIII of this Plan.

“Restricted Stock Unit Agreement” means a written agreement between the Company and a Holder with respect to a Restricted Stock Unit Award.

“Restricted Stock Unit Award” means an Award granted under Paragraph IX of this Plan.

“Rule 16b-3” means Securities and Exchange Commission Rule 16b-3 promulgated under the Exchange Act, as it may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or a similar function.

“Unit Forfeiture Restrictions” has the meaning specified in Paragraph IX(b).

(b) Construction. Unless the context otherwise requires, as used in this Plan (i) a term has the meaning ascribed to it; (ii) “or” is not exclusive; (iii) “including” means “including, without limitation;” (iv) words in the singular include the plural; (v) words in the plural include the singular; (vi) words applicable to one gender shall be construed to apply to each gender; (vii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Plan; (viii) the term “Paragraph” refers to the specified Paragraph of this Plan; (ix) the descriptive headings contained in this Plan are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan; (x) all references to amounts of money are to U.S. dollars; and (xi) a reference to any Person includes such Person’s successors and permitted assigns.

III. EFFECTIVE DATE AND DURATION OF THIS PLAN

This Plan shall become effective upon the date of its adoption by the Board; provided that this Plan is approved by the stockholders of the Company within twelve months thereafter. Notwithstanding any provision in this Plan, in any Option Agreement, in any Restricted Stock Agreement or in any Restricted Stock Unit Agreement, no Option shall be exercisable and no Restricted Stock Award or Restricted Stock Unit Award shall vest prior to such stockholder approval. No further Awards may be granted under this Plan after ten years from the date this Plan was adopted by the Board. This Plan shall remain in effect until all Options granted hereunder have been satisfied or expired, and all Restricted Stock Awards and Restricted Stock Unit Awards granted hereunder have vested or been forfeited.

IV. ADMINISTRATION

(a) Committee Administration. Subject to Paragraph IV(d), this Plan shall be administered by the Committee.

(b) Powers. Subject to the express provisions of this Plan, the Committee shall have authority, in its sole discretion, to determine which employees shall receive an Award, the time or times when such Award shall be made, whether an Incentive Stock Option, nonqualified Option, Restricted Stock Award or Restricted Stock Unit Award shall be granted, the number of shares to be subject to each Option or Restricted Stock Award, and the number of shares reflected by each Restricted Stock Unit Award. In making such determinations, the Committee shall take into account the nature of the services rendered by the respective employees, their present and potential contribution to the Company’s success and such other factors as the Committee in its sole discretion may deem relevant.

(c) Additional Powers. The Committee shall have such additional powers as are delegated to it by the other provisions of this Plan. Subject to the express provisions of this Plan, this shall include the power to construe this Plan and the respective agreements executed hereunder, to prescribe rules and regulations relating to this Plan, and to determine the terms, restrictions and provisions of the agreement relating to each Award, including such terms, restrictions and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering this Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any agreement relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Paragraph IV shall be conclusive.

(d) Delegation of Authority by the Committee. Notwithstanding the preceding provisions of this Paragraph IV or any other provision of this Plan to the contrary, the Committee may from time to time, in its sole discretion, delegate all or any portion of its powers, duties and responsibilities under this Plan to a subcommittee of the Committee. In particular, the Committee may delegate the administration (or interpretation of any provision) of this Plan and the right to grant Awards under this Plan to a subcommittee consisting solely of two or more members of the Committee who are outside directors (within the meaning of the term “outside directors” as used in section 162(m) of the Code and applicable interpretive authority thereunder and within the meaning of “Non-Employee Director” as defined in Rule 16b-3). The Committee may put any conditions and restrictions on the powers that may be exercised by such subcommittee upon such delegation as the Committee determines in its sole discretion, and the Committee may revoke such delegation at any time.

V. SHARES SUBJECT TO THIS PLAN; GRANT OF OPTIONS;
GRANT OF RESTRICTED STOCK AWARDS;
GRANT OF RESTRICTED STOCK UNIT AWARDS

(a) Shares Subject to this Plan and Award Limits. Subject to adjustment from time to time in accordance with the terms of this Plan, the aggregate number of shares of Common Stock that may be issued under this Plan shall not exceed 2,550,000 shares. With respect to each Option granted under this Plan, the number of shares of Common Stock available for issuance under this Plan shall be reduced by the number of shares subject to such Option, and to the extent that such Option lapses or the rights of its Holder terminate, any shares not issued pursuant to such Option shall again be available for the grant of an Award under this Plan. With respect to each Restricted Stock Award and each Restricted Stock Unit Award granted under this Plan, the number of shares of Common Stock available for issuance under this Plan shall be reduced by 1.5 times the number of shares subject to or reflected by such Award, and to the extent that such Award lapses or the rights of its Holder terminate, 1.5 times the number of shares subject to or reflected by such Award that were forfeited shall again be available for the grant of an Award under this Plan. Notwithstanding any provision in this Plan to the contrary, the maximum number of shares of Common Stock that may be subject to Option Awards granted to any one individual during any calendar year is 250,000 shares of Common Stock (as adjusted from time to time in accordance with the terms of this Plan). Notwithstanding any provision in this Plan to the contrary, the aggregate grant date Fair Market Value of shares of Common Stock that may be subject to Restricted Stock Awards or reflected by Restricted Stock Unit Awards granted to any one individual during any calendar year may not exceed $10,000,000. The limitations set forth in the preceding sentences shall be applied in a manner that will permit compensation generated under this Plan that is intended to constitute “performance-based” compensation for purposes of section 162(m) of the Code to qualify as such, including counting against such maximum number of shares or such aggregate grant date Fair Market Value, to the extent required under section 162(m) of the Code and applicable interpretive authority thereunder, any shares subject to Options that are canceled or repriced or the aggregate grant date Fair Market Value of any shares subject to Restricted Stock Awards or reflected by Restricted Stock Unit Awards that are forfeited.  Notwithstanding any provision in this Plan to the contrary, the Committee shall not award more than 5% of the number of shares of Common Stock subject to this Plan pursuant to Awards with a vesting period that provides for full vesting in less than (i) three years after the date of grant in the case of Awards that are not intended to constitute “performance-based” compensation for purposes of section 162(m) or (ii) one year after the date of grant in the case of Awards that are intended to constitute “performance-based” compensation under section 162(m); provided, however, that Awards may vest earlier, as the Committee deems appropriate, on death, disability or retirement or an event which constitutes a Change of Control.  Notwithstanding any provision in this Plan to the contrary: (i) shares of Common Stock tendered in payment of an Option shall not be added to the aggregate plan limit described above, (ii) shares of Common Stock withheld by the Company to satisfy any tax withholding obligation shall not be added to the aggregate plan limit described above and (iii) shares of Common Stock that are repurchased by the Company with Option proceeds shall not be added to the aggregate plan limit described above.

(b) Grant of Options. The Committee may from time to time grant Options to one or more employees determined by it to be eligible for participation in this Plan in accordance with the terms of this Plan.

(c) Grant of Restricted Stock Awards. The Committee may from time to time grant Restricted Stock Awards to one or more employees determined by it to be eligible for participation in this Plan in accordance with the terms of this Plan.

(d) Grant of Restricted Stock Unit Awards. The Committee may from time to time grant Restricted Stock Unit Awards to one or more employees determined by it to be eligible for participation in this Plan in accordance with the terms of this Plan.

(e) Stock Offered. Subject to the limitations set forth in Paragraph V(a), the stock to be offered pursuant to the grant of an Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company. Any of such shares that remain unissued and that are not subject to or reflected by outstanding Awards at the termination of this Plan shall cease to be subject to this Plan but, until termination of this Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of this Plan.

VI. ELIGIBILITY

Awards may be granted only to Persons who, at the time of grant, are employees. An Award may be granted on more than one occasion to the same Person, and, subject to the limitations set forth in this Plan, such Award may include an Incentive Stock Option, an Option that is not an Incentive Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award or any combination thereof.

VII. STOCK OPTIONS

(a) Option Period. The term of each Option shall be as specified by the Committee at the date of grant, but in no event shall an Option be exercisable after the expiration of ten years from the date of grant.

(b) Limitations on Exercise of Option. An Option shall be exercisable in whole or in such installments and at such times as determined by the Committee.

(c) Special Limitations on Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Options that do not constitute Incentive Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Holder’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Holder of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least one hundred and ten percent (110%) of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. An Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Holder’s lifetime only by such Holder or the Holder’s guardian or legal representative.

(d) Option Agreement. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of this Plan as the Committee from time to time shall approve, including provisions to qualify an Incentive Stock Option under section 422 of the Code. Each Option Agreement shall specify the effect of termination of employment on the exercisability of the Option. An Option Agreement may provide for the payment of the option price, in whole or in part, by the constructive delivery of a number of shares of Common Stock (plus cash if necessary) having a Fair Market Value equal to such option price. Moreover, an Option Agreement may provide for a “cashless exercise” of the Option by establishing procedures satisfactory to the Committee with respect thereto. The terms and conditions of the respective Option Agreements need not be identical. Subject to the consent of the Holder, the Committee may, in its sole discretion, amend an outstanding Option Agreement from time to time in any manner that is not inconsistent with the provisions of this Plan (including an amendment that accelerates the time at which the Option, or any portion thereof, may be exercisable).

(e) Option Price and Payment. The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Committee but, subject to adjustment as provided in Paragraph X, such purchase price shall not be less than the Fair Market Value of a share of Common Stock on the date such Option is granted. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company, as specified by the Committee. The purchase price of the Option or portion thereof shall be paid or otherwise satisfied in full in the manner prescribed by the Committee and the applicable Option Agreement. Separate shares of stock shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Option that does not constitute an Incentive Stock Option.

(f) Restrictions on Repricing Options. Except as provided in Paragraph X, the Committee may not, without approval of the stockholders of the Company, amend any outstanding Option Agreement to lower the option price (or cancel and replace any outstanding Option Agreement with Option Agreements having a lower option price).

(g) Stockholder Rights and Privileges. The Holder shall be entitled to all the privileges and rights of a stockholder only with respect to such shares of Common Stock as have been purchased under the Option and for which shares of stock have been registered in the Holder’s name.

(h) Options and Rights in Substitution for Stock Options Granted by Other Corporations. Options may be granted under this Plan from time to time in substitution for stock options held by individuals employed by corporations or other Persons who become employees as a result of a merger or consolidation or other business transaction with the Company or a subsidiary of the Company.

VIII. RESTRICTED STOCK AWARDS

(a) Forfeiture Restrictions To Be Established by the Committee. Shares of Common Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on disposition by the Holder and an obligation of the Holder to forfeit and surrender the shares to the Company under certain circumstances (“Forfeiture Restrictions”). Applicable Forfeiture Restrictions shall be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions shall lapse upon (i) the attainment of one or more performance targets established by the Committee that are based on the price of a share of Common Stock, the Company’s consolidated earnings per share, the Company’s market share, the market share of a business unit of the Company designated by the Committee, the Company’s sales, the sales of a business unit of the Company designated by the Committee, the consolidated net income (before or after taxes) of the Company or any business unit of the Company designated by the Committee, the consolidated cash flow return on investment of the Company or any business unit of the Company designated by the Committee, the consolidated earnings before or after interest, taxes and depreciation, depletion and amortization of the Company or any business unit of the Company designated by the Committee, the economic value added, the return on stockholders’ equity achieved by the Company, reserve additions or revisions, economic value added from reserves, total capitalization, total stockholder return, assets, exploration successes, production volumes, finding and development costs, cost reductions and savings, return on sales or profit margins, (ii) the Holder’s continued employment as an employee for a specified period of time, (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion or (iv) a combination of any of the foregoing. The performance measures described in clause (i) of the preceding sentence may be subject to adjustment for specified significant extraordinary items or events; provided, however, that with respect to a Restricted Stock Award that has been granted to a “covered employee” (within the meaning of Treasury Regulation section 1.162-27(c)(2)) that has been designed to meet the exception for performance-based compensation under section 162(m) of the Code, such performance measures may only be subject to adjustment to the extent that such adjustment would not cause such Award to cease to be performance-based under applicable Treasury Regulations. In addition, such performance measures may be absolute, relative to one or more other companies or relative to one or more indexes, and may be contingent upon future performance of the Company or any subsidiary, division or department thereof. Each Restricted Stock Award may, in the sole discretion of the Committee, have Forfeiture Restrictions that are the same as or different from the Forfeiture Restrictions with respect to other Restricted Stock Awards.

(b) Other Terms and Conditions.  Common Stock awarded pursuant to a Restricted Stock Award shall be issued and registered in the name of the Holder of such Restricted Stock Award. Unless provided otherwise in a Restricted Stock Agreement, the Holder shall have the right to vote Common Stock subject thereto and to enjoy all other stockholder rights, except that, in all cases, until the Forfeiture Restrictions with respect to such Common Stock lapse (i) the Company shall retain custody of the stock and the Holder shall not be entitled to delivery thereof, (ii) any cash or in-kind dividends paid with respect to such stock shall be withheld by the Company and shall be paid to the Holder, without interest, only when, and if, the Forfeiture Restrictions expire, (iii) the Holder may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the stock and (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Agreement shall cause a forfeiture of the Restricted Stock Award. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to Restricted Stock Awards, including rules pertaining to the termination of employment (by retirement, disability, death or otherwise) of a Holder prior to expiration of the Forfeitures Restrictions. Such additional terms, conditions or restrictions, if any, shall be set forth in a Restricted Stock Agreement made in conjunction with the Award.

(c) Payment for Restricted Stock. The Committee shall determine the amount and form of any payment for Common Stock received pursuant to a Restricted Stock Award, provided that, in the absence of such a determination, a Holder shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock Award except to the extent otherwise required by law.

(d) Committee’s Discretion to Accelerate Vesting of Restricted Stock Awards. The Committee may, in its sole discretion and as of a date determined by the Committee, fully vest any or all Common Stock awarded to a Holder pursuant to a Restricted Stock Award and, upon such vesting, all restrictions applicable to such Restricted Stock Award shall terminate as of such date. Any action by the Committee pursuant to this Paragraph VIII(d) may vary among individual Holders and may vary among the Restricted Stock Awards held by any individual Holder. Notwithstanding the preceding provisions of this Paragraph VIII(d), the Committee may not take any action described in this Paragraph VIII(d) with respect to a Restricted Stock Award that has been granted to a covered employee (as defined in Paragraph VIII(a)) if such Award has been designed to meet the exception for performance-based compensation under section 162(m) of the Code (unless such action would not cause such Award to cease to be performance-based under applicable Treasury Regulations).

(e) Restricted Stock Agreements. At the time any Award is made under this Paragraph VIII, the Company and the Holder shall enter into a Restricted Stock Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may, in its sole discretion, determine to be appropriate. The terms and provisions of the respective Restricted Stock Agreements need not be identical. Subject to the consent of the Holder and the restriction set forth in the last sentence of Paragraph VIII(d), the Committee may, in its sole discretion, amend an outstanding Restricted Stock Agreement at any time and from time to time in any manner that is not inconsistent with the provisions of this Plan.

IX. RESTRICTED STOCK UNIT AWARDS

(a) Restricted Stock Unit Awards. Each Restricted Stock Unit Award shall represent the right to receive in specified circumstances (as determined by the Committee) either (i) one share of Common Stock for each unit represented by such Award or (ii) the value, in cash, of each unit represented by such Award. The value of each unit represented by such Award shall be equal to the Fair Market Value of one share of Common Stock.

(b) Unit Forfeiture Restrictions To Be Established by the Committee. Restricted Stock Unit Awards shall be subject to restrictions on disposition by the Holder and an obligation of the Holder to forfeit and surrender the units to the Company under certain circumstances (“Unit Forfeiture Restrictions”). Applicable Unit Forfeiture Restrictions shall be determined by the Committee in its sole discretion, and the Committee may provide that the Unit Forfeiture Restrictions shall lapse upon (i) the attainment of one or more performance targets established by the Committee that are based on the price of a share of Common Stock, the Company’s consolidated earnings per share, the Company’s market share, the market share of a business unit of the Company designated by the Committee, the Company’s sales, the sales of a business unit of the Company designated by the Committee, the consolidated net income (before or after taxes) of the Company or any business unit of the Company designated by the Committee, the consolidated cash flow return on investment of the Company or any business unit of the Company designated by the Committee, the consolidated earnings before or after interest, taxes and depreciation, depletion and amortization of the Company or any business unit of the Company designated by the Committee, the economic value added, the return on stockholders’ equity achieved by the Company, reserve additions or revisions, economic value added from reserves, total capitalization, total stockholder return, assets, exploration successes, production volumes, finding and development costs, cost reductions and savings, return on sales or profit margins, (ii) the Holder’s continued employment as an employee for a specified period of time, (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion or (iv) a combination of any of the foregoing. The performance measures described in clause (i) of the preceding sentence may be subject to adjustment for specified significant extraordinary items or events; provided, however, that with respect to a Restricted Stock Unit Award that has been granted to a “covered employee” (within the meaning of Treasury Regulation section 1.162-27(c)(2)) that has been designed to meet the exception for performance-based compensation under section 162(m) of the Code, such performance measures may only be subject to adjustment to the extent that such adjustment would not cause such Award to cease to be performance-based under applicable Treasury Regulations. In addition, such performance measures may be absolute, relative to one or more other companies or relative to one or more indexes, and may be contingent upon future performance of the Company or any subsidiary, division or department thereof. Each Restricted Stock Unit Award may, in the sole discretion of the Committee, have Unit Forfeiture Restrictions that are the same as or different from the Unit Forfeiture Restrictions with respect to other Restricted Stock Unit Awards.

(c) Other Terms and Conditions. There shall be no adjustment to, or cash payable under, Restricted Stock Unit Awards for dividends paid by the Company other than for dividend equivalent adjustments made by the Committee for stock dividends in accordance with Paragraph X(b). A Holder shall not have any right to vote the shares of Common Stock reflected by a Restricted Stock Unit Award. A breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Unit Agreement shall cause a forfeiture of the Restricted Stock Unit Award. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to Restricted Stock Unit Awards, including rules pertaining to the termination of employment (by retirement, disability, death or otherwise) of a Holder prior to expiration of the Unit Forfeitures Restrictions. Such additional terms, conditions or restrictions, if any, shall be set forth in a Restricted Stock Unit Agreement made in conjunction with the Award.

(d) Settlement of Restricted Stock Units. Unless provided otherwise in a Restricted Stock Unit Agreement, settlement of a vested Restricted Stock Unit Award or, if an Award provides for partial vesting, the vested portion of such Award shall be satisfied in a single payment or delivery of cash or shares of Common Stock (as provided in the Restricted Stock Unit Agreement) on the second business day after the Award or portion of the Award vests.

(e) Restricted Stock Unit Agreements. At the time any Award is made under this Paragraph IX, the Company and the Holder shall enter into a Restricted Stock Unit Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may, in its sole discretion, determine to be appropriate. The terms and provisions of the respective Restricted Stock Unit Agreements need not be identical. Subject to the consent of the Holder, the Committee may, in its sole discretion, amend an outstanding Restricted Stock Unit Agreement at any time and from time to time in any manner that is not inconsistent with the provisions of this Plan.

(f) Payment for Common Stock. The Committee shall determine the amount and form of any payment for Common Stock received upon settlement of a Restricted Stock Unit Award, provided that, in the absence of such determination, a Holder shall not be required to make any payment for Common Stock received upon settlement of a Restricted Stock Unit Award except to the extent otherwise required by law.

X. RECAPITALIZATION OR REORGANIZATION

(a) No Effect on Right or Power. The existence of this Plan and the Awards granted hereunder shall not affect in any way any right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s or any subsidiary’s capital structure or its business, any merger or consolidation of the Company or any subsidiary, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any subsidiary or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

(b) Subdivision or Consolidation of Shares; Stock Dividends. The shares with respect to which Options may be granted are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration of an Option theretofore granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company that is not otherwise covered by Paragraph X(c), the number of shares of Common Stock with respect to which such Option may thereafter be exercised (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased. If, prior to the vesting of a Restricted Stock Unit Award, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares reflected by the Restricted Stock Unit Award (i) in the event of an increase in the number of outstanding shares shall be proportionately increased and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced. Any fractional share resulting from such adjustments shall be rounded down to the next whole share.

(c) Recapitalizations. If the Company recapitalizes, reclassifies its capital stock or otherwise changes its capital structure, the number and class of shares of Common Stock covered by an Option theretofore granted or reflected by a Restricted Stock Unit Award shall be adjusted so that such Option shall thereafter cover or such Restricted Stock Unit Award shall thereafter reflect the number and class of shares of stock and securities to which the Holder would have been entitled pursuant to the terms of such transaction if, immediately prior to such transaction, the Holder had been the holder of record of the number of shares of Common Stock then covered by such Option or reflected by such Restricted Stock Unit Award.

(d) Change of Control; Automatic Vesting of Awards. Except to the extent specifically set forth in an Award Agreement, effective upon a Change of Control (i) all Restricted Stock Awards and Restricted Stock Unit Awards then outstanding shall automatically be fully vested and nonforfeitable and (ii) all Options then outstanding shall automatically be fully exercisable.

(e) Change of Control; Discretionary Actions. Effective upon or immediately prior to a Change of Control, the Committee, acting in its sole discretion without the consent or approval of any Holder, may effect one or more of the following alternatives with respect to outstanding Options, which alternatives may vary among individual Holders and which may vary among Options held by any individual Holder: (i) cancel some or all of the outstanding Options as of such time and cause the Company to pay to each Holder an amount of cash per share equal to the excess, if any, of the Change of Control Value of the shares subject to such Option over the exercise price(s) under such Options for such shares, (ii) make such adjustments to Options then outstanding as the Committee deems appropriate, in its sole discretion, to reflect such Change of Control, or (iii) provide that the number and class of shares of Common Stock covered by an outstanding Option be adjusted so that such Option thereafter covers the number and class of shares of stock or other securities or property (including cash) to which the Holder would have been entitled pursuant to the terms of the agreement of merger, consolidation or sale of assets and dissolution if, immediately prior to such transaction, the Holder had been the holder of record of the number of shares of Common Stock then covered by such Option. The provisions of Paragraphs X(d) and X(e) shall not terminate any rights of the Holder to further payments pursuant to any other agreement with the Company following a Change of Control.

(f) Other Changes in the Common Stock. If the outstanding Common Stock is changed by reason of a recapitalization, reorganization, merger, consolidation, combination, split-up, split-off, spin-off, exchange, distribution to the holders of Common Stock or other relevant change in capitalization occurring after the date of the grant of any Award and not otherwise provided for by this Paragraph X, such Award and any agreement evidencing such Award shall be subject to adjustment by the Committee at its sole discretion as to the number and price of shares of Common Stock or other consideration subject to or reflected by such Award. If the outstanding Common Stock is so changed, or upon the occurrence of any other event described in this Paragraph X or a Change of Control, the aggregate number of shares available under this Plan and the maximum number of shares that may be subject to or reflected by Awards granted to any one individual shall be appropriately adjusted to the extent, if any, determined by the Committee in its sole discretion, which determination shall be conclusive.

(g) Stockholder Action. Any adjustment provided for in this Paragraph X shall be subject to any required stockholder action.

(h) No Adjustments unless Otherwise Provided. Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to or reflected by Awards theretofore granted or the purchase price per share, if applicable.

XI. AMENDMENT AND TERMINATION OF THIS PLAN

The Board may, in its sole discretion, terminate this Plan at any time with respect to any shares of Common Stock for which Awards have not theretofore been granted. The Board shall have the right to alter or amend this Plan or any part hereof from time to time; provided that no change in this Plan may be made that would impair the rights of a Holder with respect to an Award theretofore granted without the consent of such Holder; and provided further that the Board may not, without the approval of the stockholders of the Company, amend this Plan to (a) increase the maximum aggregate number of shares that may be issued under this Plan, (b) change the class of individuals eligible to receive Awards under this Plan, (c) change or delete Paragraph VII(f), (d) increase the maximum number of shares of Common Stock that may be subject to or reflected by Awards granted to any one individual during any calendar year, (e) permit the award of shares of Common Stock other than in the form of a Restricted Stock Award, (f) provide for additional types of awards, (g) permit the price at which a share of Common Stock may be purchased upon exercise of an Option to be less than the Fair Market Value of a share of Common Stock on the date such Option is granted, (h) allow a shorter vesting period than permitted under Paragraph V(a) or (i) alter or otherwise change any provision of this Paragraph XI.

XII. MISCELLANEOUS

(a) No Right To An Award. Neither the adoption of this Plan nor any action of the Board or of the Committee shall be deemed to give any employee any right to be granted an Option, a right to a Restricted Stock Award, a right to a Restricted Stock Unit Award or any other rights hereunder except as may be evidenced by an Option Agreement, a Restricted Stock Agreement or a Restricted Stock Unit Agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the performance of its obligations under any Award.

(b) No Employment Rights Conferred; Employment Relationship. Nothing contained in this Plan shall (i) confer upon any employee any right with respect to continuation of employment with the Company or any subsidiary or (ii) interfere in any way with the right of the Company or any subsidiary to terminate his or her employment at any time. An employee shall be considered to have terminated employment for purposes of this Plan if such employee’s employer ceases to be a parent or subsidiary corporation of the Company (as defined in section 424 of the Code).

(c) Other Laws; Withholding. The Company shall not be obligated to issue any Common Stock pursuant to any Award granted under this Plan at any time when the shares covered by such Award have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules and regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules and regulations available for the issuance and sale of such shares. No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid. The Company may (i) withhold, or cause to be withheld, from any payment to a Holder by or on behalf of the Company or any of its subsidiaries or (ii) require a Holder to pay to the Company or any of its subsidiaries any amount necessary to satisfy all tax withholding obligations arising under applicable local, state or federal laws with respect to an Award granted to such Holder.

(d) No Restriction on Corporate Action. Nothing contained in this Plan shall be construed to prevent the Company or any of its subsidiaries from taking any corporate action that is deemed by the Company or any such subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on this Plan or any Award under this Plan. No employee, beneficiary or other Person shall have any claim against the Company or any of its subsidiaries as a result of any such action.

(e) Restrictions on Transfer. An Award (other than an Incentive Stock Option, which shall be subject to the transfer restrictions set forth in Paragraph VII(c)) shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or (iii) with the consent of the Committee.

(f) Governing Law. This Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.

(g) Section 409A Compliance. The Company intends that any Award granted under this Plan either (a) comply (in form and operation) with section 409A of the Code and the regulations, rulings and other guidance issued thereunder (the “Requirements”) or (b) be exempt from the application of the Requirements. Any ambiguities in this Plan shall be construed to effect the intent as described in this Paragraph XII(g). If any provision of this Plan is found to be in violation of the Requirements, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render such provision in conformity with the Requirements, or shall be deemed excised from this Plan, and this Plan shall be construed and enforced to the maximum extent permitted by the Requirements as if such provision had been originally incorporated in this Plan as so modified or restricted, or as if such provision had not been originally incorporated in this Plan, as the case may be.

APPENDIX B
NEWFIELD EXPLORATION COMPANY
2009 NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN

I. PURPOSE OF THIS PLAN

This Newfield Exploration Company 2009 Non-Employee Director Restricted Stock Plan (this “Plan”) is intended to promote the interests of Newfield Exploration Company, a Delaware corporation (the “Company”), by enhancing the ability of the Company to attract and retain the services of individuals as directors of the Company who are essential for the growth and profitability of the Company.

II. DEFINITIONS

Unless the context otherwise indicates, the following definitions shall apply to this Plan:

(a) “2000 Plan” means the Company’s 2000 Non-Employee Director Restricted Stock Plan, as amended.

(b) “Award Amount” means (i) with respect to an Annual Grant, (A) on the date of the Company’s 2009 annual meeting of stockholders, $100,000 and (B) with respect to each future annual meeting of stockholders, an amount determined in advance of such meeting by resolution of the Committee and (ii) with respect to a New Director Grant, the lowest Award Amount for the most recent Annual Grant. If the Chairman of the Board of the Company is a Non-Employee Director at the time of an Annual Grant, the Award Amount for such director may be greater than the Award Amount for the other Non-Employee Directors (any such greater amount, an “Annual Chairman Grant”).

(c)  “Board” means the Board of Directors of the Company.

(d)  “Committee” means the Nominating & Corporate Governance Committee of the Board.

(e)  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(f) “Disability” means the inability to perform duties and services as a director of the Company by reason of a medically determined physical or mental impairment supported by medical evidence which in the opinion of the Committee can be expected to result in death or which can be expected to last for a continuous period of not less than 12 months.

(g)  “Fair Market Value” means as of any specified date, the closing price of the Stock on the New York Stock Exchange (or, if the Stock is not then listed on such exchange, such other national securities exchange on which the Stock is then listed) on that date, or if no prices are reported on that date, on the last preceding date on which such prices of the Stock are reported.

(h) “Forfeiture Restrictions” means the conditions applicable to Restricted Shares, including the prohibitions against sale or other disposition of Restricted Shares and the corresponding obligation of the Non-Employee Director to forfeit his or her ownership of or right to such shares and to surrender such shares to the Company if the Non-Employee Director fails to satisfy such conditions.

(i) “Non-Employee Director” means a director of the Company who is not otherwise an employee of the Company or any of its Subsidiaries.

(j) “Restricted Shares” means shares of Stock granted under this Plan that are subject to Forfeiture Restrictions.

(k) “Rule 16b-3” means Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act or any successor rule or regulation thereto as in effect from time to time.

(l) “Stock” means the Common Stock, par value $.01 per share, of the Company and may consist of authorized but unissued shares of Stock or previously issued shares of Stock reacquired and held by the Company or any of its Subsidiaries.

(m) “Subsidiary” means any subsidiary corporation as defined in section 424(f) of the Internal Revenue Code of 1986, as amended.

III. ADMINISTRATION OF THIS PLAN

This Plan shall be administered by the Committee. The Committee is authorized to interpret this Plan and may from time to time adopt such rules, regulations, forms and agreements, consistent with the provisions of this Plan, as it may deem advisable to carry out this Plan.

IV. ELIGIBILITY OF NON-EMPLOYEE DIRECTORS

Restricted Shares shall be issued under Paragraph VI of this Plan only to individuals who are Non-Employee Directors. Restricted Shares may not be granted to a Non-Employee Director if such director has been an employee of the Company or any of its Subsidiaries for any part of the calendar year preceding the calendar year in which such grant is to be made.

V. SHARES SUBJECT TO THIS PLAN

The aggregate number of shares of Stock that may be issued under this Plan may not exceed 200,000 shares. Any of such shares that remain unissued at the termination of this Plan shall cease to be subject to this Plan. If shares issued under Paragraph VI of this Plan are forfeited to the Company, such shares shall again become available for issuance under this Plan to the extent permissible under Rule 16b-3. The aggregate number of shares that may be issued under this Plan shall be adjusted to reflect a change in capitalization of the Company, such as stock dividends or stock splits. Until termination of this Plan, the Company shall make available at all times a sufficient number of shares to meet the requirements of this Plan.

VI. GRANTS OF RESTRICTED SHARES AND FORFEITURE RESTRICTIONS

(a) Grants of Restricted Shares.  Subject to the limitation of the number of shares of Stock set forth in Paragraph V, (i) as of the date of the annual meeting of stockholders of the Company in each year that this Plan is in effect as provided in Paragraph VIII hereof, each Non-Employee Director who is in office immediately after such meeting shall receive a number of Restricted Shares determined by dividing (A) the applicable Award Amount for such Non-Employee Director by (B) the Fair Market Value on the date of the annual meeting of stockholders, rounded down to the nearest whole number, subject to the terms set forth below (an “Annual Grant”), (ii) each Non-Employee Director who is appointed to the Board by the Board for the first time after the 2009 annual meeting of stockholders (and not in connection with an annual meeting of stockholders) shall receive, without the exercise of the discretion of any persons or person, a number of Restricted Shares determined by dividing (A) the applicable Award Amount by (B) the Fair Market Value on the effective date of his or her appointment as a director, rounded down to the nearest whole number, effective as of his or her date of appointment as a director, subject to the terms set forth below (a “New Director Grant”) and (iii) the Committee may grant any Non-Employee Director who is appointed Chairman of the Board of the Company for the first time after the 2009 annual meeting of stockholders a number of Restricted Shares determined by the Committee at the time of such appointment (a “New Chairman Grant”). Any nominee Non-Employee Director may make an irrevocable written election in advance of election or appointment to the Board not to receive a grant of Restricted Shares pursuant to this Paragraph VI(a)).

(b) Forfeiture Restrictions and Other Terms and Conditions. The following provisions are applicable to the Restricted Shares issued pursuant to Paragraph VI(a):

(i) Restricted Shares shall not be sold, assigned, pledged, or otherwise transferred to the extent then subject to the Forfeiture Restrictions.

(ii) The Forfeiture Restrictions shall lapse as to each grant of Restricted Shares on the day before the date of the first annual meeting of stockholders following the date of issuance of such Restricted   Shares, provided that the lapse conditions described below have been satisfied.

(iii) The Forfeiture Restrictions shall lapse as provided above only if (A) with respect to an Annual Grant or a New Director Grant, the Non-Employee Director to whom the Restricted Shares were granted remains a Non-Employee Director of the Company continuously from the date of issuance of the Restricted Shares through such lapse date and (B) with respect to an Annual Chairman Grant or a New Chairman Grant, the Non-Employee Director to whom the Restricted Shares were granted remains a Non-Employee Director and Chairman of the Board of the Company continuously from the date of issuance of the Restricted Shares through such lapse date; provided, however, that, in each of the foregoing cases, if a Non-Employee Director terminates as a director by reason of death or Disability, the Forfeiture Restrictions on all Restricted Shares issued to such Non-Employee Director shall lapse as of the date of his or her termination as a director. To the extent that the lapse conditions are not satisfied as of a given lapse date, the Non-Employee Director shall for no consideration forfeit and surrender to the Company all of the Restricted Shares that are then subject to Forfeiture Restrictions.

(iv) Restricted Shares shall be evidenced by the issuance of a stock certificate, which shall be registered in the name of the Non-Employee Director and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Shares.  The Company shall retain custody of the stock certificate until the Forfeiture Restrictions lapse. Promptly after the Forfeiture Restrictions lapse, the Company shall deliver such stock certificate to the Non-Employee Director.

(v) If the number of shares of Stock available for grants under this Plan is insufficient to make all grants provided for in this Paragraph VI, then (A) all Non-Employee Directors who are entitled to a grant shall share pro rata, based on the Award Amount of each such Non-Employee Director, in the number of shares of Stock then available for grant, if any, (B) no Non-Employee Director shall have the right to receive a grant with respect to any deficiency in the number of available shares of Stock and (C) no further grants under this Paragraph VI shall thereafter be made.

(vi) It is intended that this Plan meet the requirements of Rule 16b-3 and that any Non-Employee Director who is eligible to receive a grant of Restricted Shares or to whom a grant of Restricted Shares is made pursuant to this Paragraph VI will not for such reason cease to be a “disinterested person” within the meaning of Rule 16b-3 with respect to this Plan and other stock-related plans of the Company.

VII. SHARES RECEIVED IN REORGANIZATION OR STOCK SPLIT

The prohibitions of Paragraph VI shall not apply to the transfer of Restricted Shares pursuant to a plan of reorganization of the Company, but the stock or securities received in exchange therefor, and any Stock received as a result of a stock split or stock dividend with respect to Restricted Shares, shall also become Restricted Shares subject to the Forfeiture Restrictions and provisions governing the lapsing of such Forfeiture Restrictions applicable to the original shares granted to the Non-Employee Director for all purposes of this Plan and the certificates representing such additional shares shall be legended to show such restrictions. Notwithstanding the foregoing, if (a) the Company shall not be the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity other than an entity that was previously wholly owned by the Company), (b) the Company sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any other person or entity (other than a wholly owned subsidiary of the Company) or (c) the Company is to be dissolved and liquidated, then effective as of the effective date of such merger, consolidation, dissolution and liquidation, or sale, all Forfeiture Restrictions on all Restricted Shares shall lapse.

VIII. TERM OF PLAN

This Plan shall be effective upon its approval by the stockholders of the Company at the Company’s 2009 annual meeting of stockholders. If so approved, (a) grants shall be made to the Non-Employee Directors elected or re-elected as directors of the Company at such annual meeting under Paragraph VI and (b) the 2000 Plan shall terminate without any further action by the Board.  If this Plan is not approved by the stockholders of the Company at the Company’s 2009 annual meeting of stockholders, this Plan shall not take effect and shall be void and the 2000 Plan shall remain in effect in accordance with its terms. Unless sooner terminated under the provisions of Paragraph XI, no Restricted Shares shall be issued under Paragraph VI after the expiration of ten years from the effective date of this Plan.

IX. RIGHTS AS STOCKHOLDER

Upon issuance of Restricted Shares to a Non-Employee Director, except with respect to the Forfeiture Restrictions, such Non-Employee Director shall have all the rights of a stockholder of the Company with respect to such Restricted Shares, including the right to vote such Restricted Shares and to receive all dividends or other distributions paid with respect to such Restricted Shares.

X. WITHHOLDING TAX

To the extent the issuance of shares of Stock or the lapse of Forfeiture Restrictions results in the receipt of compensation by a Non-Employee Director, the Company is authorized to withhold from any other cash compensation then or thereafter payable to such Non-Employee Director any tax required to be withheld by reason of the receipt of compensation resulting from the issuance of shares or the lapse of Forfeiture Restrictions.

Alternatively, a Non-Employee Director may authorize the Company to retain or withhold sufficient shares of Stock otherwise receivable by the Non-Employee Director from the Company with respect to Restricted Shares or may deliver to the Company sufficient shares of Stock to enable the Company to satisfy any such withholding requirement.

XI. AMENDMENT OR TERMINATION OF PLAN

The Board in its discretion may terminate this Plan at any time with respect to any shares of Stock that are not then subject to an outstanding grant of Restricted Shares. The Board shall have the right to alter or amend this Plan or any part hereof from time to time; provided that no change may be made that would impair the rights of a Non-Employee Director to whom Restricted Shares have theretofore been granted without the consent of such Non-Employee Director; and provided further that the Board may not make any alteration or amendment that would materially increase the benefits accruing to participants under this Plan, increase the aggregate number of shares of Stock that may be issued under this Plan (other than an increase reflecting a stock dividend, stock split or similar recapitalization of the Company), change the class of individuals eligible to receive Restricted Shares or extend the maximum period during which Restricted Shares may be granted without the approval of the stockholders of the Company. Notwithstanding the foregoing, this Plan shall not be amended more than once every six months other than to comport with changes in the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974, as amended, or the regulations issued thereunder.

XII. GOVERNMENT REGULATIONS

Notwithstanding any provisions hereof to the contrary, the obligations of the Company to deliver shares of Stock under this Plan shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges on which the Stock is traded.

NEWFIELD EXPLORATION COMPANY 363 N. SAM HOUSTON PKWY E. SUITE 100 HOUSTON, TX 77060
SUBMIT A PROXY BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 6, 2009 (other than  401(k) plan participants).  Have your proxy card in hand  when  you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

SUBMIT A PROXY BY PHONE - 1-800-690-6903
Use any touch-tone   telephone   to transmit  your voting instructions  up until
11:59  P.M. Eastern  Daylight Time  on  May 6, 2009  (other  than  401(k) plan participants).

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid  envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes
Way, Edgewood,  NY 11717.

401(K) PLAN PARTICIPANTS
All votes by 401(k) plan participants submitted  over the Internet, by phone or mail must be received by 11:59  P.M. Eastern Daylight Time on May 1, 2009.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by us in mailing proxy materials,
you can  consent  to  receiving all future  proxy statements,   proxy cards  and
annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, please  follow the  instructions  above  to vote using the  Internet  and,
when  prompted,   indicate  that  you agree  to receive or access proxy materials electronically in future  years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
__ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
NEWFIELD EXPLORATION COMPANY
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2, 3 AND 4.
1.	ELECTION OF DIRECTORS	For	Against	Abstain			For	Against	Abstain
	Nominees:
	1a. David A. Trice	[ ]	[ ]	[ ]		1j. Thomas G. Ricks	[ ]	[ ]	[ ]
	1b. Lee K. Boothby	[ ]	[ ]	[ ]		1k. Juanita F. Romans	[ ]	[ ]	[ ]
	1c. Philip J. Burguieres	[ ]	[ ]	[ ]		1l. C. E. (Chuck) Shultz	[ ]	[ ]	[ ]
	1d. Pamela J. Gardner	[ ]	[ ]	[ ]		1m. J. Terry Strange	[ ]	[ ]	[ ]
	1e. Dennis R. Hendrix 1f. John Randolph Kemp III	[ ] [ ]	[ ] [ ]	[ ] [ ]	2.	Proposal to approve the Newfield Exploration Company 2009 Omnibus Stock Plan.	[ ]	[ ]	[ ]
	1g. J. Michael Lacey 1h. Joseph H. Netherland	[ ] [ ]	[ ] [ ]	[ ] [ ]	3.	Proposal to approve the Newfield Exploration Company 2009 Non-Employee Director Restricted Stock Plan.	[ ]	[ ]	[ ]
	1i. Howard H. Newman	[ ]	[ ]	[ ]	4.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP, independent registered public accounting firm, as independent auditors for the year ending December 31, 2009.	[ ]	[ ]	[ ]
For address changes and/or comments, please check this box and write them on the back where indicated.				[ ]
Please indicate if you plan to attend this meeting.			[ ] Yes	[ ] No	5.	In their discretion, the Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

Please sign your name exactly as it appears hereon.  When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and our 2008 Annual Report (which includes our annual report on Form 10-K for the year ended December 31, 2008) are available at http://phx.corporate-ir.net/phoenix.zhtml?c=63798&p=proxy.

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NEWFIELD EXPLORATION COMPANY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
May 7, 2009

The undersigned   stockholder  of Newfield Exploration Company  (herein,  the  "Company")   hereby  makes,  constitutes  and  appoints  Terry  W. Rathert,  Brian L. Rickmers and John D. Marziotti, and each  of them,  lawful attorneys  and proxies of the undersigned,  with full power  of substitution,  for and in name,  place and stead  of the  undersigned  to vote the  number  of shares of Company  Common  Stock that  the  undersigned  would be entitled  to vote if personally present  at the annual  meeting  of stockholders  to be held in the  Williams  Resource  Center  Theater  of the  Company's  Mid-Continent  office located  at  One Williams Center, Tulsa, Oklahoma  on May 7, 2009,  at 11:00  a.m.,  Central Daylight Time, and at any adjournment(s)  or postponement(s)   thereof,  on the matters  set forth on the reverse  side.

This proxy,  when properly executed or submitted over the Internet or by telephone, will be voted in the manner directed herein by the undersigned stockholder.  If no direction is made, this proxy will be voted FOR items 1, 2, 3 and 4 (other than 401(k) plan participants discussed below).  If any other matters properly come before the meeting, the Proxies will vote as recommended by our Board or, if there is no recommendation, in their discretion.

If shares of Company Common Stock are issued to or held for the account of the undersigned under employee plans and voting rights attach to such shares (any of such plans, a "Voting  Plan”), then the undersigned hereby directs the respective fiduciary of each applicable Voting Plan to vote all shares of Company Common Stock in the undersigned’s name and/or account under such Voting Plan in accordance with the instructions given herein, at the annual meeting and at any adjournments or postponements thereof, on all matters properly coming before the annual meeting, including but not limited to the matters set forth on the reverse side.

The plan administrator  for the  Company’s 401(k) plan will direct the trustee to vote shares  as to which no instructions  are received in proportion to voting directions received by the trustee from all participants who vote.

Address  Changes/Comments:

____________________________________________________________________________________________________________________
(If you noted  any Address Changes/Comments   above,  please mark corresponding  box on the reverse side.)

CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE